As filed with the U.S. Securities and Exchange Commission on June 14, 2022.
Registration
No. 333-258358

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enovix Corporation
(Exact name of registrant as specified in its charter)

Delaware	3359	85-3174357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3501 W. Warren Avenue
Fremont, CA 94538
Telephone: (510)
695-2350
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harrold Rust
President and Chief Executive Officer
Enovix Corporation
3501 W. Warren Avenue
Fremont, CA 94538
Telephone: (510)
695-2350
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward J. Hejlek Chief Legal Officer, General Counsel and Secretary Enovix Corporation 3501 W. Warren Avenue Fremont, CA 94538 Telephone: (510) 695-2350	Matthew B. Hemington John T. McKenna Miguel J. Vega Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Telephone: (650) 843-5000 Fax: (650) 849-7400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On August 2, 2021, Enovix Corporation (the “
Company
”) filed a registration statement on Form
S-1
(File No. 333-258358)
(as amended, the “
Registration Statement
”) with the U.S. Securities and Exchange Commission (the “
SEC
”). The Registration Statement was declared effective by the SEC on August 9, 2021.
Pursuant to the Registration Statement, the Company registered, among other things, its issuance of up to 11,500,000 shares of its common stock, $0.0001 par value per share (the “
Common Stock
”), issuable upon the exercise of 11,500,000 warrants originally issued in the initial public offering of Rodgers Silicon Valley Acquisition Corp. (the “
Public Warrants
”). On January 7, 2022, the Company redeemed all remaining unexercised Public Warrants in accordance with their terms. Accordingly, the Company has terminated all offerings of the 11,500,000 shares of Common Stock issuable upon the exercise of the Public Warrants.
This Post-Effective Amendment No. 1 to Form
S-1
(“
Post-Effective Amendment No.
 1
”) is being filed in order to (i) remove from registration the 11,500,000 shares of Common Stock issuable upon exercise of the Public Warrants that were registered on the Registration Statement and (ii) include information contained in the Company’s Annual Report on Form
10-K
for the fiscal year ended January 2, 2022 filed with the SEC on March 25, 2022 and Quarterly Report on Form
10-Q
for the quarterly period ended April 3, 2022 filed with the SEC on May 18, 2022 and to update certain other information in the Registration Statement.
The information included in this Post-Effective Amendment No. 1 amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on August 2, 2021.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 14, 2022
PRELIMINARY PROSPECTUS

Up to 66,655,781 Shares of Common Stock
(Including up to 6,000,000 Shares of Common Stock Issuable Upon Exercise of Warrants)
Up to 6,000,000 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of up to 6,000,000 shares of our common stock, $0.0001 par value per share (the “
Common Stock
”), that are issuable upon the exercise of 6,000,000 warrants (the “
Private Placement Warrants
”) originally issued in a private placement to the initial stockholder of Rodgers Capital, LLC (the “
Sponsor
”) in connection with the initial public offering of Rodgers Silicon Valley Acquisition Corp. (“
RSVAC
”). On January 7, 2022, we redeemed all remaining unexercised public warrants originally issued in the initial public offering of RSVAC (the “
Public Warrants
”) in accordance with the terms of the Public Warrants. As of January 7, 2022, no Public Warrants remain outstanding. We will receive the proceeds from any exercise of any Private Placement Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “S elling Securityholders
”) of

•	up to 66,655,781 shares of Common Stock consisting of

•	up to 12,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“ Subscription Agreements ”) entered into on February 22, 2021,

•	up to 6,000,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants,

•	up to 736,769 shares of Common Stock issuable upon the exercise of stock options,

•	up to 5,750,000 shares of Common Stock issued pursuant to that certain Subscription Agreement, dated September 24, 2020, by and between the Company and the Sponsor, and

•
up to 41,669,012 shares of Common Stock issued pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among the Company, RSVAC Merger Sub Inc. and Enovix Operations Inc. (f/k/a Enovix Corporation) and subject to that certain Amended and Restated Registration Rights Agreement, dated July 14, 2021, between us and certain Selling Securityholders granting such holders registration rights with respect to such shares, and

•
up to 6,000,000 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Private Placement Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Private Placement Warrants. See the section titled “
Plan of Distribution.
”
The Common Stock is listed on The Nasdaq Global Select Market under the symbol “ENVX.” On June 13, 2022, the last reported sales price of Common Stock was $11.31 per share.
We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “
Risk Factors
” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 14, 2022

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission (the “
SEC
”). Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Private Placement Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Private Placement Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “
Where You Can Find More Information.
”
On July 14, 2021, Legacy Enovix, a Delaware corporation, RSVAC and Merger Sub (as such terms are defined below) consummated the transactions contemplated by the Merger Agreement (as defined below), following the approval at a special meeting of the shareholders of RSVAC held on July 12, 2021. Pursuant to the terms of the Merger Agreement, a Business Combination (as defined below) of Legacy Enovix and RSVAC was effected through the merger of Merger Sub with and into Legacy Enovix, with Legacy Enovix surviving as a wholly owned subsidiary of RSVAC. Prior to the Closing Date (as defined below), RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Enovix,” “we,” “us,” “our” and similar terms refer to Enovix Corporation (f/k/a Rodgers Silicon Valley Acquisition Corp.) and its consolidated subsidiaries (including Legacy Enovix). References to “RSVAC” refer to the predecessor company prior to the consummation of the Business Combination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements provide Enovix’s current expectations or forecasts of future events. Forward-looking statements include statements about Enovix’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Enovix in this prospectus include, but are not limited to, statements about:

•
our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	our financial and business performance;

•	our service revenue and projections thereof;

•	our ability to convert our revenue funnel to purchase orders and revenue;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the future demand for lithium-ion battery solutions;

•	our ability to meet the expectations of new and current customers;

•	our ability to achieve broader market acceptance for our products;

•	the effect of the coronavirus (“ COVID-19 ”) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on our business;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•
our ability to meet milestones and deliver on our objectives and expectations, the implementation, market acceptance and success of our business model and growth strategy, various addressable markets, market opportunity and the expansion of our customer base;

•	our ability to build and scale our advanced silicon-anode lithium-ion battery, our production and commercialization timeline

•
our placement of equipment orders for our next-generation manufacturing line, the speed of and space requirements for our next-generation manufacturing line relative to our existing lines at
Fab-1
in Fremont;

•
our ability to attract and hire additional service providers, the strength of our brand, the build out of additional production lines, our ability to optimize our manufacturing process, our future product development and roadmap;

•	our ability to raise capital;

•	developments and projections relating to our competitors and industry;

•	the impact of government laws and regulations and liabilities thereunder;

•	the outcome of any known and unknown litigation and regulatory proceedings; and

•	other risks and uncertainties set forth in the section titled “ Risk Factors ” as set forth in this prospectus, which is incorporated herein by reference.
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that Enovix “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

FREQUENTLY USED TERMS
“
Business Combination
” means the business combination pursuant to the Merger Agreement.
“
Closing
” means the closing of the Business Combination.
“
Closing Date
” means July 14, 2021, the date on which the Closing occurred.
“
Code
” means the Internal Revenue Code of 1986, as amended.
“
Effective Time
” means the time at which the Business Combination became effective pursuant to its terms.
“
Enovix
” means Enovix Corporation, a Delaware corporation.
“
Enovix Common Stock
” or “
Common Stock
”
means common stock of Enovix, $0.0001 par value.
“
Founder Shares
” means the outstanding shares of RSVAC Common Stock held by the Sponsor, RSVAC’s directors and affiliates of our management team since September 2020.
“
Legacy Enovix
” means Enovix Corporation, a Delaware corporation, prior to the consummation of the Business Combination.
“
Merger Agreement
” means the Agreement and Plan of Merger, dated as of February 22, 2021, by and among RSVAC, Merger Sub and Enovix.
“
Merger Sub
” means RSVAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of RSVAC.
“
PIPE Financing
” refers to the sale of shares of Common Stock in a private placement concurrent with the Business Combination, pursuant to those certain Subscription Agreements with RSVAC, pursuant to which the Subscribers purchased 12,500,000 shares of Common Stock at a purchase price of $14.00 per share.
“
PIPE Shares
” means an aggregate of 12,500,000 shares of Common Stock issued to the Subscribers in the PIPE Financing.
“
Private Placement Warrants
” means the warrants issued in the Private Placement to the Sponsor.
“
Public Warrants
” means warrants underlying the Units issued in the RSVAC IPO, each of which entitled the holder to purchase one share of Common Stock at a price of $11.50 per share.
“
RSVAC
” means Rodgers Silicon Valley Acquisition Corp., a Delaware corporation (which was re-named
Enovix Corporation in connection with the consummation of the Business Combination).
“
RSVAC Common Stock
” means common stock of RSVAC, $0.0001 par value.
“
RSVAC IPO
” means RSVAC’s initial public offering.
“
Sponsor
” means Rodgers Capital, LLC, a Delaware limited liability company.
“
Warrants
” means, collectively, the Public Warrants and the Private Placement Warrants.

v

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Overview
Enovix has designed, developed and sampled advanced
Lithium-ion,
or
Li-ion,
batteries, with energy densities that are five years ahead of current industry standard batteries of similar size. “Energy density” is measured as the product of the power a battery puts out in watts times the number of hours the battery can put out that power, divided by the volume (size) of the battery measured in liters. The units of energy density are thus watt-hours per liter or Wh/l. As of January 2, 2022, we estimate that our current battery products deliver
24%-133%
greater energy density than the batteries in several categories of available consumer electronics products.
This energy density breakthrough alters a
30-year
Li-ion
battery industry trajectory of modest (4.2%) annual
Li-ion
battery energy density improvements through 2021. Assuming this industry improvement rate of 4.2% per year continues, and our estimated greater energy density, it would require five years for the industry to reach energy densities equivalent to our current batteries at similar size. We expect that market-leading mobile computing customers will use our technology variously to enhance the feature set of their products, reduce their size and weight, or alternatively to extend the battery life of their products. In addition, we believe that batteries with increased energy density will enable the next mass market computing platform (Augmented Reality, or A/R) and aid in the adoption of Electric Vehicles (“
EVs
”).
We started development of our technology in early 2007 at a small facility in Fremont, California. Between 2007 and 2011, we developed the core processes and architecture of our battery technology. In 2012, we moved to a larger facility in Fremont, California and began work on the manufacturing approach and plans for our products. This was done in conjunction with partnership and investment from several strategic partners in the solar and semiconductor industries. Between 2012 and 2017, we procured and installed pilot production equipment, representative of the equipment set that would be used in manufacturing. In 2018, we altered our manufacturing approach to a mechanical stacking platform that improved the manufacturability of our products. Since 2018, we have sampled batteries to multiple customers that have validated the performance of our products. In 2020, we started procuring equipment for our first high volume production line (“
Fab-1
”). The first of this equipment began arriving in early 2021.
Fab-1
is now operational, with first production revenue forecasted in the second quarter of 2022. In May 2022, we began ordering our second generation (“
Gen2
”) production line.
We are a development stage company that has no product revenue to date and has incurred net income (loss) of approximately $42.7 million and $(16.2) million for the quarters ended April 3, 2022 and March 31, 2021, respectively, and $(125.9) million and $(39.7) million for the fiscal years 2021 and 2020, respectively. As of April 3, 2022 and January 2, 2022, we had an accumulated deficit of approximately $290.4 million and $333.2 million, respectively.
Background
We were previously known as Rodgers Silicon Valley Acquisition Corp. On July 14, 2021, RSVAC consummated the Business Combination with Legacy Enovix pursuant to the Merger Agreement. In connection with the Closing, RSVAC changed its name to Enovix Corporation. Legacy Enovix was deemed to be the accounting acquirer in the Business Combination. While RSVAC was the legal acquirer in the Business Combination, because Legacy Enovix was deemed the accounting acquirer, the historical consolidated financial statements of Legacy Enovix became the historical consolidated financial statements of the combined company, upon the consummation of the Business Combination.

Immediately prior to the Effective Time, each share of Legacy Enovix common stock that was then issued and outstanding was cancelled and converted into a right to receive the common stock of RSVAC after the Business Combination at the conversion ratio set forth in the Merger Agreement, and all warrants and stock options held by securityholders of Legacy Enovix were cancelled or converted into rights to receive the Common Stock, as set forth in the Merger Agreement. In addition, at the Effective Time, each share of RSVAC Common Stock issued and outstanding as of such time was automatically converted into one share of Common Stock, and each issued and outstanding share of common stock of Merger Sub was converted into and become one validly issued, fully paid and non-assessable
share of common stock of the surviving corporation.
On the Closing Date, a number of purchasers (each, a “
Subscriber
”) purchased from the Company the PIPE Shares, for a purchase price of $14.00 per share and an aggregate purchase price of $175.0 million, pursuant to separate Subscription Agreements entered into effective as of February 21, 2021. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing.
Our Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “ENVX.”
The rights of holders of the Common Stock and Private Placement Warrants are governed by our amended and restated certificate of incorporation, our amended and restated bylaws and the General Corporation Law of the State of Delaware (the “
DGCL
”), and, in the case of the Private Placement Warrants, the Warrant Agreement, dated July 13, 2021, between Enovix and the Computershare Trust Company, N.A., as the warrant agent. See the sections titled “
Description of Our Securities
” and “
Certain Relationships and Related Party Transactions
.”
On January 7, 2022, we redeemed all of the outstanding Public Warrants that had not been exercised as of such date, which resulted in the redemption of 195,640 Public Warrants at a redemption price of $0.01 per warrant following the exercise of 11,304,351 Public Warrants for net proceeds to us of $130.0 million.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “
JOBS Act
”), and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates
equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible
debt in the prior three-year period or (iv) December 31, 2026.
Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “
Securities Act
”), as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates
exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates
equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Summary of Risk Factors
Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “
Risk Factors
” in this prospectus and our other filings with the SEC. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “
Risk Factors
” as part of your evaluation of an investment in our securities:

•	We will need to improve our energy density, which requires us to implement higher energy density materials for both cathodes and anodes, which we may not be able to do.

•	We rely on a new and complex manufacturing process for our operations: achieving production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•
We currently do not have manufacturing facilities to produce our lithium-ion
battery cell in sufficient quantities to meet expected demand, and if we cannot successfully locate and bring an additional facility online, our business will be negatively impacted and could fail.

•
We may not be able to source or establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of our product and negatively impact our business.

•	We may be unable to adequately control the costs associated with our operations and the components necessary to build our lithium-ion battery cells.

•	If our batteries fail to perform as expected, our ability to develop, market and sell our batteries could be harmed.

•
Operational problems with our manufacturing equipment subject us to safety risks which, if not adequately addressed, could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

•
The battery market continues to evolve and is highly competitive, and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

•	If we are unable to attract and retain key employees and qualified personnel, our ability to compete could be harmed.

•	We are an early-stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•	We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

•	We have been, and may in the future be, adversely affected by the global COVID-19 pandemic.

•	We may not have adequate funds to acquire our next manufacturing facility and build it out, and may need to raise additional capital, which we may not be able to do.

•	We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

•	We could face state-sponsored competition from overseas and may not be able to compete in the market on the basis of price.

•
In the past, we have identified material weaknesses in our internal control over financial reporting. If we are unable to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

Corporate Information
Our principal executive offices are located at 3501 W. Warren Avenue, Fremont, CA 94538 and our telephone number is (510)
695-2350.
Our corporate website address is enovix.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Enovix and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable
®
,
™
and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

The Offering
Issuance of Common Stock

Shares of Common Stock offered by us	6,000,000 shares of Common Stock issuable upon the exercise of 6,000,000 Private Placement Warrants.

Shares of Common Stock outstanding prior to exercise of all Warrants	145,245,628 shares (as of July 14, 2021).

Shares of Common Stock outstanding assuming exercise of all Warrants	162,745,628 shares (based on total shares outstanding as of July 14, 2021).

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $69.0 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “
Use of Proceeds
.”
Resale of Common Stock and Private Placement Warrants

Shares of Common Stock offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, and aggregate of 66,655,781 shares of Common Stock, consisting of:

•	up to 12,500,000 PIPE Shares;

•	up to 5,750,000 Founder Shares;

•	up to 6,000,000 shares of Common Stock issuable upon the exercise of the Private Placement Warrants;

•	up to 736,769 shares of Common Stock issuable upon the exercise of stock options; and

•	up to 41,669,012 shares of Common Stock pursuant to the Registration Rights Agreement.

Private Placement Warrants offered by the Selling Securityholders	Up to 6,000,000 of Private Placement Warrants.

Redemption	The Private Placement Warrants are redeemable in certain circumstances. See the section titled “ Description of Our Securities — Warrants. ”

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Private Placement Warrants by the Selling Securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in the section titled “ Risk Factors ” beginning on page 7.

Nasdaq ticker symbol	“ENVX”
For additional information concerning the offering, see the section titled “
Plan of Distribution
” beginning on page 109.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, you should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.
Risks Related to Our Manufacturing and
Scale-Up
We will need to improve our energy density, which requires us to implement higher energy density materials for both cathodes and anodes, which we may not be able to do.
Our roadmap to improve our energy density requires us to implement higher energy density materials for both cathodes and anodes. To successfully use these materials, we will have to optimize our cell designs including, but not limited to formulations, thicknesses, geometries, materials, chemistries and manufacturing techniques. It could take us longer to incorporate these new materials, or we might not be able to achieve every cell performance specification required by customers. Further, we will need to make improvements in packaging technology to achieve our energy density roadmap. These improvements could take longer or be more difficult than forecasted. This could reduce the performance or delay the availability of products to customers. In addition, we have not yet achieved every specification for all of the products we plan to produce in our first year of production. The failure to achieve all of these specifications or adequately address each of these other challenges could impact the performance of our cells or delay the availability of these products to our customers.
We rely on a new and complex manufacturing process for our operations: achieving production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
Although we have developed our
Li-ion
battery technology, we rely heavily on a new and complex manufacturing process for the production of our lithium-ion
battery cells, all of which has not yet been qualified to operate at large-scale manufacturing volumes. The large majority of the process steps that make up our manufacturing process in our Gen1 manufacturing line operate at high yields, but a small number are yielding below 95%. We have also begun placing equipment orders for our Gen2 manufacturing line. It may take longer than expected to install, qualify and release the Gen2 line at a second production facility (“
Fab-2
”) and make modifications to the Gen1 equipment to achieve our goals for throughput and yield. The work required to develop this process and integrate equipment into the production of our lithium-ion
battery cells, including achieving our goals for throughput and yield, is time intensive and requires us to work closely with developers and equipment providers to ensure that it works properly for our unique battery technology. This integration work will involve a significant degree of uncertainty and risk, and we may not be able to achieve our goals for throughput and yield. Further, the integration work may result in the delay in the scaling up of production or result in additional cost to our battery cells.
Both our Fremont pilot manufacturing line and our large-scale Gen1 and Gen2 manufacturing lines require large-scale machinery. Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed.
Unexpected malfunctions of our production equipment may significantly affect the intended operational efficiency. The people needed to remedy these malfunctions may not be readily available. In addition, because this equipment has not been used to build lithium-ion
battery cells, the operational performance and costs associated with this equipment can be difficult to predict and may be influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our products in a timely manner and at prices and volumes acceptable to us, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fires, seismic activity and other natural disasters. Further, we have in the past experienced power outages at our facilities, and if these outages are more frequent or longer in duration than expected it could impact our ability to manufacture batteries in a timely manner.
Even if we are able to successfully complete development of and modify, as necessary, this new and complex manufacturing process, we may not be able to produce our lithium-ion
batteries in commercial volumes in a cost-effective manner.
We currently do not have manufacturing facilities to produce our lithium-ion
battery cell in sufficient quantities to meet expected demand, and if we cannot successfully locate and bring an additional facility online, our business will be negatively impacted and could fail.
Currently, we are completing our manufacturing facility in Fremont, California. Even if we are able to overcome the challenges in designing and refining our manufacturing process, this manufacturing facility will only have two manufacturing lines which will be sufficient to produce batteries in commercial scale, but not in high enough volumes to meet our expected customer demand. We are in the process of locating additional facilities which, if we are able to overcome the challenges in designing and refining our manufacturing process, will have multiple lines to produce commercial volumes of our lithium-ion
batteries to meet our expected customer demands. However, we have not yet located a suitable facility and, even if we are able to do so, there is no guarantee that our manufacturing process will scale to produce lithium-ion
batteries in quantities sufficient to meet demand. Further, even if we are able to locate such a facility, there is no guarantee that we will be able to lease or acquire such a facility on commercially reasonable terms or at all.
Even if we overcome the manufacturing challenges and achieve volume production of our lithium-ion
battery, if the cost, performance characteristics or other specifications of the battery fall short of our or our customers’ targets, our sales, product pricing and margins would likely be adversely affected.
We may not be able to source or establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of our product and negatively impact our business.
We rely on third-party suppliers for components necessary to develop and manufacture our lithium-ion
batteries, including key supplies, such as our anode, cathode and separator materials. We are collaborating with key suppliers but have not yet entered into agreements for the supply of production quantities of these materials. To the extent that we are unable to enter into commercial agreements with these suppliers on beneficial terms, or these suppliers experience difficulties ramping up their supply of materials to meet our requirements, the introduction of our battery will be delayed. To the extent our suppliers experience any delays in providing or developing the necessary materials, we could experience delays in delivering on our timelines.
Our business depends on the continued supply of certain materials for our products and we expect to incur significant costs related to procuring materials required to manufacture and assemble our batteries. The cost of our batteries depends in part upon the prices and availability of raw materials such as lithium, silicon, nickel, cobalt, copper and/or other metals. The prices for these materials fluctuate and their available supply may be unstable depending on market conditions and global demand for these materials, including as a result of increased global production of EVs and energy storage products, recent inflationary pressures, supply chain disruption caused by the
COVID-19
pandemic and war or other armed conflicts, including Russia’s invasion of Ukraine. Moreover, we may not be able to negotiate purchase agreements and delivery lead-times for such materials on advantageous terms. Any reduced availability of these materials or substantial increases in the prices for such materials may increase the cost of our components and consequently, the cost of our products. There can be no assurance that we will be able to recoup increasing costs of our components, including as a result of recent inflationary pressures, by increasing prices, which in turn would increase our operating costs and negatively impact our prospects.
Any disruption in the supply of components or materials could temporarily disrupt production of our batteries until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, labor shortages, the effects of the
COVID-19
pandemic and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis.
Currency fluctuations, trade barriers, trade sanctions, export restrictions, tariffs, embargoes or shortages and other general economic or political conditions may limit our ability to obtain key components for our lithium-ion
batteries or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our results of operations, financial condition and prospects. For example, our factory is located in Fremont, California and our products require materials and equipment manufactured outside the country, including the People’s Republic of China (the “
PRC
”). If tariffs are placed on these materials and equipment, it could materially impact our ability to obtain materials on commercially reasonable terms.
Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.
We may be unable to adequately control the costs associated with our operations and the components necessary to build our lithium-ion
battery cells.
We will require significant capital to develop and grow our business and expect to incur significant expenses, including those relating to raw material procurement, leases, sales and distribution as we build our brand and market our batteries, and general and administrative costs as we scale our operations. Our ability to become profitable in the future will not only depend on our ability to successfully market our lithium-ion
batteries and services, but also to control our costs. A large fraction of the cost of our battery, like most commercial batteries, is driven by the cost of component materials like anode and cathode powder, separator, pouch material, current collectors, etc. It also includes machined parts that are part of the package. We have assumed based on extensive discussions with vendors, customers, industry analysts and independent research, target costs at startup of production and an assumed cost reduction over time. These estimates may prove inaccurate and adversely affect the cost of our batteries.
If we are unable to cost-efficiently manufacture, market, sell and distribute our lithium-ion
batteries and services, our margins, profitability and prospects would be materially and adversely affected. We have not yet produced any lithium-ion
battery cells at volume and our forecasted cost advantage for the production of these cells at scale, compared to conventional lithium-ion
cells, will require us to achieve certain goals in connection with rates of throughput, use of electricity and consumables, yield and rate of automation demonstrated for mature battery, battery material and manufacturing processes, that we have not yet achieved and may not achieve in the future. We are planning on improving the productivity and reducing the cost of our production lines relative to the first line we build. In addition, we are planning continuous productivity improvements going forward. If we are unable to achieve these targeted rates or productivity improvements, our business will be adversely impacted.
Risks Related to Our Customer
Our relationships with our current customers are subject to various risks which could adversely affect our business and future prospects.
Our customers’ products are typically on a yearly or longer refresh cycles. If we miss qualification timing by even a small amount, the impact to our production schedule, revenue and profits could be large. While we intend to pass all qualification criteria, some field reliability risks remain such as cycle life, long-term high-temp storage capacity and swelling, etc. While we have product wins for which we are designing custom products for specific customers, we do not have purchase orders for each of these products. Should we not be able to convert these design wins into orders, our financial performance would be impacted. Batteries are known in the market to have historically faced risk associated with safety (e.g., Samsung Galaxy Note), and therefore customers can be reluctant to take risks on new battery technologies. Since no new battery technology has entered the market for thirty years, it may be difficult for us to overcome customer risk objections. If unanticipated problems arise, it may raise warranty costs and adversely affect revenue and profit.
In addition, one of our customers has exclusive rights to purchase our batteries for use in the augmented reality and virtual reality space through 2024, which could limit our ability to sell batteries to other customers in this space, which may limit our ability to grow our business in the augmented reality and virtual reality space through 2024.

If our batteries fail to perform as expected, our ability to develop, market and sell our batteries could be harmed.
We have experienced a limited number of returns of batteries that have failed to perform as expected. Once commercial production of our lithium-ion
battery cells commences, our batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Our batteries are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our lithium-ion
batteries. There can be no assurance that we will be able to detect and fix any defects in our lithium-ion
batteries prior to the sale to potential consumers. If our batteries fail to perform as expected, we could lose design wins and customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.
Our battery architecture is different than others and may behave differently in certain customer use applications that we have not evaluated. This could limit our ability to deliver to certain applications, including, but not limited to action cameras, portable gaming and smartwatches built for children. In addition, we have limited historical data on the performance and reliability of our batteries over time, and therefore it could fail unexpectedly in the field resulting in significant warranty costs or brand damage in the market. In addition, the electrodes and separator structure of our battery is different from traditional lithium-ion
batteries and therefore could be susceptible to different and unknown failure modes leading our batteries to fail and cause a safety event in the field. Such an event could result in the failure of our end customers’ products as well as the loss of life or property. Such an event could result in severe financial penalties for us, including the loss of revenue, cancelation of supply contracts and the inability to win new business due to reputational damage in the market. In addition, some of our supply agreements require us to fund some or all of the cost of a recall and replacement of end products affected by our batteries.
Our future growth and success depend on our ability to sell effectively to large customers.
Our potential customers are manufacturers of products that tend to be large enterprises. Therefore, our future success will depend on our ability to effectively sell our products to such large customers. Sales to these end-customers
involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer
that elects not to purchase our solutions.
Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.
We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our batteries or our ability to develop, manufacture and deliver batteries, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. Many factors will affect the demand for our batteries. For example, most of the end products in which our batteries are expected to be used are manufactured in the PRC. If the political situation between the PRC and the United States were to deteriorate, it could prevent our customers from purchasing its batteries.

Lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of batteries to our potential customers could be delayed, which would harm our business, financial condition and operating results.
Increases in sales of our
lithium-ion
battery cells may increase our dependency upon specific customers and our costs to develop and qualify our system solutions.
The development of our
lithium-ion
battery cells is dependent, in part, upon successfully identifying and meeting our customers’ specifications for those products. Developing and manufacturing lithium-ion
batteries with specifications unique to a customer increases our reliance upon that customer for purchasing our products at sufficient volumes and prices in a timely manner. If we fail to identify or develop products on a timely basis, or at all, that comply with our customers’ specifications or achieve design wins with customers, we may experience a significant adverse impact on our revenue and margins. Even if we are successful in selling lithium-ion
batteries to our customers in sufficient volume, we may be unable to generate sufficient profit if per-unit
manufacturing costs exceed
per-unit
selling prices. Manufacturing
lithium-ion
batteries to customer specifications requires a longer development cycle, as compared to discrete products, to design, test and qualify, which may increase our costs and could harm our business, financial condition and operating results.
Risks Related to Our Business
We are an early-stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.
We incurred net income (loss) of approximately $42.7 million and $(16.2) million, respectively, for the quarters ended April 3, 2022 and March 31, 2021, and an accumulated deficit of approximately $290.4 million as of April 3, 2022. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant production of our
Li-ion
batteries.
We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things: continue to incur significant expenses in connection with the development of our manufacturing process and the manufacturing of our batteries; secure additional manufacturing facilities and invest in manufacturing capabilities; build up inventories of components for our batteries; increase our sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.
Operational problems with our manufacturing equipment subject us to safety risks which, if not adequately addressed, could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
Operational problems with our manufacturing equipment subject us to safety risks which, if not adequately addressed, could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. We have retained industry experts and designed our factory with appropriate safety precautions to address the fire risk of manufacturing batteries and minimize the impact of any event. Should these precautions be inadequate or an event be larger than expected, we could have significant equipment or facility damage that would impact our ability to deliver product and require additional cash to recover. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
Lithium-ion
battery modules in the marketplace have been observed to catch fire or vent smoke and flame, and such events have raised concerns over the use of such batteries.
We develop
lithium-ion
battery cells for industrial and consumer equipment and intend to supply these lithium-ion
battery cells for industrial and consumer applications. Historically, lithium-ion
batteries in laptops and cellphones have been

reported to catch fire or vent smoke and flames, and more recently, news reports have indicated that several EVs that use high-power lithium-ion
batteries have caught on fire. As such, any adverse publicity and issues as to the use of high-power batteries in automotive or other applications will affect our business and prospects. In addition, any failure of our battery cells may cause damage to the industrial or consumer equipment or lead to personal injury or death and may subject us to lawsuits. We may have to recall our battery cells, which would be time-consuming and expensive. Further, product liability claims, injuries, defects or other problems experienced by other companies in the lithium-ion
battery market could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance.
The battery market continues to evolve and is highly competitive, and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.
The battery market in which we compete continues to evolve and is highly competitive. To date, we have focused our efforts on our silicon anode technology, which is being designed to outperform conventional lithium-ion
battery technology and other battery technologies. However,
lithium-ion
battery technology has been widely adopted, and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion
battery manufacturers may make improvements in energy density faster than they have historically and what we have assumed, continue to reduce cost and expand supply of conventional batteries and therefore reduce our energy density advantage and price premium, which would negatively impact the prospects for our business or negatively impact our ability to sell our products at a market-competitive price and sufficient margins.
There are a number of companies seeking to develop alternative approaches to lithium-ion
battery technology. We expect competition in battery technology to intensify. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of our batteries. If a competing technology is developed that has superior operational or price performance, our business will be harmed. Further, our financial modeling assumes that, in addition to improving our core architecture over time, we are able to retain access to state-of-the-art
industry materials as they are developed. If industry battery competitors develop their own proprietary materials, we would be unable to access these and would lose our competitive advantage in the market. If we fail to accurately predict and ensure that our battery technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our lithium-ion
batteries, our business will be harmed.
We must continue to commit significant resources to develop our battery technology in order to establish a competitive position, and these commitments will be made without knowing whether such investments will result in products potential customers will accept. There is no assurance we will successfully identify new customer requirements or develop and bring our batteries to market on a timely basis, or that products and technologies developed by others will not render our batteries obsolete or noncompetitive, any of which would adversely affect our business and operating results. Further, the battery industry has historically improved the energy density of its products every year at a rate of 4% to 5% per year. If we are unable to improve our energy density at a rate faster than the industry, our competitive advantage will erode.
Customers will be less likely to purchase our batteries if they are not convinced that our business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed in the long term. Accordingly, in order to build and maintain our business, we must maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, market unfamiliarity with our products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding our eventual production and sales performance compared with market expectations.

We could face state-sponsored competition from overseas and may not be able to compete in the market on the basis of price.
One or more foreign governments, including the PRC, have concluded that battery technology and battery manufacturing is a national strategic priority and therefore have instituted official economic policies meant to support these activities. These policies may provide our competitors with artificially lower costs. If these lower costs materialize and enable competitive products to be sold into our markets at prices that, if applied to us, would cause us to become unprofitable, our ability to continue operating could be threatened.
Our failure to keep up with rapid technological changes and evolving industry standards may cause our batteries to become less marketable or obsolete, resulting in a decrease in demand for our batteries.
The lithium-based battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our batteries less marketable or obsolete. Third parties, including our competitors, may improve their technologies or even achieve technological breakthroughs that could decrease the demand for our batteries. Our ability to adapt to evolving industry standards and anticipate future standards and market trends will be a significant factor in maintaining and improving our competitive position and our prospects for growth.
If we are unable to attract and retain key employees and qualified personnel, our ability to compete could be harmed.
Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and, as a relatively small company with key talent residing in a limited number of employees, our operations and prospects may be severely disrupted if we lose any one or more of their services. Further, as we locate our new manufacturing facilities, build it out and bring it online, we will need to hire personnel to staff and maintain this facility with the technical qualifications, which we may not be able to do in the location at which this facility is located. Labor is subject to external factors that are beyond our control, including our industry’s highly competitive market for skilled workers and leaders, cost inflation, the
COVID-19
pandemic and workforce participation rates. As we build our brand and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. While some of our employees are bound by non-competition
agreements, these may prove to be unenforceable. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects. In addition, we are highly dependent on the services of Harrold Rust, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace. If Mr. Rust or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business.
We have been, and may in the future be, adversely affected by the global
COVID-19
pandemic.
We face various risks related to epidemics, pandemics and other outbreaks, including the recent
COVID-19
pandemic. The impact of
COVID-19,
including changes in consumer and business behavior, pandemic fears and market downturns, restrictions on business and individual activities, labor shortages, supply chain disruptions and inflation, has created significant volatility in the global economy and led to reduced economic activity. Certain of our employees have tested positive for
COVID-19
or have come in close contact with individuals with
COVID-19.
If a significant portion of our workforce is unable to work due to
COVID-19
illness, quarantine or other government restrictions in connection with
COVID-19,
our operations may be negatively impacted. The spread of
COVID-19
has also impacted our potential customers and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and device manufacturers. As a result, the effects of the
COVID-19
pandemic could impact the availability of materials and resources necessary to install, bring-up
and supply materials to our first production line.
In response to the
COVID-19
pandemic, many federal, state, local, and foreign governments put in place, and others in the future may put in place, quarantines, executive actions, shelter-in-place
orders, physical distancing requirements, and similar government orders and restrictions in order to control the spread of the disease.
For example, some employees at our headquarters located in Fremont, California were generally subject to a stay-at-home
order from the state government. We have also required some employees at our headquarters located in

Fremont, California to isolate or quarantine for a period of time after infection with or exposure to the
SARS-CoV-2
virus. These measures have adversely impacted and similar measures may in the future adversely impact our employees, research and development activities and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities. In addition, various aspects of our business cannot be conducted remotely. These measures may remain in place for a significant period of time and they are likely to continue to adversely affect our future manufacturing plans, sales and marketing activities, business and results of operations. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, vendors and business partners.
The global impact of
COVID-19
has rapidly evolved and continues to rapidly evolve, and we will continue to monitor the situation closely. While it is not possible at this time to predict the duration and extent of the impact that the
COVID-19
pandemic could have on worldwide economic activity and our business in particular, the continued spread of
COVID-19,
including the Delta and Omicron variants and other potentially more contagious variants of the
SARS-CoV-2
virus, the measures taken by governments, businesses and other organizations in response to the
COVID-19
pandemic and the associated global economic uncertainty could materially and adversely impact our business, financial condition or results of operations. Even after the
COVID-19
pandemic has ended, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.
In the past, we had identified material weaknesses in our internal control over financial reporting. If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our Common Stock may be materially adversely affected.
To date, we have never conducted a review of our internal control for the purpose of providing the reports required by the Sarbanes-Oxley Act of 2002. During our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. In the past, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting, all of which have since been remediated. We did not identify any material weakness for the quarter ended April 3, 2022 or for the fiscal year ended January 2, 2022.
Furthermore, if in the future, we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we are required to file accurate and timely quarterly and annual reports with the SEC under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”). Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from The Nasdaq Global Select Market (“
Nasdaq
”) or other adverse consequences that would materially harm our business. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC and other regulatory authorities and litigation from investors and stockholders, which could harm our reputation and our financial condition, or divert financial and management resources from our core business.
We have incurred and will incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.
We face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Enovix did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“
PCAOB
”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. A number of those requirements require us to carry out activities Legacy Enovix has not done previously. For example, we have created new board committees and adopted new internal controls and disclosure controls and procedures.

In addition, expenses associated with SEC reporting requirements have been and will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors (the “
Board
” or “
Board of Directors
”) or as executive officers. The additional reporting and other obligations imposed by these rules and regulations have increased and will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
In addition, we implemented an enterprise resource planning (“
ERP
”), system for our company. An ERP system is intended to combine and streamline the management of our financial, accounting, human resources, sales and marketing and other functions, enabling us to manage operations and track performance more effectively. However, an ERP system will likely require us to complete many processes and procedures for the effective use of the system or to run our business using the system, which may result in substantial costs. Additionally, in the future, we may be limited in our ability to convert any business that we acquire to the ERP. Any disruptions or difficulties in using an ERP system could adversely affect our controls and harm our business, including our ability to forecast or make sales and collect our receivables. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention.
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that are applicable to us could negatively impact our business.
Legacy Enovix was not subject to Section 404 of the Sarbanes-Oxley Act. However, having consummated the Business Combination, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy Enovix as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
The Company has been in the past, and may be in the future, subject to legal proceedings in connection with the Business Combination that have requested, or may request, the rescission of the Business Combination, and the outcomes of such litigation can be uncertain.
On March 22, 2021, Michael Costello, a purported stockholder in RSVAC, filed a complaint in the Superior Court of California, San Mateo County, against RSVAC and its board of directors. The case is captioned Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al.,
21-CV-01536.
This Costello complaint alleged, among other things, that the RSVAC directors breached their fiduciary duties in connection with the terms of the Business Combination, and that the disclosures in RSVAC’s registration statement regarding the Business Combination were materially deficient. The complaint also alleged aiding and abetting claims against RSVAC. The case was voluntarily dismissed on August 24, 2021.
On April 5, 2021, Derek Boxhorn, a purported stockholder in RSVAC, filed a complaint in the United States District Court for the Southern District of New York against RSVAC and its board of directors. The case is captioned Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al.,
1:21-cv-02900
(SDNY). The Boxhorn complaint alleged, among other things, that the defendants violated Sections 14(a) and 20(a) of the Exchange Act, and that the individual defendants breached their fiduciary duties, in connection with the terms of the Business Combination, and that RSVAC’s registration statement contained materially incomplete and misleading information regarding the Business Combination. The case was voluntarily dismissed on October 19, 2021. After the dismissal and on December 3, 2021, the plaintiff filed a motion for attorneys’ fees and costs, which is pending before the court.

Additional lawsuits may be filed against us or our directors and officers in connection with the Business Combination. Defending such lawsuits could require us to incur significant costs and divert the attention of the management team. Further, the defense or settlement of any lawsuit or claim may adversely affect our business, financial condition, results of operations and cash flows. We cannot predict the outcome of the lawsuits or any others that might be filed subsequent to the date of filing of this registration statement and cannot reasonably estimate the possible loss or range of loss with respect to these matters. We believe that the lawsuits or any related claims are without merit and intend to defend against the claims vigorously.
Risks Related to Our Need for Additional Capital
We may not have adequate funds to finance our operating needs and our growth, and may need to raise additional capital, which we may not be able to do.
The design, manufacture and sale of batteries is a capital-intensive business. As a result of the capital intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. We may need to raise additional capital to acquire our next manufacturing facility and build it out. Adequate additional funding may not be available to us on acceptable terms or at all. Our failure to raise capital in the future would have a negative impact on our ability to complete our manufacturing facilities, our financial condition and our ability to pursue our business strategies. The amount of capital that we will be required to raise, and our ability to raise substantial additional capital, will depend on many factors, including, but not limited to:

•	our ability and the cost to develop our new and complex manufacturing process that will produce lithium-ion batteries in a cost-effective manner;

•	our ability to bring our Fremont manufacturing facility online in a timely and cost-effective manner;

•	our ability to locate and acquire a new, larger manufacturing facility on commercially reasonable terms;

•	our ability to build out our new, larger manufacturing facility in a cost-effective manner;

•	the cost of preparing to manufacture lithium-ion batteries on a larger scale;

•	the costs of commercialization activities including product sales, marketing, manufacturing and distribution;

•	our ability to hire additional personnel;

•	the demand for our lithium-ion batteries and the prices for which we will be able to sell our lithium-ion batteries;

•	the emergence of competing technologies or other adverse market developments;

•	the effects of the COVID-19 pandemic on our business, results of operations and financial condition; and

•	volatility in the equity markets, including as a result of war or other armed conflict, such as Russia’s invasion of Ukraine.
Our long-term financial model assumes we expand both on our own and by partnering with other battery companies. Should we not be able to achieve these partnering goals we would have to expand purely on our own. This would require additional capital and could impact how fast we can ramp revenue and achieve profitability. It could also impact our ability to service some customers that require second sources for supply. Additionally, if we can achieve these partnerships but not on the financial terms we are assuming, it could impact our financial performance.
Further, we cannot guarantee that our business will generate sufficient cash flow from operations to fund our capital expenditures or other liquidity needs. Over time we expect that we will need to raise additional funds through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs such as research and development relating to our batteries, any significant unplanned or accelerated expenses and new strategic investments.
As discussed in the consolidated financial statements, included elsewhere in this prospectus, we are not profitable and have incurred losses in each year since our inception. We incurred net income (loss) of approximately $42.7 million and

$(16.2) million, respectively, for the quarters ended April 3, 2022 and March 31, 2021, and an accumulated deficit of $290.4 million as of April 3, 2022. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue our manufacturing scale up, add additional manufacturing capacity, prepare for commercialization and continue to operate as a public company and comply with legal, accounting and other regulatory requirements. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected.
Raising additional funds may cause dilution to existing stockholders and/or may restrict our operations or require us to relinquish proprietary rights.
To the extent that we raise additional capital by issuing equity or convertible debt securities, our existing stockholders’ ownership interest may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of a holder of our Common Stock. Any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting our ability to take specific actions, such as raising additional capital, incurring additional debt, making capital expenditures or declaring dividends. In addition, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies or future revenue streams.
Risks Related to Our Intellectual Property
We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.
We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants and through non-disclosure
agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or be able to design around our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. Moreover, our intellectual property is stored on computer systems that could be penetrated by intruders and potentially misappropriated. There is no guarantee that our efforts to protect our computer systems will be effective. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.
Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Further, we have not established our intellectual property rights in all countries in the world, and competitors may copy our designs and technology and operate in countries in which we have not prosecuted out intellectual property. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, and competitors’ ability to design around our intellectual property would enable competitors to offer similar or better batteries, in each case potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.
Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign our batteries.
In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.
We also license patents and other intellectual property from third parties, and we may face claims that our use of this intellectual property infringes the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation and other factors.
Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.
Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.
Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others, and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

Risks Related to Our Regulatory Compliance
We may encounter regulatory approval difficulties which could delay our ability to launch our lithium-ion
battery cells, and compliance with regulatory laws may limit their usefulness.
Any delay in the development and manufacturing
scale-up
of our
lithium-ion
battery cells would negatively impact our business as it will delay time to revenue and negatively impact our customer relationships. For example, although we plan on passing all the required regulatory abuse testing, because our design is new and has very high energy density, there may be unanticipated failure modes that occur in the field which could delay or prevent us from launching our batteries. Further, there are current limits on the amount of energy that can be transported via different methods, particularly air travel. These limits have been historically based on the energy of batteries currently on the market. These limits may have to be increased in the future if they are not to limit the transportation of our batteries. If these limits are not increased, it could increase the costs and duration of shipping of our finished product and limit customer use of our batteries in certain cases. This could increase our inventory costs and limit sales of our batteries in some markets.
We are subject to substantial regulation, and unfavorable changes to, or our failure to comply with, these regulations could substantially harm our business and operating results.
Our batteries are subject to substantial regulation under international, federal, state and local laws, including export control laws. We expect to incur significant costs in complying with these regulations. Regulations related to the battery and alternative energy are currently evolving, and we face risks associated with changes to these regulations.
To the extent the laws change, our products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.
Internationally, there may be laws in jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition and results of operations.
We are subject to a variety of laws and regulations related to the safety and transportation of our batteries. Our failure to comply with these laws and regulations may have a material adverse effect on our business and results of operations.
Many federal, state and local authorities require certification by Underwriters Laboratory, Inc., an independent, not-for-profit
corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing battery cells. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Our products may not meet the specifications required by these authorities. A determination that any of our products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.
In addition, lithium batteries have been identified as a Class 9 dangerous good during transport. To be safely transported (by air, sea, rail or roadways), they must meet various international, national, state and local authorities, including, for example, the provisions laid out in United Nations standard UN 38.3. This standard applies to batteries transported either on their own or installed in a device. UN 38.3 has been adopted by regulators and competent authorities around the world, thus making it a requirement for global market access. The failure to manage the transportation of our products could subject us to increased costs or future liabilities.
We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operations and reputation.
We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.
Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.
Our manufacturing process will have hazards such as, but not limited to, hazardous materials, machines with moving parts and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims or other actions that impact the company brand, finances or ability to operate.
A failure to properly comply (or to comply properly) with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.
Our manufacturing facility in Fremont, California has been established as a foreign trade zone through qualification with U.S. Customs. Materials received in a foreign trade zone are not subject to certain U.S. duties or tariffs until the material enters U.S. commerce. We benefit from the adoption of foreign trade zones by reduced duties, deferral of certain duties and tariffs and reduced processing fees, which help us realize a reduction in duty and tariff costs. However, the operation of our foreign trade zone requires compliance with applicable regulations and continued support of U.S. Customs with respect to the foreign trade zone program. If we are unable to maintain the qualification of our foreign trade zones, or if foreign trade zones are limited or unavailable to us in the future, our duty and tariff costs would increase, which could have an adverse effect on our business and results of operations.
Risks Related to Ownership of Our Securities
The trading price of our Common Stock may be volatile, and you could lose all or part of your investment.
Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for Legacy Enovix’s stock and trading in the shares of RSVAC Common Stock was not active. Accordingly, the valuation ascribed to Legacy Enovix and RSVAC Common Stock in the Business Combination may not have been indicative of the price that will prevail in the trading market following the Business Combination. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to develop product candidates;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our securities available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or other armed conflict or terrorism.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, is not be predictable. A loss of investor confidence in the market for battery company stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.
The trading market for our securities is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who currently cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who currently cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. If we obtain additional coverage and any new analyst issues, an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price could decline.
The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of our Common Stock.
Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decline.
The holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the RSVAC IPO. The holders of the Founder Shares and Private Placement Warrants can elect to exercise these registration rights at any time. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of the Business Combination. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of our securities.
A significant portion of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Common Stock to drop significantly, even if our business is doing well.
Shares of our Common Stock that are currently restricted from immediate resale may be sold into the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of Common Stock.
To the extent our Private Placement Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the Selling Securityholders, could increase the volatility of the market price of Common Stock or adversely affect the market price of Common Stock.
In addition, we have filed a registration statement on Form
S-8
under the Securities Act of 1933, registering the issuance of approximately 27.9 million shares of Common Stock subject to options or other equity awards issued or reserved for future issuance under our equity incentive plans. Shares registered under this registration statement on Form
S-8
will be available for sale in the public market subject to vesting arrangements, exercise of options and settlement of restricted stock units.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
The price of our securities may fluctuate significantly due to general market and economic conditions and an active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our securities are not listed on, or for any reason become delisted from, Nasdaq and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•
a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
Private Placement Warrants are exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
In connection with the RSVAC IPO, RSVAC issued Private Placement Warrants to purchase 6,000,000 shares of Common Stock to the Sponsor. Each Private Placement Warrant is exercisable to purchase one share of Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock. The Private Placement Warrants became exercisable 12 months from the closing of the RSVAC IPO, and they expire five years after the completion of the Business Combination or earlier upon redemption or liquidation, as described in our Registration Statement on Form
S-1
(File
No. 333-258358),
filed with the SEC on August 2, 2021, as may be amended (the “
Registration Statement
”).

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay,
say-on-frequency
and
say-on-golden
parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates
exceeds $700 million as of the last business day of our most recently completed second fiscal quarter of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible
debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of RSVAC Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, presenting only the two most recent fiscal years of audited financial statements in our Annual Report on Form
10-K
and reduced disclosure obligations regarding executive compensation in the Quarterly Report on Form
10-Q
and our periodic reports and proxy statements. Investors may find our Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Common Stock and its price may be more volatile.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders;

•
any action asserting a claim against us by any of our current or former directors, officers or other employees to us or our stockholders arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws;

•
any action or proceeding to interpret, apply, enforce or determine the validity of the amended and restated certificate of incorporation or the amended or restated bylaws (including any right, obligation or remedy thereunder);

•	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

•
any action asserting a claim against us or any of our current or former directors, officers or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This exclusive-forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Amended Charter provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, our amended and restated certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Our amended and restated certificate of incorporation further provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us or our directors, officers or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and we cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.
General Risk Factors
We have been, and may in the future be, involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.
We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters. For example, on January 21, 2022, two former machine operator employees filed a putative wage and hour class action lawsuit against Enovix and co-defendant
Legendary Staffing, Inc. in the Superior Court of California, County of Alameda. The case is captioned
Sopheak Prak
 & Ricardo Pimentel v Enovix Corporation and Legendary Staffing, Inc.
, 22CV005846. The Prak complaint alleges, among other things, on a putative class-wide basis, that the defendants failed to pay all overtime wages and committed meal period, rest period and wage statement violations under the California Labor Code and applicable Wage Orders. The plaintiffs are seeking unpaid wages, statutory penalties and interest, and reasonable costs and attorney fees.
It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

Global conflicts could adversely impact our business, costs, supply chain, sales, financial condition or results of operations.
In late February 2022, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and trade actions against Russia, and the U.S. and certain other countries could impose further sanctions, trade restrictions and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof, as well as any counter measures or retaliatory actions by Russia in response, have caused and are likely to continue to cause regional instability and geopolitical shifts. Further, such conflict has materially adversely affected and is likely to continue to materially adversely affect global trade, currency exchange rates, regional economies and the global economy. In particular, while it is difficult to anticipate the impact of any of the foregoing on the Company, the conflict and actions taken in response to the conflict could increase our costs, disrupt our supply chain, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition and results of operations.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
Highly publicized incidents of laptop computers and cell phones bursting into flames have focused attention on the safety of lithium-ion
batteries. If one of our products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects or improper installation leading to a fire or other hazardous condition, we may become subject to product liability claims, even those without merit, which could harm our business, prospects, operating results and financial condition. We face inherent risk of exposure to claims in the event our batteries do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our batteries have not yet been commercially tested or mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our batteries and business and inhibit or prevent commercialization of other future battery candidates, which would have material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.
Our batteries and our website, systems and data we maintain may be subject to intentional disruption, other security incidents or alleged violations of laws, regulations or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.
We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, an increased level of expertise of hackers and new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in our business or of security measures used in our business to protect confidential information, personal information and other data. There can be no guarantee that our efforts to secure our computer systems against intrusion or exfiltration will be successful.
The availability and effectiveness of our batteries, and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems used in our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins,
sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical
issues, including intentional or inadvertent acts or omissions by employees, service providers or others. We anticipate using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service.
Our facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.
Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars or other armed conflicts, health epidemics such as the
COVID-19
pandemic, and other calamities. Our headquarters and initial manufacturing facilities are located in Fremont, California, which is prone to earthquakes. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins,
war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.
Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.
In recent years, the United States and global economies suffered dramatic downturns as the result of the
COVID-19
pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may negatively impact the demand for our lithium-ion
battery cells and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.
Our ability to utilize our net operating losses and certain other tax attributes to offset future taxable income and taxes may be subject to certain limitations.
In general, under Sections 382 and 383 of the Code and corresponding provisions under state law, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change
net operating loss carryforwards (“
NOLs
”) and other
pre-change
tax attributes to offset future taxable income and taxes. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If Legacy Enovix has experienced an ownership change at any time since its incorporation, we may already be subject to limitations on our ability to utilize Legacy Enovix’s existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination and future changes in our stock ownership, which may be outside of our control, may have triggered or may trigger an ownership change. Similar provisions of state tax law may also apply to suspend or otherwise limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our or Legacy Enovix’s NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us.
There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the
COVID-19
pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in our and Legacy Enovix’s existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance
with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“
FCPA
”), the U.K. Bribery Act 2010 and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental
“commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance
with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our Common Stock.
Our insurance coverage may not be adequate to protect us from all business risks.
We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

MARKET AND INDUSTRY DATA
Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “
Risk Factors.
” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
USE OF PROCEEDS
All of the shares of Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $69.0 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. Of the 11,499,991 Public Warrants that were outstanding as of the Closing Date, 11,304,351 were exercised, representing approximately 98.3% of the Public Warrants, and we redeemed the remaining unexercised Public Warrants on January 7, 2022. Net proceeds generated from the Public Warrant exercises were approximately $130.0 million. As of the date of this prospectus, no Public Warrants remain outstanding. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
DETERMINATION OF OFFERING PRICE
The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share.
We cannot currently determine the price or prices at which shares of Common Stock or Private Placement Warrants may be sold by the Selling Securityholders under this prospectus.
MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY
Market Information
Our Common Stock is listed on Nasdaq under the symbol “ENVX.” As of June 9, 2022, there were 191 holders of record of our Common Stock shares. The actual number of stockholders of our Common Stock is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares of Common Stock are held in street name by banks, brokers and other nominees. Additionally, there were 7 holders of record of 6,000,000 Private Placement Warrants, each exercisable for one share of our Common Stock at a price of $11.50 per share.
Dividend Policy
We have not declared or paid any dividends on our Common Stock and we currently do not anticipate to pay any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information that the management of Enovix Corporation (referred to as the “Company,” “we,” “us,” “our” and “Enovix”) believes is relevant to an assessment and understanding of Enovix’s consolidated results of operations and financial condition and should be read together with the consolidated financial statements that are included elsewhere in this prospectus. This discussion and analysis contain forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” and elsewhere in this prospectus.
Business Overview
We design, develop and plan to commercially manufacture an advanced silicon-anode lithium-ion
battery using our proprietary 3D cell architecture that increases energy density and maintains high cycle life. This enables us to use silicon as the only active lithium cycling material in the anode. We have applied an equally innovative approach to develop proprietary roll-to-stack
production tools that
‘drop-in’
to existing
lithium-ion
battery manufacturing lines and increase megawatt hour capacity. Our silicon anode battery architecture allows lithium-ion
batteries to be produced smaller, cheaper and more efficiently than current alternatives.
To date, we have concentrated our operational effort on researching and developing the cutting-edge technology behind our silicon-anode lithium-ion
battery. Over the past several years, we have signed agreements to provide engineering and proof of concept samples to blue-chip companies in the consumer electronic industry (smartwatches, augmented reality/virtual reality, smartphones, fire/life/safety radios, laptops). In addition to those industries, we are pursuing the deployment of our technology with leading global automobile manufacturers to develop patented battery technology for the EV market.
We currently lease our headquarters, engineering and manufacturing space in Fremont, California. In 2020, we started procuring equipment for
Fab-1.
The first of this equipment began arriving in early 2021.
Fab-1
is now operational, with first production revenue forecasted in the second quarter of 2022. In May 2022, we began ordering our Gen2 production line.
Impact of Coronavirus
We closely monitor the impact of the pandemic
of COVID-19 on
all aspects of our business, including how it will impact our operations. We have considered potential impacts of the
COVID-19
pandemic on our critical and significant accounting estimates and have not incurred any impairment losses in the carrying value of our assets as a result of the
COVID-19
pandemic. For information on our operations and risks related to health epidemics, including the
COVID-19
pandemic, please see the other risks and uncertainties set forth in the section titled “
Risk Factors
.”
Change in Fiscal Year
On September 28, 2021, the audit committee of the Board of Directors of the Company approved a change in the fiscal year end from a year ending on December 31 to a fiscal year calendar typically consisting of four
13-week
quarters, with the change to be effective for our third quarter beginning on July 1, 2021 and ending on October 3, 2021. We made the fiscal year change on a prospective basis and would not adjust operating results for prior periods.
Our current fiscal year was ended on January 2, 2022 and our 2022 fiscal year will be comprised of four fiscal quarters ending on April 3, 2022, July 3, 2022, October 2, 2022 and January 1, 2023, respectively.
Business Combination and Public Company Costs
On the Closing Date, Legacy Enovix, RSVAC and Merger Sub consummated the closing of the transactions contemplated by the Merger Agreement (the “
Merger
”), following the approval at a special meeting of the stockholders of RSVAC held on July 12, 2021 (the “
Special Meeting
”). Following the consummation of the Merger on the Closing Date,

Legacy Enovix changed its name to Enovix Operations Inc., and RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation. Enovix raised approximately $373.7 million of net proceeds, after deducting transaction costs and estimated offering related expenses.
Legacy Enovix is the accounting predecessor and Enovix is the successor SEC registrant, which means that Legacy Enovix’s consolidated financial statements for previous periods will be disclosed in Enovix’s future periodic reports filed with the SEC.
While the legal acquirer in the merger agreement is RSVAC, for financial accounting and reporting purposes under accounting principles generally accepted in the United States (“
GAAP
”), Legacy Enovix is the accounting acquirer and the merger has been accounted for as a “reverse recapitalization.” A reverse recapitalization did not result in a new basis of accounting, and the financial statements of Enovix represents the continuation of the consolidated financial statements of Legacy Enovix. Under this method of accounting, RSVAC was treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Enovix become the historical financial statements of Enovix, and RSVAC’s assets, liabilities and results of operations were consolidated with Legacy Enovix beginning on the acquisition date. Operations prior to the closing of the merger were presented as those of Enovix in future reports. The net assets of RSVAC were recognized at historical cost (consistent with carrying value), with no goodwill or other intangible assets recorded related to the Business Combination. The most significant changes in Enovix’s reported financial position as a result of the merger are an increase in cash and cash equivalents and a net impact in total stockholders’ deficit (as compared to Legacy Enovix’s Condensed Consolidated Balance Sheet as of June 30, 2021). Please refer to Note 3 “Business Combination” to our consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus for further details of the Business Combination.
Upon consummation of the Merger, Enovix became the successor to RSVAC, an
SEC-registered
and listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Comparability of Financial Information
Our future results of operations and financial position may not be comparable to historical results as a result of the Merger.
Key Trends, Opportunities and Uncertainties
We generate revenue from payments received from our customers based on executed engineering revenue contracts (the “
Service Revenue
”) for the development of silicon-anode
lithium-ion
battery technology. We have not commenced shipment of commercially manufactured batteries, and thus, no product revenue has been generated to date. Our performance and future success depend on several factors that present significant opportunities, but also pose risks and challenges as described in the section titled “
Risk Factors
.”
Q1 2022 Highlights:
During the first quarter of 2022, we achieved two very important milestones.

•
We produced advanced 3D Silicon
TM
lithium-ion
batteries for customers from our first production line for customer qualification. By moving into production in the wearable category, we expect to recognize our first product revenue in the second quarter of 2022.

•
We announced BrakeFlow
TM
, a breakthrough in advanced
lithium-ion
battery safety. This critical innovation was possible due to our unique battery architecture, and we believe it puts considerable distance between us and any competitor that plans to meaningfully increase the energy in its batteries.

Our revenue funnel was $1.5 billion at the end of first quarter of 2022, which comprised of $1.11 billion of Engaged Opportunities and $371.0 million of Active Designs and Design Wins. Our revenue funnel is defined as the potential value of a full production year for all of the customer projects for which we have been engaged. The components of the revenue funnel are:

•	Engaged Opportunities: Consists of engaged customers that have determined that our battery is applicable to their product and are evaluating our technology.

•	Active Designs: Consists of customers that have completed evaluation of our technology, identified the end-product and started design work.

•	Design Win: Consists of customers that have funded a custom battery design or are qualifying one of our standard batteries for a formally approved product that will use an Enovix cell.
The speed with which we convert our revenue funnel to purchase orders and revenue will ultimately be governed by how fast we qualify customers, improve our manufacturing processes and bring on additional capacity.
Product Development
We have developed and delivered standardized sample (i.e., prototype) batteries to multiple, industry leading consumer electronics manufacturers. External validation of the performance of these samples has led to several Service Revenue contracts between us and these customers. Pursuant to each of these agreements, we are developing custom 3D silicon lithium-ion
batteries for specific wearable, mobile computing and communication device applications. The design and development phases and the manufacturing of these custom samples are performed at our headquarters in Fremont, California. In January 2022, we began shipping 3D silicon lithium-ion
batteries for qualification to customers. We continue to expect to recognize first product revenue in the second quarter of 2022. In May 2022, we began ordering equipment for our Gen2 production line. The Gen2 manufacturing line is designed to be faster and require less space than our existing lines at
Fab-1
in Fremont (“
Gen1
”).
Commercialization
Currently, we are building out our
Fab-1
at our headquarters in Fremont, California. We have commenced deliveries of qualification cells from
Fab-1.
We have experienced challenges associated with building out
Fab-1
including technical issues negatively impacting yield and volume production, and extended shipping times, supply chain constraints and intermittent vendor support during equipment bring-up
resulting from
COVID-19
travel restrictions imposed by certain countries in Asia.
Fab-1
features a
first-of-its-kind
line for battery production. As a result, we regularly face and overcome new challenges to improve yield and output. Simultaneously, these efforts have provided and continue to provide valuable learning experiences, allowing us to improve our processes and equipment for future lines. With production underway, our focus in
Fab-1
is on increasing volumes and yields. The large majority of the process steps that make up
Fab-1
operate today at very high yields. A small number are yielding below 95%, and we have a documented plan to drive these to their targeted yields. Delivering to plan is a journey of many incremental improvements that our operations team undertakes daily. These learnings have given us confidence to move forward with purchases for
Fab-2.
In 2022, we plan to incrementally scale up
Fab-1
output from our headquarters in Fremont to produce batteries for the wearables market while also making larger cells for customer qualification in the mobile communications and laptop markets.
The net proceeds from the Merger and proceeds from the exercise of our Public Warrants enable us to complete and further expand
Fab-1,
pursue
Fab-2,
accelerate research and development and undertake additional initiatives.
Market Focus and Market Expansion
Our near-term focus is on the following market applications: wearables (smartwatches, AR/VR, headsets, etc.), computing and mobile communications. We are actively sampling to potential customers in these markets and have design wins in each. We have also engaged with new customers in product applications, such as action cameras, portable gaming and smartwatches built for children. We believe this strategy will allow us to deliver energy densities years ahead of the competition.

We believe focusing on these categories ahead of EVs is the right strategy for any advanced battery company because of the economic and time-to-market
advantages. Entering the EV battery market requires billions of dollars of capital to build Gigafactories, offers lower prices per kWh than mobile electronics and demands long qualification cycles. We believe the best approach is to start in premium markets where we can leverage our differentiated technology and solidify our manufacturing process while driving toward profitability. At the same time, we are seeding our entry into the EV battery market by sampling batteries to EV original equipment manufacturers (“
OEMs
”) and continuing work on our three-year grant with the U.S. Department of Energy to demonstrate batteries featuring our silicon anode paired with
EV-class
cathode materials. Our goal is to translate this work into partnerships (e.g., joint ventures or licensing) with EV OEMs or battery OEMs in order to commercialize our technology in this end market.
Access to Capital
Assuming we experience no significant delays in the research and development of our battery, we believe that our cash resources, including the net proceeds from the completion of the Merger, are sufficient to fund the continued build out and production ramp of our
Fab-1
manufacturing facility in Fremont, California and lease or purchase and retrofit an existing facility elsewhere as our
Fab-2
for growth.
Regulatory Landscape
We operate in an industry that is subject to many established environmental regulations, which have generally become more stringent over time, particularly in hazardous waste generation and disposal and pollution control. While we expect certain regulations under President Biden’s administration could, if adopted, facilitate market demand and revenue growth, other potential regulations, if adopted, could result in additional operating costs.
Components of Results of Operations
Service Revenue
Service Revenue contracts generally include the design and development efforts to conform our existing battery technology with customers’ required specifications. Consideration for Service Revenue contracts generally becomes payable when we meet specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from our pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable. During all periods presented, we did not recognize any Service Revenue as final milestones were not yet met.
Cost of Revenue
Cost of revenue includes materials, labor, allocated depreciation expense, and other direct costs related to Service Revenue contracts. Labor consists of personnel-related expenses such as salaries and benefits, and stock-based compensation.
Capitalization of certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenue in the period when the related revenue is recognized.
Operating Expenses
Research and Development Expenses
Research and development expenses consist of engineering services, allocated facilities costs, depreciation, development expenses, materials, labor and stock-based compensation related primarily to our (i) technology development,

(ii) design, construction, and testing of preproduction prototypes and models, and (iii) certain costs related to the design, construction and operation of our pilot plant that are not of a scale economically feasible to us for commercial production. Research and development costs are expensed as incurred.
To date, research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering and manufacturing facility in Fremont, California, including the material and supplies to support the product development and process engineering efforts. As we ramp up our engineering operations to complete the development of batteries and required process engineering to meet customer specifications, we anticipate that research and development expenses will increase significantly for the foreseeable future as we expand hiring of scientists, engineers and technicians and continue to invest in additional plant and equipment for product development, building prototypes and testing of batteries. We are establishing a research and development center in India that will initially focus on developing machine learning algorithms.
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist of personnel-related expenses, marketing expenses, allocated facilities expenses, depreciation expenses, executive management travel, and professional services expenses, including legal, human resources, audit, accounting and tax-related
services. Personnel related costs consist of salaries, benefits and stock-based compensation. Facilities costs consist of rent and maintenance of facilities.
We are expanding our personnel headcount to support the ramping up of commercial manufacturing and being a public company. Accordingly, in addition to non-recurring
costs associated with the Business Combination and anticipated costs of being a public company, we expect our selling, general and administrative expenses to increase significantly in the near term and for the foreseeable future.
Other Income (Expense), net
Other income and expenses, net primarily consist of interest expense, fair value adjustments for outstanding convertible preferred stock warrants, fair value adjustments for outstanding common stock warrants, and fair value adjustments for convertible promissory notes, the issuance of convertible preferred stock warrants, and loss on early debt extinguishment.
Income Tax Expense (Benefit)
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is not more likely than not.

Results of Operations
Comparison of Quarter Ended April 3, 2022 to Three Months Ended March 31, 2021
The following table sets forth our condensed consolidated operating results for the periods presented below (in thousands, except share and per share amount):

	For the Quarters Ended
	April 3, 2022	March 31, 2021	Change ($)	% Change
Operating expenses:
Cost of revenue	$515	$1,631	$(1,116)	(68%)
Research and development	12,731	5,589	7,142	128%
Selling, general and administrative	11,869	4,161	7,708	185%

Total operating expenses	25,115	11,381	13,734	121%

Loss from operations	(25,115)	(11,381)	(13,734)	121%
Other income (expense):
Change in fair value of convertible preferred stock warrants and common stock warrants	67,800	(4,781)	72,581	N/M
Other income (expense), net	22	(3)	25	N/M

Total other income (expense), net	67,822	(4,784)	72,606	N/M

Net income (loss)	$42,707	$(16,165)	$58,872	(364%)

N/M — Not meaningful
Cost of Revenue
Cost of revenue for the quarter ended April 3, 2022 was $0.5 million, compared to $1.6 million during the quarter ended March 31, 2021. From time to time, we enter into Service Revenue customer contracts. Service Revenue from these customer contracts was deferred as of April 3, 2022 because we had not delivered the final working prototype (the single performance obligation) nor had the customer taken control of the deliverable. The estimated final delivery date of these Service Revenue contracts is within the next twelve months.
In the execution of satisfying the single performance obligation per the existing Service Revenue contracts, certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred contract costs are recognized as cost of revenue in the period when the related revenue is recognized.
The decrease in cost of revenue of $1.1 million, or 68% was due to the timing of when costs attributable to a specific contract with a customer were incurred. As of April 3, 2022 and January 2, 2022, we had $4.5 million and $4.6 million, respectively, of deferred contract costs and $7.9 million and $7.9 million, respectively, of deferred revenue on our Condensed Consolidated Balance Sheets.
Research and Development Expenses
Research and development expenses for the quarter ended April 3, 2022 were $12.7 million, compared to $5.6 million during the quarter ended March 31, 2021. The increase of $7.1 million, or 128% was primarily attributable to an increase in our research and development employee headcount resulting in a $2.3 million increase in salaries and employee benefits, a $1.6 million increase in stock-based compensation expenses and a $1.3 million increase in subcontractor costs. The remaining increase of $1.9 million was primarily due to the increased facility and IT costs, tooling and materials and other miscellaneous research and development expenses.

Sellin
g,
General and Administrative Expenses
Selling, general and administrative expenses for the quarter ended April 3, 2022 were $11.9 million, compared to $4.2 million during the quarter ended March 31, 2021. The increase of $7.7 million, or 185% was primarily attributable to an increase in our selling, general and administrative employee headcount resulting in a $2.7 million increase in salaries and employee benefits and a $2.5 million increase in stock-based compensation expenses. The remaining increase of $2.5 million is primarily comprised of a $1.9 million increase in legal and professional fees and other miscellaneous expenses.
Change in Fair Value of Convertible Preferred Stock Warrants and Common Stock Warrants
The change in fair value of common stock warrants of $67.8 million for the quarter ended April 3, 2022 was primarily attributable to a decrease, during the quarter, in the fair value of the 6,000,000 Private Placement Warrants that are held by the Sponsor and certain of its members. As of April 3, 2022, there were no Legacy Enovix convertible preferred stock warrants outstanding. For the quarter ended March 31, 2021, there was a change in fair value of $4.8 million of the Legacy Enovix convertible preferred stock warrants resulting from an increase in Legacy Enovix’s enterprise value during the quarter ended March 31, 2021. The change in the fair value of the convertible preferred stock warrants and common stock warrants was recorded as other income (expense), net.
Comparison of Fiscal Year Ended January 2, 2022 to Fiscal Year Ended December 31, 2020
The following table sets forth our consolidated operating results for the periods presented below (in thousands, except percentages):

	Fiscal Years
	2021	2020	Change ($)	% Change
Operating expenses:
Cost of revenue	$1,967	$3,375	$(1,408)	(42%)
Research and development	37,850	14,442	23,408	162%
Selling, general and administrative	29,705	5,713	23,992	420%

Total operating expenses	69,522	23,530	45,992	195%

Loss from operations	(69,522)	(23,530)	(45,992)	195%
Other income (expense):
Change in fair value of convertible preferred stock warrants and common stock warrants	(56,141)	(13,789)	(42,352)	307%
Issuance of convertible preferred stock warrants	—	(1,476)	1,476	N/M
Change in fair value of convertible promissory notes	—	(2,422)	2,422	N/M
Gain on extinguishment of paycheck protection program loan	—	1,628	(1,628)	N/M
Interest expense, net	(187)	(107)	(80)	75%
Other income (expense), net	(24)	46	(70)	N/M

Total other expense, net	(56,352)	(16,120)	(40,232)	250%

Net loss	$(125,874)	$(39,650)	$(86,224)	217%

N/M — Not meaningful
Cost of Revenue
Cost of revenue for the fiscal year 2021 was $2.0 million, compared to $3.4 million for fiscal year 2020. From time to time, we enter into Service Revenue customer contracts. Service Revenue from these customer contracts was deferred as of January 2, 2022 because we had not delivered the final working prototype (the single performance obligation) nor had the customer taken control of the deliverable. The estimated delivery date of these Service Revenue contracts is within the next twelve to twenty-four months.

In the execution of satisfying the single performance obligation per the existing Service Revenue contracts, certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred contract costs are recognized as cost of revenue in the period when the related revenue is recognized.
The decrease in cost of revenue of $1.4 million, or 42% was due to the timing of when costs attributable to a specific contract with a customer were incurred. As of January 2, 2022 and December 31, 2020, we had $4.6 million and $3.5 million, respectively, of deferred contract costs and $7.9 million and $5.5 million, respectively, of deferred revenue on our Consolidated Balance Sheets.
Research and Development Expenses
Research and development expenses for the fiscal year 2021 were $37.9 million, compared to $14.4 million for the fiscal year 2020. The increase of $23.4 million, or 162% was primarily attributable to an increase in our research and development employee headcount resulting in a $10.9 million increase in salaries and employee benefits, and a $5.7 million increase in stock-based compensation expenses. The remaining increase of $6.9 million was primarily due to the increased facility, tooling costs, research and development materials, telecommunication and IT costs, and other miscellaneous research and development expenses.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the fiscal year 2021 were $29.7 million, compared to $5.7 million during the fiscal year 2020. The increase of $24.0 million, or 420% was primarily attributable to an increase in our selling, general and administrative employee headcount resulting in a $6.4 million increase in salaries and employee benefits, and a $4.2 million increase in stock-based compensation expenses. The remaining increase of $13.4 million is primarily comprised of a $6.3 million increase in professional fees, training and recruiting expenses, a $2.3 million increase in legal fees, which partially was incurred in connection with the Business Combination, a $1.2 million increase in marketing expenses, and a $1.2 million increase in insurance expenses.
Change in Fair Value of Convertible Preferred Stock Warrants and Common Stock Warrants
The change in fair value of convertible preferred stock warrants and common stock warrants of $56.1 million for the fiscal year 2021 was comprised of a change in fair value of $51.4 million of Private Placement Warrants assumed in the Business Combination during the second half of fiscal year 2021 and a change in fair value of $4.8 million of Legacy Enovix’s convertible preferred stock warrants. The increase in fair value of Private Placement Warrants was primarily due to an increase in Enovix’s common stock price during the second half of fiscal 2021.
For fiscal year 2020, there was an increase in fair value of $13.8 million of the Legacy Enovix’s convertible preferred stock warrants resulting from an increase in Legacy Enovix’s enterprise value in the fiscal year 2020. On February 22, 2021, all 10,160,936 Legacy Enovix’s Series D convertible preferred stock warrants were exercised at $0.01 per share for a total of $0.1 million. The change in fair value of Legacy Enovix’s convertible preferred stock warrants and common stock warrants was recorded as other income (expense), net.
Issuance of Convertible Preferred Stock Warrants
On March 25, 2020, 7,000,000 Legacy Enovix’s Series D convertible preferred stock warrants were issued at $0.01 per share for a total of $0.1 million. The fair value of the convertible preferred stock warrants of $1.5 million was recorded as other expense for the fiscal year 2020.
Change in Fair Value of Convertible Promissory Notes
The change in fair value of the convertible promissory notes of $2.4 million for the fiscal year 2020 was due to the fair value adjustment of the convertible promissory note in connection with the note conversion into 19,001,815 shares of Legacy Enovix Series
P-2
convertible preferred stock in March 2020. No such event occurred during the fiscal year 2021.

Non-GAAP
Financial Measures
While we prepare our consolidated financial statements in accordance with GAAP, we also utilize and present certain financial measures that are not based on GAAP. We refer to these financial measures as
“Non-GAAP”
financial measures. In addition to our financial results determined in accordance with GAAP, we believe that EBITDA, and Adjusted EBITDA, and Free Cash Flow (each as defined below), are useful measures in evaluating our financial and operational performance distinct and apart from financing costs, certain non-cash
expenses and
non-operational
expenses.
These
Non-GAAP
financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the
Non-GAAP
financial measures presented by also providing the most directly comparable GAAP measures.
We use
Non-GAAP
financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes. We believe that
Non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate our business.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as earnings (net loss) adjusted for interest expense; income taxes; depreciation expense, and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense; change in fair value of convertible preferred stock warrants, common stock warrants and convertible promissory notes; loss on early debt extinguishment and other special items as determined by management which it does not believe to be indicative of its underlying business trends. EBITDA and Adjusted EBITDA are intended as supplemental financial measures of our performance that are neither required by, nor presented in accordance with GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial measures with those of comparable companies, which may present similar
Non-GAAP
financial measures to investors.
However, you should be aware that when evaluating EBITDA, and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA and Adjusted EBITDA in the same fashion.
Below are reconciliations of net income (loss) on a GAAP basis to the
Non-GAAP
EBITDA and Adjusted EBITDA financial measures for the periods presented below (in thousands):

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Net income (loss)	$42,707	$(16,165)
Depreciation and amortization	448	141

EBITDA	43,155	(16,024)
Stock-based compensation expense	5,238	1,418
Change in fair value of convertible preferred stock warrants and common stock warrants	(67,800)	4,781

Adjusted EBITDA	$(19,407)	$(9,825)

	Fiscal Years
	2021	2020
Net loss	$(125,874)	$(39,650)
Interest expense, net	187	107
Depreciation and amortization	1,515	579

EBITDA	(124,172)	(38,964)
Stock-based compensation	10,711	666
Change in fair value of convertible preferred stock warrants and common stock warrants	56,141	13,789
Issuance of convertible preferred stock warrants	—	1,476
Change in fair value of convertible promissory notes	—	2,422
Loss (gain) on early debt extinguishment	60	(1,628)

Adjusted EBITDA	$(57,260)	$(22,239)

Free Cash Flow
We define “Free Cash Flow” as (i) net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from our consolidated statements of cash flow. The presentation of non-GAAP
Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP. We believe that this financial measure is useful to investors because it provides investors to view our performance using the same tool that we use to gauge our progress in achieving our goals and it is an indication of cash flow that may be available to fund investments in future growth initiatives. Below are reconciliations of net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (in thousands):

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Net cash used in operating activities	$(19,689)	$(8,610)
Capital expenditures	(10,451)	(7,141)

Free Cash Flow	$(30,140)	$(15,751)

	Fiscal Years
	2021	2020
Net cash used in operating activities	$(51,306)	$(20,050)
Capital expenditures	(43,584)	(26,953)

Free Cash Flow	$(94,890)	$(47,003)

Liquidity and Capital Resources
We have incurred recurring operating losses and negative cash flows from operations since inception through April 3, 2022 and expect to incur operating losses for the foreseeable future. As of April 3, 2022, we had cash and cash equivalents of $408.2 million, a working capital of $398.1 million and an accumulated deficit of $290.4 million. Prior to the Business Combination, we had financed our operations primarily from the sales of convertible preferred stock, borrowing from convertible promissory notes, and borrowing from a secured promissory note (the “
Secured Promissory Note
”). In connection with the Business Combination in July 2021, we raised approximately $373.7 million of net proceeds, after deducting transaction costs and estimated offering related expenses. Please refer to Note 3 “Business Combination” of the notes to our consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus for more information. In December 2021, we received $77.2 million of gross proceeds from the exercises of the Public Warrants, which were being traded in Nasdaq. In January 2022, we received $52.8 million of net proceeds from the exercise of the Public Warrants. We plan to use the proceeds from the exercises of the Public Warrants for general corporate purposes.

Material Cash Requirements
As of April 3, 2022 and January 2, 2022, we had cash and cash equivalents of $408.2 million and $385.3 million, respectively. We currently use cash to fund operations, meet working capital requirements and fund our capital expenditures. In fiscal year 2022 and over the next several years, we expect that our research and development expenses and selling, general and administrative expenses to continue to increase.
For the quarter ended April 3, 2022 and the fiscal year 2021, we purchased $10.5 million and $43.6 million, respectively, for property and equipment. We will continue to increase our property and equipment purchases in the near future to support the build-out
of our manufacturing facilities and our battery manufacturing production.
Based on the anticipated spending, cash received from the Business Combination and net proceeds from the exercises of the Public Warrants, and timing of expenditures, we currently expect that our cash will be sufficient to meet our funding requirements over the next twelve months from the date we filed our Quarterly Report on Form
10-Q
for the quarterly period ended April 3, 2022 with the SEC on May 18, 2022. We believe we will meet longer-term expected future cash requirements and obligations through a combination of available cash, cash equivalents and future debt financings, and access to other public or private equity offerings. We have made our estimates on historical experience and various other relevant factors and we believe that they are reasonable. Actual results may be differ from our estimates, and we could utilize our available capital resources sooner than we expect.
Summary of Cash Flows
The following tables provide a summary of cash flow data for the periods presented below (in thousands):

	For the Quarters Ended
	April 3, 2022	March 31, 2021	Change ($)
Net cash used in operating activities	$(19,689)	$(8,610)	$(11,079)
Net cash used in investing activities	(10,451)	(7,141)	(3,310)
Net cash provided by (used in) financing activities	53,025	(76)	53,101

Change in cash, cash equivalents and restricted cash	$22,885	$(15,827)	$38,712

	Fiscal Years
	2021	2020	Change ($)
Net cash used in operating activities	$(51,306)	$(20,050)	$(31,256)
Net cash used in investing activities	(43,584)	(26,953)	(16,631)
Net cash provided by financing activities	451,090	65,920	385,170

Change in cash, cash equivalents and restricted cash	$356,200	$18,917	$337,283

Quarter Ended April 3, 2022 Compared to Quarter Ended March 31, 2021
Operating Activities
Our cash flows used in operating activities to date have been primarily comprised of operating expenses. We continue to increase hiring for employees in supporting the ramping up of commercial manufacturing and being a public company. We expect our cash used in operating activities to increase significantly before we start to generate any material cash inflows from commercially manufacturing and selling our batteries.
Net cash used in operating activities was $19.7 million for the quarter ended April 3, 2022. Net cash used in operating activities consists of net income of $42.7 million, adjusted for non-cash
items and the effect of changes in working capital.
Non-cash
adjustments primarily include the change in fair value of the Private Placement Warrants of $67.8 million, stock-based compensation expense of $5.2 million and depreciation and amortization expense of $0.4 million.

Net cash used in operating activities was $8.6 million for the for the quarter ended March 31, 2021. Net cash used in operating activities consists of net loss of $16.2 million, adjusted for non-cash
items and the effect of changes in working capital.
Non-cash
adjustments primarily include the change in fair value of convertible preferred stock warrants of $4.8 million and stock-based compensation expense of $1.6 million.
Investing Activities
Our cash flows used in investing activities to date have been primarily comprised of purchases of property and equipment. We expect the costs to acquire property and equipment to increase substantially in the near future as we complete the build-out
of our manufacturing facility for our battery manufacturing production. Net cash used in investing activities, which were primarily related to equipment purchases, were $10.5 million and $7.1 million for the quarters ended April 3, 2022 and March 31, 2021, respectively.
Financing Activities
Net cash provided by financing activities was $53.0 million for the quarter ended April 3, 2022, which primarily consisted of $52.8 million of net proceeds from the exercises of common stock warrants and $0.2 million of proceeds from the exercise of stock options.
Net cash used in financing activities was $0.1 million for the quarter ended March 31, 2021, which was primarily related to $0.3 million of payments of transaction costs related to Business Combination and PIPE financing, which was partially offset by $0.3 million of proceeds from exercises of convertible preferred stock warrants and stock options.
Comparison of Fiscal Year Ended January 2, 2022 to Fiscal Year Ended December 31, 2020
Operating Activities
Our cash flows used in operating activities to date have been primarily comprised of operating expenses. We continue to increase hiring for employees in supporting the ramping up of commercial manufacturing and being a public company. We expect our cash used in operating activities to increase significantly before we start to generate any material cash inflows from commercially manufacturing and selling our batteries.
Net cash used in operating activities was $51.3 million for the fiscal year 2021. Net cash used in operating activities consists of net loss of $125.9 million, adjusted for non-cash
items and the effect of changes in working capital.
Non-cash
adjustments primarily include stock-based compensation expense of $10.7 million, depreciation and amortization expense of $1.5 million and the change in fair value of convertible preferred stock warrants and common stock warrants of $56.1 million.
Net cash used in operating activities was $20.1 million for the fiscal year 2020. Net cash used in operating activities consists of net loss of $39.7 million, adjusted for non-cash
items and the effect of changes in working capital.
Non-cash
adjustments primarily include the change in the fair value of convertible preferred stock warrants of $13.8 million, change in the fair value of the convertible promissory notes of $2.4 million, gain on extinguishment of the paycheck protection program loan of $1.6 million, the non-cash
issuance of convertible preferred stock warrants of $1.5 million, stock-based compensation expense of $0.7 million, depreciation expense of $0.6 million, and non-cash
interest expense of $0.1 million.
Investing Activities
Our cash flows used in investing activities to date have been primarily comprised of purchases of property and equipment. We expect the costs to acquire property and equipment to increase substantially in the near future as we complete the build-out
of our manufacturing facility for our battery manufacturing production. Net cash used in investing activities, which were primarily related to equipment purchases, was $43.6 million and $27.0 million for the fiscal years 2021 and 2020, respectively.

Financing Activities
Prior to the Business Combination, we had financed our operations primarily through the sale of convertible preferred stock, borrowing from convertible promissory notes, and borrowing from the Secured Promissory Note with a member of the board of directors. There were no sales of convertible preferred stock for the fiscal year 2021.
Net cash provided by financing activities was $451.1 million for the fiscal year 2021, which primarily consisted of $405.2 million of proceeds from the Business Combination and the PIPE financing, $77.2 million of proceeds from the exercises of common stock warrants, $15.0 million of proceed from the borrowing of the Secured Promissory Note and $0.3 million of proceeds from the exercise of stock options and proceeds from the exercise of the convertible preferred stock warrants, which were offset by $31.4 million related to the transaction costs incurred in connection with the Business Combination and PIPE financing, $15.0 million repayment of Secured Promissory Note, and $0.1 million of debt issuance costs.
Net cash provided by financing activities was $65.9 million for fiscal year 2020, which was primarily related to $63.9 million of proceeds from the issuance of Series
P-2
convertible preferred stock, $1.6 million of proceeds from borrowing of the Paycheck Protection Program Loan and proceeds of $0.4 million from the exercise of stock options.
Contractual Obligations and Commitments
We lease our headquarters, engineering, and manufacturing space in Fremont, California under a single non-cancelable
operating lease with an expiration date of August 31, 2030. We also lease a small office in Fremont, California under a noncancelable operating lease that expires in April 2026 with an option to extend the lease for five years. For the lease payment schedule, please see Note 5 “Leases” of the notes to our condensed consolidated financial statements for the quarter ended April 3, 2022 included elsewhere in this prospectus for further information.
We expect to enter into other commitments to support our product development, the build-out
of our manufacturing facilities, and our business development, which are generally cancelable upon notice. Additionally, from time to time, we enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable
obligations of service providers, up to the date of cancellation. As of April 3, 2022, our commitments included an estimated amount of approximately $11.5 million relating to our open purchase orders and contractual obligations that occurred in the ordinary course of business. For contractual obligations, please see Note 6 “Commitments and Contingencies” of the notes to our condensed consolidated financial statements for the quarter ended April 3, 2022 included elsewhere in this prospectus for further information.
On May 24, 2021, Legacy Enovix issued to a member of the board of directors the Secured Promissory Note with an aggregate principal balance of $15.0 million. The Secured Promissory Note bore interest at a rate of 7.5% per annum, payable monthly and on the maturity date. All unpaid interest and principal was due and payable upon request by the holders on or after the earlier of (i) the closing of the Merger Agreement and (ii) October 25, 2021. On July 14, 2021, we paid off the Secured Promissory Note and its accrued interest by using $15.2 million of proceeds from the Business Combination. For the Secured Promissory Note, please see Note 7 “Debt” of the notes to our consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus for further information.
Emerging Growth Company Status
We are an emerging growth company (“
EGC
”), as defined in the JOBS Act. Under the JOBS Act, an EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
In addition, we intend to rely on the other exemptions and reduce reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the first sale of our Common Stock in our initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates
as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which have issued more than $1.0 billion in non-convertible
debt securities during the previous three years.
Other than the adoption of Accounting Standards Codification (“
ASC
”) 842,
Leases
, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. We elected to continue to utilize the extended transition period. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an EGC from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. We expect to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.
Critical Accounting Policies and Estimates
The preparation of our consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities in our consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. These estimates and assumptions include but are not limited to: depreciable lives for property and equipment, the valuation allowance on deferred tax assets, assumptions used in stock-based compensation and estimates to fair value preferred and common stock warrants.
Certain accounting policies have a more significant impact on our financial statements due to the size of the financial statement elements and prevalence of their application. The following is a summary of some of the more critical accounting policies and estimates. For further information, see Note 2 “Summary of Significant Accounting Policies” of the notes to our consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus.
Revenue Recognition
We determine revenue recognition through the following five-step framework:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, we satisfy a performance obligation.

Service Revenue contracts generally include the design and development efforts to conform our existing battery technology with the customer’s required specifications. Consideration for Service Revenue contracts generally becomes payable when we meet specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from our pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable.
Convertible Preferred Stock Warrant Liabilities
Convertible preferred stock warrants issued by Legacy Enovix for the purchase of shares of its convertible preferred stock are classified as liabilities on its Consolidated Balance Sheets at fair value. The fair value of the convertible preferred stock warrants was determined as of December 31, 2020 using the Black-Scholes option pricing model, which incorporate assumptions and estimates, to value the convertible preferred stock warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of Legacy Enovix’s Series C and D convertible preferred stock, risk free interest rate, expected dividend yield, expected volatility of the price of the underlying preferred stock and a probability weighted expected term of the warrants. The most significant assumption impacting the fair value of the convertible preferred stock warrants is the fair value of Legacy Enovix’s Series D convertible preferred stock as of each re-measurement
date. Legacy Enovix determined the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that were deemed relevant.
The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded in our Consolidated Statement of Operations. The convertible preferred stock warrants are subject to re-measurement
at each balance sheet date until they were expired or exercised during fiscal years 2021 and 2020. For further information, see Note 4 “Fair Value Measurement and Fair Value of Financial Instruments” of the notes to Enovix’s consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus.
Common Stock Warrant Liabilities
In connection with the Business Combination on July 14, 2021, we assumed outstanding Warrants of 17.5 million to purchase Common Stock at a price of $11.50 per share. The warrants expire five years from the completion of the Business Combination and are exercisable starting December 5, 2021. The Private Placement Warrants are held by the Sponsor and members of Rodgers Capital LLC. The Public Warrants met the criteria for equity classification and the Private Placement Warrants are classified as liability.
We use the Black-Scholes option pricing model to determine the fair value of the Private Placement Warrants as of January 2, 2022 with assumptions and estimates. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of our Common Stock, risk free interest rate, expected dividend yield, expected volatility of the price of the underlying Common Stock and a probability weighted expected term of the Private Placement Warrants. The most significant assumptions impacting the fair value of the Private Placement Warrants are the fair value of such warrants as of each re-measurement
date and expected volatility of our Common Stock, which included consideration of the most recent sales of the Public Warrants and expected volatility of our Common Stock, results obtained from third-party valuations and additional factors that were deemed relevant. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded in the Consolidated Statement of Operations. The Private Placement Warrants are subject to re-measurement
at each balance sheet date until they are exercised or expired. For further information, see Note 4 “Fair Value Measurement and Fair Value of Financial Instruments” of the notes to Enovix’s consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus.
Stock-Based Compensation
Accounting for stock-based compensation is a critical accounting policy due to the broad-based equity awards provided to our employees at all levels and the use of equity awards as part of the strategy to retain employees as a result of change of control events. We issue stock-based compensation to employees and nonemployees generally in the form of stock options or restricted stock units (“
RSUs
”). Starting in the fourth quarter of 2021, we also offer employee stock purchase plan to our employees. For further information, see Note 10 “Stock-based Compensation” of the notes to Enovix’s consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus.
Stock-based compensation cost is measured at the grant date for all stock-based awards made to employees, consultants and directors based on the fair value of the award. We generally recognize stock-based compensation expense on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Forfeitures are accounted for when they occur. We determine the grant date fair value of the equity awards as follows:

•	The grant date fair value of RSUs is the last reported sales price of our Common Stock on the grant date.

•
The fair value of shares to be purchased under the ESPP (as defined in the section titled “
Executive Compensation — Employee Benefit Plans
”) is based on the grant date fair value using the Black-Scholes option pricing model with several assumptions and estimates, including our stock price volatility, projected employee stock purchase contributions, and others.

•
The fair value of stock options is based on the grant date fair value using the Black-Scholes option pricing model with several significant assumptions and estimates, including the grant date fair value of Legacy Enovix common stock prior to the Business Combination, our stock price volatility, expected life and others.

Common Stock Valuations
The fair value of Legacy Enovix common stock underlying stock options was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of Legacy Enovix’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of Legacy Enovix’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of Legacy Enovix, given prevailing market conditions. Legacy Enovix determined the fair value per share of the underlying common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant.
Recent Accounting Pronouncements
See the sections titled “Recently Adopted Accounting Pronouncements” of Note 2 “Summary of Significant Accounting Policies” to our condensed consolidated financial statements for the quarter ended April 3, 2022 and to our consolidated financial statements for the fiscal year ended January 2, 2022 included in elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
The market risk inherent in our financial instruments and financial position represents the potential loss arising from adverse changes in interest rates. As of April 3, 2022 and January 2, 2022, we had cash and cash equivalents of 408.2 and $385.3 million, respectively, consisting of interest-bearing money market accounts. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. An immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents. As of April 3, 2022 and January 2, 2022, we had no outstanding interest bearing debt.
Uncertain financial markets could result in a tightening in the credit markets, a reduced level of liquidity in many financial markets, and extreme volatility in fixed income and credit markets.
Foreign Currency Risk
There was no material foreign currency risk for the quarters ended April 3, 2022 and March 31, 2021 or the fiscal years 2021 and 2020. Our activities to date have been limited and were conducted primarily in the U.S.
The majority of our expenses, and capital purchasing activities are transacted in U.S. dollars. Our operations outside of the U.S. are subject to risks typical of operations outside of the U.S. including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility.
Inflation Risk
There was no material inflation risk for the quarters ended April 3, 2022 and March 31, 2021 or the fiscal years 2021 and 2020 as our activities to date have been primarily related to research and development activities, as well as our
Fab-1
construction.

BUSINESS
Company Overview
Enovix has designed, developed and sampled advanced
Lithium-ion,
or
Li-ion,
batteries with energy densities that are five years ahead of current industry standard batteries of similar size. “Energy density” is measured as the product of the power a battery puts out in watts times the number of hours the battery can put out that power, divided by the volume (size) of the battery measured in liters. The units of energy density are thus watt-hours per liter or Wh/l. As of January 2, 2022, we estimate that our current battery products deliver
24%-133%
greater energy density than the batteries in several categories of available consumer electronics products.
This energy density breakthrough alters a
30-year
Li-ion
battery industry trajectory of modest (4.2%) annual
Li-ion
battery energy density improvements through 2021. Assuming this industry improvement rate of 4.2% per year continues, and our estimated greater energy density, it would require five years for the industry to reach energy densities equivalent to our current batteries at similar size. We expect that market-leading mobile computing customers will use our technology variously to enhance the feature set of their products, reduce their size and weight, or alternatively to extend the battery life of their products. In addition, we believe that batteries with increased energy density will enable the next mass market computing platform (Augmented Reality, or A/R) and aid in the adoption of EVs.
We started development of our technology in early 2007 at a small facility in Fremont, California. Between 2007 and 2011, we developed the core processes and architecture of our battery technology. In 2012, we moved to a larger facility in Fremont, California and began work on the manufacturing approach and plans for our products. This was done in conjunction with partnership and investment from several strategic partners in the solar and semiconductor industries. Between 2012 and 2017, we procured and installed pilot production equipment, representative of the equipment set that would be used in manufacturing. In 2018, we altered our manufacturing approach to a mechanical stacking platform that improved the manufacturability of our products. Since 2018, we have sampled batteries to multiple customers that have validated the performance of our products. In 2020, we started procuring equipment for
Fab-1.
The first of this equipment began arriving in early 2021.
Fab-1
is now operational, with first production revenue forecasted in the second quarter of 2022. In May 2022, we began ordering our Gen2 production line.
We are a development stage company that has no product revenue to date and has incurred net income (loss) of $42.7 million and $(16.2 million) for the quarters ended April 3, 2022 and March 31, 2021, respectively, and $(125.9) million and $(39.7) million for the fiscal years 2021 and 2020, respectively. As of April 3, 2022 and January 2, 2022, we had an accumulated deficit of $290.4 million and $333.2 million, respectively.
Background
We were previously known as Rodgers Silicon Valley Acquisition Corp. On the Closing Date, Legacy Enovix, RSVAC, and Merger Sub consummated the closing of the transactions contemplated by the Merger Agreement, following the approval at a special meeting of the stockholders of RSVAC held on July 12, 2021.
Pursuant to the terms of the Merger Agreement, a business combination of RSVAC and Legacy Enovix was effected by the merger of Merger Sub with and into Legacy Enovix, with Legacy Enovix surviving as a wholly owned subsidiary of RSVAC. Following the consummation of the Merger on the Closing Date, RSVAC changed its name to Enovix Corporation, and Legacy Enovix changed its name to Enovix Operations Inc. Legacy Enovix was deemed to be the accounting acquirer in the Business Combination, and the historical consolidated financial statements of Legacy Enovix therefore became the historical consolidated financial statements of the Company, upon the consummation of the Business Combination.
At the Effective Time, each share of Legacy Enovix preferred stock that was then issued and outstanding immediately prior to the Effective Time was canceled and converted into a number of shares of Legacy Enovix common stock in accordance with Legacy Enovix’s certificate of incorporation. At the Effective Time, as a result of the Merger, each share of Legacy Enovix common stock that was then issued and outstanding immediately prior to the Effective Time (after conversion of the outstanding Legacy Enovix preferred stock, and excluding any dissenting shares) was cancelled and converted into the right to receive a number of shares of Common Stock at the conversion ratio set forth in the Merger Agreement, and all warrants and options to purchase Legacy Enovix common stock that were outstanding immediately prior to the Effective Time were converted into warrants and options to purchase a number of shares of Common Stock, as set forth in the Merger Agreement. In addition, at the Effective Time, each share of Merger Sub common stock that was then issued and outstanding immediately prior to the Effective Time was canceled and converted into and exchanged for one validly issued, fully paid and non-assessable
share of Legacy Enovix common stock.
Industry Background
Limited Innovation in Battery Technology for 30 Years
In 1991 Sony developed the first
Li-ion
battery for consumer electronics to power its newly invented handheld video recorder, which needed smaller and lighter batteries with more energy than those available at the time. The camcorder team, with years of experience in coating magnetic tapes, developed a battery based on that technology. Their architecture, sometimes referred to as a “Jelly Roll,” consists of an anode (A) in a long strip format, a long strip cathode (C) and two long strip separators (S), all on rolls, which are interleaved and then wound together into a Jelly Roll in this order: ASCSASCS…
The Jelly Roll is then placed in a hermetic package and filled with electrolyte, an organic liquid through which the lithium ions repeatedly travel back and forth between the battery’s anode and the cathode. During charging, the lithium ions cycle from the cathode (the positive electrode), through tiny holes in the separator, and into the anode (the negative electrode). This process is reversed when the battery is discharged. This basic construct of a
Li-ion
battery has remained unchanged for nearly 30 years.
Historically, advancements in battery performance have come primarily from improvements in the active cathode and anode materials of the battery. The process of new materials discovery, development, testing and qualification is by its nature a slow and arduous process and resulted in an anemic rate of battery improvement, of 4.2% per year in volumetric energy density over the last 3 decades, based on our analysis. At the same time, the electronic devices that these batteries power have dramatically increased their product features and energy requirements by capitalizing on the rapid and continuous electronic miniaturization provided by the semiconductor integrated circuit (“
IC
”) industry. This phenomenon, known as “Moore’s Law,” has resulted in electronic components doubling their transistor density (and thus the IC product features) about every two years. The disparity in improvement rates between ICs and batteries has forced the consumer devices industry to compromise the usable feature sets and the operating time between battery charges.
A Fundamentally Better Approach
We were founded by a team of individuals with expertise in three dimensional (“
3D
”) architectures learned from 25 years of experience in the manufacturing of hard disk drives (IBM) and semiconductor wafer probing systems (FormFactor). Rather than focusing solely on the materials inside the battery, we began development of a novel 3D physical battery design, one that could both improve the packing efficiency of the active materials in the battery as well as accommodate the use of a 100% active silicon anode.
Our founders conceived a completely different design for a battery. Rather than interleaving and winding long anode, cathode and separator strips into a Jelly Roll, our founders proposed an architecture in which many short anodes and cathodes were positioned side by side, with a separator between each anode-cathode pair.
This architecture allows for a more efficient use of the volume of the battery, in contrast to the Jelly Roll battery, in which significant volume is wasted at the corners and in gaps in the center of the battery, given the lack of precision of the winding process. This increase in volume efficiency alone improves the energy density of our batteries over a Jelly Roll cell.
Uniquely Enabling Silicon Anodes
Looking at a problem from a different perspective often yields new opportunities and solutions that would otherwise not be possible. This is the case with our 3D cell architecture. Rather than having long, wound electrodes that run parallel to the face of the battery, our cells have many small electrodes that are orthogonal to the largest face of the battery. This seemingly small difference has huge benefits. Specifically, our 3D cell architecture is well-suited to accommodate the use of a silicon anode and therefore capitalize on the higher energy density it provides, as described below.
Silicon has long been heralded as the next important anode material. Silicon anodes can theoretically store more than twice as much lithium than the graphite anode that is used in nearly all
Li-ion
batteries today (1800mAh/cm3 vs. 800mAh/ cm3). Once successfully integrated into a battery, silicon anodes are theoretically capable of increasing a
Li-ion
battery’s capacity by about 36% and a corresponding increase in energy density.
Silicon’s high energy density, however, creates four significant technical problems that must be solved:

•
Formation expansion.
“Formation” is the term for the first charging of the battery, when lithium moves from the cathode, through the separator, to the anode. When fully charged, a silicon anode can more than double in thickness, resulting in significant swelling that can physically damage the battery, causing failure.

•
Formation efficiency.
When first charged, a silicon anode can absorb and permanently trap as much as roughly 50% to 60% of the original lithium in the battery, reducing the battery’s capacity by about 50% to 60%.

•
Cycle swelling.
A silicon anode will swell and shrink when the battery is charged and discharged, respectively, causing damage to both the package and the silicon particles in the anode, which can crack, and further trap lithium on the fresh silicon surfaces exposed by the crack.

•
Cycle life.
Silicon particles can become electrically disconnected from the electrode when the silicon anode is in its shrunken state and can crack when the silicon anode is swollen, both of which can lower cycle life. In addition, when silicon particles become disconnected from the electrode, they are no longer able to accept lithium and neighboring particles must absorb the excess, causing over charging and further opportunities for physical damage.

Left unaddressed, these four problems have limited the practical application of silicon anodes in conventional lithium-ion
battery cells. Our 3D cell architecture uniquely solves these four technical problems to enable 100% active silicon anodes.
Problem 1 — Formation expansion
In a conventional graphite anode, lithium atoms slip into the vacant spaces between the graphite layers, forming LiC6, resulting in very little graphite anode swelling during cycling (<10%). In a silicon anode, however, lithium atoms form a lithium-silicon alloy that does not have such vacant spaces, forming Li15Si4. While this alloying process results in an increased ability to store lithium, it also causes significant expansion of the anode material during charging, creating high pressure within the battery (1,500 psi).
If a silicon anode were used in a conventional battery architecture, the pressure of anode swelling would act on the large face of the battery, creating a force as large as 1.7 tons for a battery in a 50mm x 30mm x 3mm size battery. This force is analogous to a car standing on top of a cell phone sized battery.
By contrast, when silicon anodes are used in our 3D cell architecture, the anodes do not face the largest side of the battery; instead the anodes face a short side of the battery. Because these anode faces are small in area, this same 1,500 psi pressure, therefore, creates a force of only 210 pounds in the same size battery.
To manage this 210 pounds of force, we invented a very thin
(50-micron)
stainless steel constraint system to surround the battery. This constraint system limits the battery from swelling and growing in size. Moreover, the constraint system keeps the anode and cathode materials under constant compression, maintaining excellent particle-to-particle
connection.
Problem 2 — Formation Efficiency
The first time a
Li-ion
battery is charged or formed, some of the lithium is permanently trapped in undesired side-reactions and surface layers on the anode and cathode particles. These losses proportionately reduce the capacity of the battery by removing lithium.

During formation of a conventional
Li-ion
battery with a graphite anode, approximately 5% of the lithium from a lithium cobalt oxide cathode will get permanently trapped in the graphite anode, never to return to the cathode.
A silicon anode, by contrast, has a formation efficiency of roughly 50% to 60%, meaning that about 50% to 60% of the lithium is trapped in the silicon anode during formation and is no longer available for repeated cycling, reducing the battery’s capacity in half.
Our 3D cell architecture uniquely enables a practical solution to this problem. Our cell assembly process has an added step called
“pre-lithiation,”
in which a thin lithium source is placed on top of the cell, within the package. By electrochemically coupling this lithium source to the electrodes, additional lithium can be dosed into the cell, replenishing the lithium lost during formation. Moreover, additional lithium beyond the initial replenishment can be dosed, providing a reservoir of lithium to a) counteract the normal lithium consumption that occurs in every battery during its life and b) provide the proper voltage balance to keep the minimum discharge voltage in the regime to be useful for devices.
The physical process by which the added lithium moves into the battery is called diffusion. The time required for lithium atoms to diffuse is proportional to the square of the diffusion distance. In a conventional battery architecture, the length of the electrode can be on the order of dozens of millimeters resulting in a pre-lithiation
process that could take weeks to accomplish if a thin lithium source were placed on top of the cell. In our battery architecture, however, the lithium is required to travel a short distance, which can be accomplished in hours.
Problems 3 & 4 — Swelling and Cycle Life
When conventional
Li-ion
batteries with graphite anodes are cycled (charged and discharged), they exhibit a modest amount of cyclic swelling (<10%). Silicon anodes, by contrast, can swell by 20%, or more. The continuous swelling and shrinking during charging and discharging can fracture the anode silicon particles and/or electrically disconnect them and limit cycle life to less than 100 cycles, which is not commercially viable in many applications. Additionally, any swelling in the cell over its lifetime must be accommodated by larger cavity volume, effectively reducing the practical energy density of the cell.
Our unique structural constraint system applies a uniform engineered pressure on the silicon particles within the anode, limiting their fracture and maintaining electrical contact between them for an extended number of cycles. Cycle swelling is thus kept under 2%, outperforming even conventional graphite anodes. Our cells that have been cycled over 500 times show minimal expansion by contrast.
By addressing swelling, our 3D cell architecture with its constraint system is designed to enable silicon anodes to achieve the commercial cycling standard of 500 complete charge/discharge cycles to 80% remaining capacity with improvements planned on our roadmap. A complete charge/discharge cycle is where the battery is charged all the way to 4.35V and then discharged to 2.7V.
Benefits of Our Advanced
Li-ion
Battery
The use of our 3D cell architecture, coupled with the use of a 100% active silicon anode, improves energy density. Our batteries can be used to improve the performance of a wide range of mobile products, including wearable devices, mobile communication devices, laptops and tablets. Then, after the lengthy automotive qualification, we believe our batteries will be used in high-performance EVs.
Wearable Devices
— Mobile devices are transitioning from hand-held to wearable formats — such as smartwatches and fitness bands. According to Allied Market Research, the global smartwatch market will reach $96 billion by 2027. This transition promises to improve personal health and fitness, replace wallets for identification and payments and enhance communications. We believe increased energy density is essential to enable this transition by extending battery life and allowing for the delivery of enhanced features and new form factors. We estimate that the
Li-ion
battery cell total addressable market in wearables will be $3.0 billion by 2025. In 2020, we secured an initial design win in this market with a smartwatch industry leader.

Mobile Communications Devices
— The
Li-ion
battery, introduced in 1991, also provided the increase in energy density needed for cell phones to evolve from their original
“brick-size”
into today’s sleek, sophisticated smartphone. Energy requirements continue to become more demanding as device OEMs seek to launch power-hungry 5G cell phones with on-board
artificial intelligence (“
AI
”). Just as it was 30 years ago, a significant increase in battery energy density will enable mobile device designers to continue improving user experience, functionality and battery life in smaller devices.
In enterprise markets such as Land Mobile Radio (“
LMR
”), used by police and first responders, increased energy density can be leveraged to reduce product size and weight, while simultaneously enabling new features. We estimate that the
Li-ion
battery cell total addressable market in mobile communications devices will be $8.2 billion by 2025. We have secured a design win in this market with an LMR market leader.
Computing
— The
Li-ion
battery can also be credited for helping to usher in an era of portable PC computing. In 2020, laptops, tablets and hybrids (detachable tablets) were estimated to outship traditional desktop PCs by nearly
5-to-1
according to market-watcher IDC. This ongoing trend has been accelerated by a shift toward remote work and school. As a result, users are demanding higher performance from their portable PCs. For example, Intel’s Project Athena contemplates a future in which laptop PCs deliver nine or more hours of real-world battery life. Ultimately users want “always on, all day” battery life, similar to that which they experience with their cell phones. Increased energy density is needed for this task, along with enabling more power-hungry features. We estimate that the
Li-ion
battery cell total addressable market in Computing will be $1.8 billion by 2025. We have secured a design win in this market with a
Tier-1
laptop manufacturer.
AR/VR
— Augmented reality and virtual reality are nascent markets today, held back by suboptimal battery life to support the advanced features product designers intend to deliver. Large batteries add bulk, increase strain on the user and force the use of inelegant form factors. Delivering large gains in energy density is key to allowing AR/VR product designers to enable both the features and the form factors necessary to give these products mass market appeal. We estimate the
Li-ion
battery cell total addressable market in AR/VR will be $200 million by 2025. We have secured design wins in this market from two AR/VR market leaders.
Electric Vehicles
— According to BloombergNEF, the number of EVs will grow from 3.1 million in 2020 to 14.0 million in 2025. Replacing internal combustion engine (“
ICE
”) vehicles with EVs can reduce emissions that contribute to smog and climate change, but mass adoption of EVs requires price parity with ICE vehicles. The
Li-ion
battery is the single most costly part of a passenger EV today. To date, the decline in battery cost has been driven largely by a declining cost of raw materials and improved production efficiency. But, according to BloombergNEF, continued battery cost reduction in the second half of the 2020s will require increased energy density for greater Watt-hour capacity at the cell and pack level. Our 3D cell architecture has been designed for the use of low-cost
commodity silicon anode materials as opposed to heavily engineered silicon materials. We believe lower raw material costs in combination with highly efficient and high-speed assembly processes will provide a battery cell with lower cost than a comparable conventional
Li-ion
cell at scale. While the architecture adds some cost to each individual cell, we anticipate that this cost penalty will be offset by the higher energy density per cell on $/Whr basis.
In July 2020, we were selected by the U.S. Department of Energy to perform advanced research and development (“
R&D
”) on
Li-ion
batteries with silicon anodes for EV applications. Our project titled, “Structurally and Electrochemically Stabilized Silicon-rich Anodes for Electric Vehicle Applications,” proposes to achieve energy density over 350 Wh/kg, cycle life greater than 1,000 cycles and
10-year
calendar life using a 95%-plus active silicon anode, our patented 3D cell architecture and optimized electrolyte chemistry. Mitsubishi Chemical Corporation, a global leader in formulated electrolytes for
Li-ion
batteries, and the National Renewable Energy Laboratory (“
NREL
”), a leading research institution focused on energy-efficient solutions, have agreed to support us on the project.
Producing Our 3D Silicon
TM
Lithium-ion
Battery
We have developed the advanced manufacturing processes needed to produce our batteries in high volume and at low cost. Manufacturing is where many advanced battery companies have failed historically.

Our team has developed an innovative
low-cost
approach that uses the conventional
Li-ion
battery cell manufacturing techniques for process such as electrode coating, cell packaging, test and ageing. We then use our own proprietary tools on steps such as cell assembly where we laser pattern and stack the electrodes and then apply a stainless steel constraint.
A Low Cost,
“Drop-in”
Advanced
Li-ion
Battery Production Process
Standard
Li-ion
battery production involves: 1) electrode fabrication, 2) cell assembly and 3) battery packaging and formation.
Electrode Fabrication
— Sony developed and commercialized the first
Li-ion
battery in 1991 to meet the power requirements of its new handheld camcorder. Sony’s battery division adapted its existing magnetic recording tape production equipment to make batteries: 1) to mix chemical anode and cathode slurries, 2) to coat them onto metal foil current collectors, 3) to “calender” (flatten) the surface, 4) to slit the coated metal foil into electrode sheets and 5) to roll them up for packaging in cylindrical metal cans. While there have been process improvements over the years, electrodes for conventional
Li-ion
batteries are still fabricated using this standard method developed almost 30 years ago.
Cell Assembly
—
Li-ion
cells were initially assembled by winding electrodes and separators into a naturally cylindrical Jelly Roll configuration, packaged in a cylindrical metal can. While some
Li-ion
batteries still use cylindrical metal cans,
low-profile
portable electronic devices require thinner, flatter cell formats, like the flat Jelly Roll described earlier.
Li-ion
cell assembly first addressed this need with a
wind-and-flatten
process introduced in the early 1990s. Today, it is common to wind the Jelly Roll onto a flat–rather than round–metal form. In 1995, cut-and-stack
cell assembly improved spatial efficiency, but it is slow, expensive and imprecise. We have developed a more precise roll-to-stack
cell assembly process to enable a silicon anode that increases
Li-ion
cell energy density and maintains high cycle life.
Wind-and-Flatten
Cell Assembly
—
Wind-and-flatten
cell assembly, introduced in the early 1990s, essentially flattens the cylindrical Jelly Roll into a thin, flat package for use in portable electronic devices such as laptop computers and mobile phones. The wind-and-flatten
electrode assembly can be packaged in a metal case, but it is most often packaged in a polymer pouch for portable electronic device applications. It can also be produced in larger formats, with welded aluminum housings for electric powertrains in EVs.
Cut-and-Stack
Cell Assembly
—
Cut-and-stack
cell assembly was introduced in 1995. Instead of winding and flattening, electrodes and separators are cut (or punched) into sheets, which are stacked horizontally.
Cut-and-stack
assembly provides better spatial efficiency than Jelly Roll
wind-and-flatten
assembly because the volume lost from core is eliminated and space at the outside edges is reduced.
Cut-and-stack
cells are used in consumer, military and EV applications.
Enovix
Roll-to-Stack
Cell Assembly
— We have designed proprietary tools, produced for us by precision automated equipment suppliers, which incorporate patented methods and processes to achieve precise laser patterning and high-speed roll-to-stack
cell assembly. These tools are
“drop-in”
replacements for either the
wind-and-flatten
tools or the
cut-and-stack
tools in standard
Li-ion
production processes.
Our precision
roll-to-stack
assembly has been designed to be a more precise, faster and less expensive version of standard cut-and-stack
cell assembly. Instead of cutting or punching, electrodes and separators are laser patterned and stacked into 3D cell architecture. An in-line
laser precisely patterns the electrodes and separators, which are then fed directly to a high-speed stacking tool. The laser patterning and high-speed stacking of electrodes and separators in our patented 3D cell architecture provides more precise and automatic layer alignment and better spatial efficiency than conventional cut-and-stack
cell assembly that typically require slow, optical alignment of each layer.
Battery Packaging and Formation
— Our 3D Silicon
™
Lithium-ion
battery uses the same battery packaging and formation process as a conventional
Li-ion
battery–with one exception. The first cycle formation efficiency of a graphite anode is about 90% to 95%. The first cycle formation efficiency of a silicon anode is only about 50% to 60%. The pre-lithiation
process of the 3D Silicon
TM
Lithium-ion
battery overcomes the first-cycle formation efficiency issue, while preserving all the other benefits of silicon over graphite for anodes.

Our Products
The first technology node we will bring to market is called
EX-1,
which makes batteries sized for wearables and mobile communications devices with energy densities well above current market standards. Our targeted spec for
EX-1
is 714 Wh/l for wearables and 900 Wh/l for mobile communications devices. We have achieved 714 Wh/l in R&D and expect to achieve 900 Wh/l for mobile communications devices in 2022.
Our product roadmap also projects that on a standard cell-phone size battery, the energy density will improve from the current 900 Wh/l to 1,030 Wh/l by 2023
(EX-2
node) and 1,255 Wh/l by 2025
(EX-3
node). Both the
EX-2
and
EX-3
product families will introduce an added step-function improvement in
Li-ion
energy density over the industry.
To achieve these goals, we plan to drive step-function improvements in 3D cell architecture to increase overall performance efficiency, while also enjoying the adoption of the higher energy density cathodes being developed continually by the industry.
Our roadmap also contemplates BrakeFlow
TM
, a breakthrough in advanced
lithium-ion
battery safety. BrakeFlow
TM
is an intra-cell system uniquely enabled by the Enovix 3D architecture to significantly increase tolerance against thermal runaway from internal shorts. We plan to make BrakeFlow
TM
available in our battery cells in 2023.
Our Competitive Strengths
100% Active Silicon Maximizes Anode Energy Density
— Conventional
Li-ion
battery architecture only allows small amounts of silicon to be blended with graphite in the anode, limited by swelling. Our proprietary Enovix 3D cell architecture enables use of silicon without graphite to achieve 100% active silicon anode.
Full-Depth of Discharge Cycle Life
— To date, the delivered capacity of 100% active silicon
Li-ion
batteries comprising
low-cost
commodity silicon anode materials drastically decreases within the first 100 cycles, thus limiting their market adoption. We have internally built and verified battery cells based on our proprietary 3D cell architecture with an integrated structural constraint capable of 500 cycles, opening mass-market opportunities. With further enhancements, we expect to increase cycle life to 1,000 cycles or more.
“Drop-in”
Production Process
— We have developed a production process that uses many of the conventional
Li-ion
battery manufacturing processes. Our proprietary
roll-to-stack
production tools are
“drop-in”
replacements for the
wind-and-flatten
or
cut-and-stack
tools in conventional pouch
Li-ion
battery cell assembly that allow us to achieve cost-effective, high-volume production capability for silicon-anode
Li-ion
batteries without creating an
all-new
factory.
Lower Cost than Conventional
Lithium-Ion
Batteries
— Our 3D cell architecture has been designed for the use of
low-cost
commodity silicon anode materials as opposed to heavily engineered silicon materials. We believe lower raw material costs in combination with highly efficient and high-speed assembly processes will result in our battery cell having a lower cost than comparable conventional lithium-ion
cells at scale. While the architecture adds some cost to each individual cell, we anticipate that this cost penalty will be offset by the higher energy density per cell on $/Whr basis.
Increased Watt-Hour Production Capacity
— Our planned battery unit production capacity per hour is about the same as that of a conventional
Li-ion
battery production line. However, the silicon anode
Li-ion
battery unit energy density is significantly greater than a conventional
Li-ion
battery, making the Watt-hour (Wh) capacity of our production line greater than that of a conventional
Li-ion
battery production line at the same volume.
Customer Tested in Multiple Form Factors
— We have sampled pilot-production cells in four different sizes to over 35 mobile computing customers as part of product development programs. Applications cover a range of portable electronic products, including wearables, mobile handsets and laptop computers.
Mass-Market Commercialization
— Having overcome the cycle-life and production-cost problems previously associated with silicon-anode
Li-ion
batteries, we expect to generate product revenue in the portable electronic device market starting in the second quarter of 2022.

Retrofit to Scale Production
— Our proprietary
roll-and-stack
cell assembly process can be a
“drop-in”
replacement for the
wind-and-flatten
or
cut-and-stack
cell sections in a conventional
Li-ion
battery production line. Compared to new construction, we project that retrofitting an existing, standard
Li-ion
battery production line for our battery production can be completed significantly faster and at lower cost, i.e., with quicker time to market and better financial margins.
Practical Path to EV and Renewable Energy Markets
— We will initially validate our silicon anode
Li-ion
battery technology and production process in the quality-conscious, high-volume portable electronic device market. This will help mitigate technology and production risks as we scale up our production process for the EV and energy storage markets.
Home Grown IP
— Unlike many advanced battery startups, which have licensed core technology from government or academic research laboratories, we have developed and own all of our intellectual property. We received our first patents in 2012.
Process Driven Innovation
— Our battery development is occurring at the frontier of science, where process innovations are evolving rapidly. Since even minor process changes can have an immense impact on battery performance, the value of co-locating
and coupling the R&D to manufacturing at the same location (Fremont, California) is core to our technology development strategy.
Our Growth Strategy
— We have developed and are now executing a three-phase growth strategy that will first commercialize the silicon anode
Li-ion
battery in the mobile device market in
Fab-1
in 2022, then scale production to penetrate multiple mobile device markets ahead of entering the EV market in the mid-2020s.
Phase One: Production and Commercialization
— We completed construction and equipped our first production line at our initial
Fab-1
production facility in Fremont, California in 2021. We began delivering qualification cells to customers from
Fab-1
in 2022 and have forecasted that our first commercial delivery to customers for revenue will occur in the second quarter of 2022. We will initially focus on small-format batteries for wearable devices, where increased energy density is essential for mass-market adoption.
Phase Two: Market and Production Expansion
— After proving out our manufacturing capability at
Fab-1
and leveraging our learning to improve our manufacturing processes, our plan is to expand capacity across multiple facilities and focus on localized production in proximity to our customers. Our plan is to install enough capacity to support $1.0 billion in annualized revenue over the next several years. This will allow us to address multiple mobile device markets, a combination of large, established markets (laptops and/or smartphones), mid-size
growth markets (land mobile radios) and emerging wearable markets (with explosive growth potential such as AR eyewear). In May 2022, we began ordering our Gen2 production line.
Phase Three: EVs
— As we commercialize existing battery products in multiple mobile device markets, we will continue to develop our 3D cells for the EV market. We believe that validating and commercializing our silicon anode
Li-ion
battery technology and production process for the portable electronic market will significantly reduce our technology and production risks and enable entry into the larger EV battery market. We intend to either license our battery and production technology to, or partner with, major
Li-ion
battery producers and/or automotive EV OEMs.
Research and Development
We conduct research and development at our headquarters facility in Fremont, California. Our R&D programs are focused on driving improvements in the performance and cost of our 3D cell architecture.
Current R&D activities include the following:
Energy Density and Capacity —
Increase the energy density and capacity of batteries by increasing the percent by volume of active cathode material.
Cycle Life and Temperature
— Improve the cycle life and high and low temperature performance of batteries by developing new electrolyte chemistries.

Anodes and Cathodes
— Develop batteries with next-generation anodes and cathodes that increase energy density.
Cost and Throughput
— Develop toolsets and processes to produce batteries with lower cost and higher manufacturing throughput.
Larger (EV) Size
— Develop electrode and electrolyte chemistries in batteries with silicon anodes which, when scaled up to
EV-size
cells, meet or exceed EV performance requirements.
Manufacturing and Supply Chain
We manufacture
Li-ion
batteries at our Fremont, California, headquarters. At this location we develop, assemble and test our finished products. We are currently evaluating options for
Fab-2
to produce our
Li-ion
cells with the design points of our next generation equipment in mind.
We source materials for our batteries from third party suppliers globally. We have executed master supply agreements with the majority of our suppliers and have identified or are qualifying second sources for many of our battery materials. We seek second sources for materials that are high cost or where a risk to supply has been identified. On long-lead items we intend to keep safety stock on hand to mitigate interruptions to supply.
Intellectual Property
We operate in an industry in which innovation, investment in new ideas and protection of our intellectual property rights are critical for success. We protect our technology through a variety of means, including through patent, trademark, copyright and trade secrets laws in the U.S. and similar laws in other countries, confidentiality agreements and other contractual arrangements. As of January 2, 2022, we had 39 issued U.S. patents, 63 issued foreign patents, 33 pending U.S. patent applications and 73 pending foreign counterpart patent applications. Our issued patents start expiring in 2028.
We continually assess the need for patent protection for those aspects of our technology that we believe provide significant competitive advantages. A majority of our patents relate to battery architectures, secondary batteries, and related structures and materials.
With respect to proprietary
know-how
that is not patentable and processes for which patents are difficult to enforce, we rely on trade secret protection and confidentiality agreements to safeguard our interests. We believe that many elements of our secondary battery manufacturing processes involve proprietary know-how,
technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms and procedures.
We own or have rights to various trademarks and service marks in the U.S. and in other countries, including Enovix and the Enovix design mark. We rely on both registration of our marks as well as common law protection where available.
All of our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection and require our employees to assign to us all of the inventions, designs and technologies they develop during the course of employment with us.
We also require our customers and business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our technology or business plans. As part of our overall strategy to protect our intellectual property, we may take legal actions to prevent third parties from infringing or misappropriating our intellectual property or from otherwise gaining access to our technology.
For more information regarding the risks related to our intellectual property, including the above referenced intellectual property proceedings, see the section titled “
Risk Factors
” included elsewhere in this prospectus.
Competition
The
Li-ion
battery supplier market is highly competitive, with both large incumbent suppliers and emerging new suppliers.

Prospective competitors of ours include major manufacturers currently supplying the mobile device, EV and BESS industries, mobile device and automotive OEMs and potential new entrants to the industry. Incumbent suppliers of
Li-ion
batteries include Amperex Technology Ltd., Panasonic Corporation, Samsung SDI, Contemporary Amperex Technology Co. Ltd. and
LG-Energy
Solution Ltd. They supply conventional
Li-ion
batteries and in some cases are seeking to develop silicon anode
Li-ion
batteries. In addition, because of the importance of EVs, many automotive OEMs are researching and investing in advanced
Li-ion
battery efforts including battery development and production.
There are also several emerging companies investing in developing improvements to conventional
Li-ion
batteries or new technologies for
Li-ion
batteries, including silicon anodes and solid-state architectures. Some of these companies have developed relationships with incumbent battery suppliers, auto OEMs and consumer electronics brands. These companies are also exploring new chemistries for electrodes, electrolytes and additives.
Our ability to compete successfully will rely on factors both within and outside our control, including broader economic and industry trends. Factors within our control include driving competitive pricing, cost, energy density, safety and cycle life.
We believe that our ability to compete against this set of competitors will be driven by a number of factors, including product performance, cost, reliability, product roadmap, customer relationships and ability to scale manufacturing. We believe we will compete well on each of these factors based on advanced battery innovation to date and the ability to continue to design, develop and produce higher performing products for the customers served in our targeted markets.
Government Regulation and Compliance
Our business activities are global and are subject to various federal, state, local, and foreign laws, rules and regulations. For example, there are various government regulations pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, and disposal of hazardous materials. In addition, substantially all of our import and export operations are subject to complex trade and customs laws, export controls, regulations and tax requirements such as sanctions orders or tariffs set by governments through mutual agreements or unilateral actions. Further, the countries into which our products are imported or are or will be manufactured may from time to time impose additional duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Our manufacturing facility in Fremont, California has been established as a foreign trade zone through qualification with U.S. Customs, and materials received in a foreign trade zone are not subject to certain U.S. duties or tariffs until the material enters U.S. commerce. While we may benefit from the adoption of a foreign trade zone by reduced duties, deferral of certain duties and tariffs and reduced processing fees, which help us realize a reduction in duty and tariff costs, the operation of our foreign trade zone requires compliance with applicable regulations and continued support of U.S. Customs with respect to the foreign trade zone program. Changes in export controls, tax policy or trade regulations, the disallowance of tax deductions on imported merchandise, or the imposition of new tariffs on imported products, could have an adverse effect on our business and results of operations.
Privacy and Security Laws
We are or may become subject to stringent and changing obligations related to privacy and data security. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales, and other adverse business consequences.
There are privacy and data security laws to which we are or may in the future be subject. Federal, state, local, and foreign jurisdictions in which we operate have adopted privacy and data security laws and regulations which may impose significant compliance obligations.
For example, the European Union’s General Data Protection Regulation (“
GDPR
”) is wide-ranging in scope and applies to companies established in the European Economic Area (“
EEA
”) and to companies established outside the EEA that process personal information in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR grants certain rights to natural persons physically present in the EEA. Companies subject to the GDPR may be required to give data subjects greater control over their personal information, comply with transparency obligations, establish a lawful basis and purpose for data processing, maintain documentation, protect the security and confidentiality of the personal information, notify individuals and/or supervisory authorities of data breaches, and impose privacy and data security requirements onto data processors in connection with the processing of personal information. The GDPR also imposes strict rules on the transfer of personal information outside of the EEA, provides for enforcement actions, and authorizes the imposition of penalties for noncompliance including fines of up to the greater of 20 million euros or 4% of annual global revenue.
Additionally, the California Consumer Privacy Act of 2018 (“
CCPA
”) imposes different obligations on covered businesses, including affording privacy rights to California residents. The CCPA requires covered companies to provide new disclosures to California consumers and new ways for such consumers to opt-out
of certain sharing of personal information, and creates a new cause of action for data breaches. Further, California voters approved a new privacy law, the California Privacy Rights Act (“
CPRA
”), which will take effect on January 1, 2023 and significantly modify the CCPA, including by expanding consumers’ rights over their personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. New legislation proposed or enacted in various other states will continue to shape the privacy and data security environment. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (“
CDPA
”), which becomes effective on January 1, 2023, and on June 8, 2021, Colorado enacted the Colorado Privacy Act (“
CPA
”) which takes effect on July 1, 2023. The CPA and CDPA are similar to the CCPA and CPRA, but aspects of these state statutes remain unclear, resulting in further legal uncertainty. In addition, we anticipate the passage of at least one additional privacy and data security law in Utah in 2022, along with potentially others in New York, Florida, and Washington.
The GDPR, CCPA, CPRA, CPA, CDPA, and other laws exemplify the obligations our business may have in responding to the evolving regulatory environment related to personal information. Our compliance costs and potential liability may increase with this scattered regulatory environment.
Human Capital
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and our success by motivating such individuals to perform to the best of their abilities and achieve our objectives. As of January 2, 2022, we employed 215 full-time employees and one part-time employee, based primarily in our headquarters in Fremont CA.
Culture
Supporting our mission to create “a better world through innovation in energy storage,” all employees are expected to uphold the following core values that drive our culture:

•	Integrity

•	Respect

•	Innovation

•	Resilience

•	Excellence

•	Customer Focus
Our vision is that every person is positively impacted by Enovix innovation, every day. These core values and our vision are reinforced in new hire training and everyday interactions.

Available Information
We file or furnish periodic reports and amendments thereto, including our Annual Reports on Form
10-K,
our Quarterly Reports on Form
10-Q
and Current Reports on Form
8-K,
proxy statements and other information with the SEC. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Copies of our Annual Report on Form
10-K,
our Quarterly Reports on Form
10-Q,
our Current Reports on Form
8-K,
and any amendments to such reports are also made available, free of charge, on our investor relations website at https://ir.enovix.com as soon as reasonably practicable after we electronically file or furnish such information with the SEC. The information posted on our website is not incorporated by reference into this prospectus.

MANAGEMENT
Management and Board of Directors
The following sets forth certain information, as of April 29, 2022, concerning the persons who are our executive officers and directors.

Name	Age	Position(s)
Harrold J. Rust	60	President and Chief Executive Officer and Director
Ashok Lahiri	61	Chief Technology Officer
Steffen Pietzke	50	Chief Financial Officer
Cameron Dales	51	Chief Commercial Officer
Edward J. Hejlek	66	Chief Legal Officer, General Counsel and Secretary
Thurman J. “T.J.” Rodgers	74	Chairman of the Board of Directors
Betsy Atkins (1)(2)	68	Director
Pegah Ebrahimi (2)(3)	42	Director
Emmanuel T. Hernandez (3)	66	Director
John D. McCranie (1)(3)	78	Director
Gregory Reichow (1)(2)	52	Director

(1)	Member of the compensation committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the audit committee.
Executive Officers
Harrold J. Rust
, age 60, has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2021 and previously served as Legacy Enovix’s President and Chief Executive Officer from November 2006, when he founded Legacy Enovix, to July 2021. Since July 2021, Mr. Rust has served as President and Chief Executive Officer and as a member of the Board of Directors of Enovix Operations Inc., a wholly owned subsidiary of Enovix Corporation. From April 2002 to September 2006, he served as vice president of FormFactor, Inc., a 3D material semiconductor testing company. Mr. Rust received a M.S. in Mechanical Engineering from Stanford University and a B.S. in Mechanical Engineering from the University of California, Davis. We believe that Mr. Rust is qualified to serve on our Board of Directors based on his experience as the founder of Enovix and his industry knowledge, as well as his leadership experience and technical expertise.
Ashok Lahiri
, age 61, has served as our Chief Technology Officer since the Closing and previously served as Legacy Enovix’s Chief Technology Officer from June 2007 to July 2021. Since July 2021, Mr. Lahiri has served as the Chief Technology Officer of Enovix Operations, Inc. From January 2003 to April 2007, he served as senior director, process development at FormFactor, Inc., a 3D material semiconductor testing company. From 1983 to 2002, he served as senior technical staff member at IBM, an information technology company. Mr. Lahiri received a B.S. with high honors in Chemical Engineering from the University of California, Berkeley. He has authored or co-authored
over 79 patents and/or patent applications in battery technology, 3D architecture, electrochemistry, and precision machining.
Steffen Pietzke
, age 50, has served as our Chief Financial Officer since the Closing and previously served as Legacy Enovix’s Chief Financial Officer from April 2021 to July 2021. Since July 2021, Mr. Pietzke has served as the Chief Financial Officer of Enovix Operations, Inc. From March 2020 to March 2021, he served as vice president, finance and chief accounting officer at ALX Oncology Holdings Inc., a clinical-stage immuno-oncology company. In March 2020, he served as senior vice president, finance and chief accounting officer at Tricida, Inc., a pharmaceutical company, and he previously served as Tricida’s vice president, finance and chief accounting officer from April 2018 to March 2020. From March 2017 to April 2018, he served as vice president, finance and chief accounting officer at PDL BioPharma, Inc., an acquirer of royalties and pharmaceutical assets, and he previously served as PDL BioPharma’s controller and chief accounting officer from June 2015 to March 2017. From July 2013 to June 2015, he served as a senior manager with Ernst & Young LLP, a professional services firm. From April 2004 to June 2013, he served as a senior manager with PricewaterhouseCoopers LLP, a professional services firm, and he previously served as a senior associate with PricewaterhouseCoopers from September 2000 to April 2004. Mr. Pietzke received a B.S. in Accounting with honors from the University of Applied Sciences in Offenburg, Germany and is a certified public accountant.
Cameron Dales
, age 51, has served as our Chief Commercial Officer since the Closing and previously served as Legacy Enovix’s Chief Commercial Officer from September 2018 to July 2021. Since July 2021, Mr. Dales has served as the Chief Commercial Officer of Enovix Operations, Inc. From January 2009 to September 2018, he served in various roles at Legacy Enovix, including Vice President Operations & Business Development, Senior Director Operations and as a consultant. From July 2005 to December 2008, he served as vice president & general manager, Symyx Tools, at Freeslate, Inc. (formerly known as Symyx Technologies, Inc.), a healthcare equipment company. From October 1997 to July 2005, he served as director operations, discovery tools, at Freeslate. From 1993 to 1997 he served as senior mechanical engineer at Lockheed Martin Missiles and Space Company, a global security and aerospace company. Mr. Dales received a B.S. in Mechanical Engineering from Cornell University and a M.S. in Aero/Astro Engineering from Stanford University.
Edward J. Hejlek, Esq.
, age 66, has served as our Chief Legal Officer, General Counsel and Secretary since the Closing and previously served as Legacy Enovix’s Vice President, General Counsel from January 2021 to July 2021 and Vice President, Intellectual Property from November 2020 to January 2021. Since March 2020, he has also served as executive vice president, intellectual property at Tricida, Inc., a pharmaceutical company, and he previously served as Tricida’s general counsel and senior vice president from January 2016 to March 2020. From April 2008 to December 2015, he served as a partner at Bryan Cave Leighton Paisner LLP, a law firm. From 1987 until 2012 Mr. Hejlek was an adjunct professor of law at the Saint Louis University School of Law. Mr. Hejlek received a J.D. from University of Missouri-Columbia and a B.S. in Chemical Engineering from Washington University.
Non-Employee
Directors
Thurman J. “T.J.” Rodgers
, age 74, has served as Chairman of our Board of Directors since July 2021 and previously served as RSVAC’s Chief Executive Officer and Chairman of the Board of Directors from September 2020 to July 2021 and as a member of Legacy Enovix’s Board of Directors from February 2012 to July 2021. Since July 2021, Mr. Rodgers has served as Chairman of the Board of Directors of Enovix Operations, Inc. Mr. Rodgers founded Cypress Semiconductor Corporation, a semiconductor company, in 1982 and served as the president, chief executive officer and as a member of its board of directors until April 2016. Since January 2017, Mr. Rodgers has served on the board of directors of Enphase Energy, Inc., and as chairman of the board of directors of FTC Solar, Inc., both of which are public companies in the energy industry. From May 2002 to May 2011, Mr. Rodgers served as a member of the board of directors of SunPower Corporation, an energy company. Mr. Rodgers is presently a member of the board of directors of several privately-held companies. From June 2004 through December 2012, Mr. Rodgers was a member of the board of trustees of Dartmouth College, his alma matter. He holds a B.S. in Physics and Chemistry from Dartmouth and a M.S. and Ph.D. in Electrical Engineering from Stanford University. At Stanford, Mr. Rodgers invented, developed and patented VMOS technology. We believe that Mr. Rodgers is qualified to serve on our Board of Directors based on his public company board experience, industry knowledge and expertise and skills in strategy and management.
Betsy Atkins
, age 68, has served as a member of our Board of Directors since July 2021 and previously served as a member of Legacy Enovix’s Board of Directors from January 2021 to July 2021. Since July 2021, Ms. Atkins has served as a member of the Board of Directors of Enovix Operations, Inc. Since 1994, Ms. Atkins has served as the chief executive officer of Baja Corp, an independent venture capital firm focused on technology, renewable energy and life sciences. Ms. Atkins currently serves on the public company boards of SL Green Realty Corp., a real estate investment trust, since April 2015, and Wynn Resorts Ltd., a hospitality company, since April 2018, as well as other private companies. Ms. Atkins previously served on the boards of Cognizant Technology Solutions, an information technology services company, from 2017 to 2018, Schneider Electric, an energy company, from April 2011 to April 2019, Covetrus, Inc. and its predecessor, Vets First Choice, a pharmaceutical company, from February 2016 until September 2019, HD Supply, Inc., an industrial distributor, from September 2013 to April 2018, and SunPower Corporation, a publicly-traded energy company, from August 2005 to August 2012. Ms. Atkins received a B.A. from the University of Massachusetts. We believe that Ms. Atkins is qualified to serve on our Board of Directors based on her public company board experience and corporate governance expertise.
Pegah Ebrahimi
, age 42, has served as a member of our Board of Directors since November 2021. Since November 2021, Ms. Ebrahimi has served as a member of the Board of Directors of Enovix Operations, Inc. From October 2019 to January 2021, Ms. Ebrahimi served as a board advisor of Gainsight Inc., a technology company, focused on software optimizing the customer experience and improving product analytics. From January 2019 to October 2020, she served as the chief operating officer of Cisco Collaboration at Cisco Systems Inc., a publicly-traded, multinational company, focused on designing and developing networking equipment and technology. From November 2013 to January 2019, she served as chief operating officer of Global Technology Banking at Morgan Stanley & Co. LLC, a multinational investment bank and financial services company, where she previously served as chief information officer of global investment banking from December 2009 to November 2013 and vice president investment banking from July 2008 to November 2009. From 2015 to May 2018, she served as an advisory board member of Accompany, Inc., a technology company, focused on designing and developing a relationship intelligence platform. Ms. Ebrahimi received a B.S. in Economics and Mathematics from the Massachusetts Institute of Technology. We believe that Ms. Ebrahimi is qualified to serve on our Board of Directors based on her go-to-market
strategic expertise leadership experience.
Emmanuel T. Hernandez
, age 66, has served as a member of our Board of Directors since July 2021 and previously served as the Chief Financial Officer and a director of RSVAC from November 2020 to July 2021. Since July 2021, Mr. Hernandez has served as a member of the Board of Directors of Enovix Operations, Inc. Since February 2021, Mr. Hernandez has served as a member of the board of directors of Ouster, Inc., a leading Lidar company, including as chairman of its audit committee. From November 2002 to March 2021, he served as a member of the board of directors of ON Semiconductor Corp, a transistor stalwart, including as chairman of its audit committee. From June 2017 to March 2022, Mr. Hernandez served as the chairman of the board of directors of BrainChip, Inc., a publicly-traded Australian artificial intelligence company. From 2004 to 2009, he was the chief financial officer of SunPower Corporation, an energy company. From 1993 to 2004, he was the executive vice president finance & administration and chief financial officer of Cypress Semiconductor Corporation, a semiconductor company. Prior to that, from 1976 to 1993, he held a series of positions at National Semiconductor, a pioneer Silicon Valley semiconductor company. From 2009 to 2017, he served on the boards of EnStorage Inc., formerly, an energy storage company, and SunEdison, Inc., a renewable energy company. He holds an MBA degree in Finance from Golden Gate University and a B.S. in accounting from the University of Nueva Caceres in the Philippines. We believe that Mr. Hernandez is qualified to serve on our Board of Directors based on his public company board experience and skills and expertise in strategy, finance and management.
John D. McCranie
, age 78, has served as a member of our Board of Directors since July 2021 and previously served as a director of RSVAC from December 2020 to July 2021. Since November 2021, Mr. McCranie has served as a member of the Board of Directors of Enovix Operations, Inc. Since May 2018 and November 2019, Mr. McCranie has served as a board member and board chairman, respectively, of NexGen Power Systems, a power electronics company. After his early career in semiconductor sales, he became the executive vice president of sales & marketing for Harris Corporation, formerly, a technology company, and the chief executive officer of SEEQ Technology, formerly, a semiconductor company, and Virage Logic Corporation, formerly, a semiconductor company. From 1994 to 2001, he joined Cypress Semiconductor Corporation, a semiconductor company, as executive vice president of sales & marketing. He has held 10 board positions in the semiconductor industry, including having served on the board of Cypress Semiconductor Corporation, from June 2017 to May 2019, and ON Semiconductor Corporation, a semiconductor company, from 2001 to 2018. From 2012 to 2017, he served on the board of Mentor Graphics, an electric design automation company. He holds a B.S. in Electrical Engineering from Virginia Polytechnic Institute. We believe that Mr. McCranie is qualified to serve on our Board of Directors based on his public company board experience and his industry expertise.
Gregory Reichow
, age 52, has served as a member of our Board of Directors since July 2021 and as a member of Legacy Enovix’s Board of Directors from November 2020 to July 2021. Since July 2021, Mr. Reichow has served as a member of the Board of Directors of Enovix Operations, Inc. Since July 2016, he has served as a partner at Eclipse Ventures, LLC, a venture capital firm. From June 2013 to July 2016, Mr. Reichow served as vice president, production (manufacturing, supply chain and automation engineering), at Tesla, Inc., an electric automobile manufacturer. From April 2011 to June

2013, he served as vice president of operations, powertrain, at Tesla. From November 2003 to April 2011, Mr. Reichow served as senior vice president of operations of SunPower Corporation, an energy company. From 1993 to 2003, he served various manufacturing and quality roles at Cypress Semiconductor Corporation, a semiconductor company. Mr. Reichow received a B.S. in Mechanical & Industrial Engineering from the University of Minnesota. We believe that Mr. Reichow is qualified to serve on our Board of Directors based on his executive and leadership experience and technical expertise.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Composition of the Board of Directors
Our business and affairs are organized under the direction of our board of directors. Our board of directors is chaired by Thurman J. “T.J.” Rodgers. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.
In accordance with the terms of our amended and restated bylaws, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of seven members. Each member of our board of directors serves a one-year
term expiring at our next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to our amended and restated bylaws.
Director Independence
Our common stock is listed on Nasdaq. As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be “independent.” The Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
The Board of Directors has reviewed the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the Board of Directors affirmatively determined that none of the directors, other than Mr. Rust and Mr. Rodgers, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In addition, our Board of Directors previously determined that Michael J. Petrick, who served as a director during 2021, including as a member of the audit committee and chairperson of the compensation committee, and resigned effective November 2021, was “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee
director has with Enovix and all other facts and circumstances the Board of Directors deems relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee
director and the transactions described in the section titled “
Certain Relationships and Related Party Transactions
.” Prior to the Business Combination, the board of directors of RSVAC determined that each of Ms. Hung, Mr. Gomo, Mr. McCranie, and Mr. Malchow, who then served on RSVAC’s board of directors, was “independent” as that term is defined under the Nasdaq listing standards.
Role of the Board of Directors in Risk Oversight/Risk Committee
One of the key functions of the Board of Directors is the informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure and the audit committee of the Board of Directors has the responsibility to consider and discuss our major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee of the Board of Directors also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. The charters for each of these committees are available on our website at enovix.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only.
Audit Committee
The audit committee consists of Ms. Ebrahimi, Mr. Hernandez and Mr. McCranie, each of whom the Board of Directors has determined satisfies the independence requirements under the Nasdaq listing standards and
Rule 10A-3(b)(1)
under the Exchange Act. The chairperson of the audit committee is Mr. Hernandez. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board of Directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The Board of Directors has also determined that Mr. Hernandez qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Hernandez’s level of knowledge and experience based on a number of factors, including his formal education and experience.
The primary purpose of the audit committee is to discharge the responsibilities of the Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis. Specific responsibilities of the audit committee include:

•	helping the Board of Directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end
operating results;

•	reviewing related person transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
The compensation committee consists of Ms. Atkins, Mr. McCranie and Mr. Reichow. The chairperson of the compensation committee is Mr. McCranie. The Board of Directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a
“non-employee
director” as defined in Rule
16b-3
promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the Board of Directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, employment agreements, severance agreements, profit sharing plans, bonus plans, change-of-control
protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee consists of Ms. Atkins, Ms. Ebrahimi and Mr. Reichow. The chairperson of the nominating and corporate governance committee is Ms. Atkins. All members of the nominating and corporate governance committee are independent under the Nasdaq listing standards. Specific responsibilities of the nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board of Directors;

•	considering and making recommendations to the Board of Directors regarding the composition and chairpersonship of the committees of the Board of Directors;

•	reviewing and recommending to the Board of Directors the compensation paid to the directors;

•	instituting plans or programs for the continuing education of the Board and orientation of new directors;

•	reviewing, evaluating and recommending to the Board of Directors succession plans for our executive officers;

•	overseeing our environmental, social and governance activities;

•	developing and making recommendations to the Board of Directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the Board of Directors, including our individual directors and committees.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at enovix.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee has ever been an officer or employee of RSVAC, Legacy Enovix or Merger Sub. None of our executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either the compensation committee.

DIRECTOR COMPENSATION
Non-Employee
Director Compensation Policy
In October 2021, our Board of Directors approved the terms of a new non-employee
director compensation policy (the “
Non-Employee
Director Compensation Policy
”), pursuant to which our
non-employee
directors are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.
Each
non-employee
director receives an annual cash retainer of $45,000 for serving on our Board of Directors. The chairperson of the Board of Directors receives an annual cash retainer of $25,000. The Lead Independent Director receives an annual cash retainer of $15,000.
The chairpersons and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board of Directors Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	15,000	7,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	10,000	5,000
All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated
based on the days served in the applicable fiscal quarter.
Initial Legacy Director Equity Awards
In October 2021, each
non-employee
director then serving on our Board of Directors received an RSU award for common stock having a value of $100,000 based on the Fair Market Value (as defined in our 2021 Plan) of the underlying common stock on the date of grant under the 2021 Plan. 25% of each such RSU award was vested as of the date of grant and the remainder vests in three equal installments on each of December 31, 2021, March 31, 2022 and June 30, 2022.
Initial Equity Awards
Each new
non-employee
director who joins our Board of Directors will receive an RSU award for common stock having a value of $275,000 based on the Fair Market Value of the underlying common stock on the date of grant under the 2021 Plan, with the $275,000 being prorated based on the number of months from the date of appointment until the next annual meeting of stockholders. Each RSU award will vest quarterly over three years.
Annual Equity Awards
On the date of each annual meeting of stockholders, each continuing non-employee
director will receive an RSU award for common stock having a value of $100,000 based on the Fair Market Value of the underlying common stock on the date of grant under our 2021 Plan. Each such RSU award will vest on the earlier of (i) the date of the following annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee
director’s service as a director ends at such meeting due to the director’s failure to be re-elected
or the director not standing for
re-election)
or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Vesting Acceleration
In the event of a Change of Control of Enovix (as defined in our 2021 Plan), any unvested portion of an outstanding equity award granted under the
Non-Employee
Director Compensation Policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee
director’s continuous service with us on the effective date of the change of control.

The calculation of the number of RSUs granted under the
Non-Employee
Director Compensation Policy will be based on the Fair Market Value of our common stock.
Expenses
We reimburse our
non-employee
directors for ordinary, necessary and reasonable
out-of-pocket
travel expenses to cover
in-person
attendance at and participation in meetings of the Board of Directors and its committee. We also reimburse our non-employee
directors for other reasonable expenses related to Board of Directors service, such as director education.
Director Compensation Table
The following table sets forth information regarding the compensation earned by or paid to non-employee
directors during the fiscal year ended January 2, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($) (2)
Thurman J. Rodgers	35,000	56,115	91,115
Betsy Atkins	30,000	56,115	86,115
Pegah Ebrahimi	9,162	—	9,162
Emmanuel T. Hernandez	30,000	56,115	86,115
John D. McCranie	28,750	56,115	84,865
Michael J. Petrick (3)	31,250	28,057	59,307
Gregory Reichow	27,500	56,115	83,615

(1)
The amounts reported in this column do not reflect dollar amounts actually received by our non-employee
directors. Instead, these amounts reflect the aggregate grant-date fair value of equity awards granted to each non-employee
director, computed in accordance with the ASC Topic 718,
Stock-based Compensation
. For fiscal 2021, the assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in Note 2 of the notes to our audited consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee
directors will only realize compensation to the extent trading price of our common stock is greater than the exercise price of the shares underlying the equity awards.

(2)
The following table sets forth the aggregate number of units subject to the RSU awards and the aggregate number of shares of our common stock underlying stock options held by each non-employee
director as of January 2, 2022. Each unit granted pursuant to an RSU award represents a contingent right to receive one share of our common stock for each unit that vests.

(3)	Mr. Petrick resigned from our Board of Directors effective November 2021.
The following table indicates the number of outstanding equity awards held by each non-employee
director as of January 2, 2022:

Name	RSUs	Number of Shares Underlying Stock Options
Thurman J. Rodgers	2,109	—
Betsy Atkins	2,109	51,691
Pegah Ebrahimi	13,715	—
Emmanuel T. Hernandez	2,109	—
John D. McCranie	2,109	—
Michael J. Petrick (1)	—	110,767
Gregory Reichow	2,109	—

(1)	Mr. Petrick resigned from our Board of Directors effective November 2021.

Limitation on Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory stockholder vote on named executive officer compensation and to provide information relating to the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all of our employees (other than our chief executive officer), each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
Processes and Procedures for Compensation Decisions
Our compensation program is designed to:

•	attract, incentivize, and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are fair and competitive, and that reward the achievement of our business objectives; and

•	effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the creation of long-term value for our stockholders.
Under its charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. During the fiscal year ended January 2, 2022, our Compensation Committee retained Compensia to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our Compensation Committee to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and non-employee
directors, as well as to assess each separate element of executive officer and non-employee
director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee
directors is competitive, fair, and appropriately structured. Compensia does not provide any non-compensation
related services to us.
Named Executive Officers
Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the last completed fiscal year, for the fiscal year ended January 2, 2022 are:

•	Harrold J. Rust, our President and Chief Executive Officer;

•	Steffen Pietzke, our Chief Financial Officer; and

•	Ashok Lahiri, our Chief Technology Officer.
Summary Compensation Table
The following table shows information regarding the compensation earned by or paid to our named executive officers during the fiscal years ended January 2, 2022 and December 31, 2020 (referred to as fiscal 2021 and fiscal 2020, respectively).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Harrold J. Rust	2021	338,536	180,000	5,560,515	14,605	6,093,656
President and Chief Executive Officer	2020	292,868	—	1,670,636	9,756	1,973,260
Steffen Pietzke (4)	2021	224,423	78,750	2,871,175	8,308	3,182,656
Chief Financial Officer	2020	—	—	—	—	—
Ashok Lahiri	2021	308,369	73,125	586,564	11,563	979,621
Chief Technology Officer	2020	291,896	—	1,670,636	9,611	1,972,143

(1)
The amounts reported in this column represent special bonuses paid to Messrs. Rust, Pietzke and Lahiri representing:
(i) one-time
discretionary bonuses in the amounts of $120,000, $52,500 and $48,750, respectively, for achievement of the preestablished performance goal of producing the first battery cells on our automated production line, and
(ii) one-time
discretionary bonuses in the form of fully vested stock options reflecting an aggregate grant date fair value of $60,000, $26,250, and $24,375, respectively.

(2)
The amounts reported in this column do not reflect dollar amounts actually received by named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of the options to purchase shares of our common stock granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“
FASB
”) ASC Topic 718, Stock-based Compensation. See Note 2 of the notes to the consolidated financial statements for the fiscal year ended January 2, 2022 included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts. Our named executive officers will only realize compensation to the extent trading price of our common stock is greater than the exercise price of the shares of our common stock underlying the option awards.

(3)	These amounts represent our matching contributions to the 401(k) plan for each named executive officer. For Mr. Rust and Mr. Lahiri, the amounts also include their cell phone expenses.
(4)	Mr. Pietzke joined Legacy Enovix in April 2021. His annualized base salary as of January 2, 2022 was $350,000.
Outstanding Equity Awards as of January 2, 2022
The following table shows certain information regarding outstanding equity awards held by each of our named executive officers at January 2, 2022:

	Option Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Option Exercise Price ($)	Option Expiration Date
Harrold J. Rust (3)	12/13/2018	24,230	(4)	—		0.05	12/13/2027
President and Chief Executive Officer	4/20/2021	165,438	(5)	1,208,395	(5)	9.26	4/19/2031
Steffen Pietzke Chief Financial Officer	4/20/2021	4,734	(6)	712,430	(6)	9.26	4/19/2031
Ashok Lahiri (7)	12/13/2018	21,538	(8)	—		0.05	12/13/2027
Chief Technology Officer	4/20/2021	9,425	(9)	131,951	(9)	9.26	4/19/2031

(1)	All option awards were granted pursuant to our 2016 Equity Incentive Plan, as amended (the “ 2016 Plan ”).
(2)	Under our 2016 Plan and our 2021 Equity Incentive Plan (the “ 2021 Plan ”), early exercise of options is permitted.
(3)	Mr. Rust has 412,295 shares of our common stock subject to repurchase in accordance with our 2016 Plan.
(4)
For Mr. Rust’s December 13, 2018 grant, the shares of our common stock underlying the option award vests in 48 equal monthly installments beginning on the vesting commencement date, September 1, 2017, subject to the named executive officer’s continued service at each vesting date.

(5)	For Mr. Rust’s April 20, 2021 grants, they have the following two different vesting terms, and these grants are subject to named executive officer’s continued service at each vesting date.
a.	1,107,678 shares of our common stock underlying the option award vests in 60 equal monthly installments beginning on the vesting commencement date, April 18, 2021; and
b.
1/120th of the 266,156 shares of our common stock underlying the option award vests in 48 equal monthly installments beginning on the vesting commencement date, April 18, 2021, and 1/20th of the 266,156 shares of our common stock underlying the option award vests in 12 equal monthly installments thereafter.

(6)	For Mr. Pietzke’s April 20, 2021 grants, they have the following three different vesting terms and these grants are subject to named executive officer’s continued service at each vesting date.
a.
1/5th of 276,918 shares of our common stock underlying the option award vests on the one year anniversary of the vesting commencement date, April 18, 2021, and 1/60th of the shares of our common stock underlying the option award vests in 48 equal monthly installments thereafter.

b.
1/120th of the 71,020 shares of our common stock underlying the option award vests in 48 equal monthly installments beginning on the vesting commencement date, April 18, 2021, and 1/20th of the shares of our common stock underlying the option award vests in 12 equal monthly installments thereafter; and

c.
1/4th of the 369,226 shares of our common stock underlying the option award vests on the one year anniversary of the vesting commencement date, April 1, 2021, and 1/48th of the shares underlying the option award vests in 36 equal monthly installments thereafter.

(7)	Mr. Lahiri has 408,445 shares of our common stock subject to repurchase in accordance with our 2016 Plan.
(8)
For Mr. Lahiri’s December 13, 2018 grant, the shares of our common stock underlying the option awards vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

(9)
For Mr. Lahiri’s April 20, 2021 grant, 1/120th of the 141,376 shares of our common stock underlying the option award vests in 48 equal monthly installments beginning on the vesting commencement date, April 18, 2021, and 1/20th of the shares of our common stock underlying the option award vests in 12 equal monthly installments thereafter, subject to named executive officer’s continued service at each vesting date.

Employment Arrangements with Named Executive Officers
The employment agreements and offer letters with our named executive officers generally provide for at-will
employment and set forth the named executive officer’s initial base salary, annual discretionary bonus, pro rata bonus, eligibility for employee benefits and confirmation of the terms of previously granted equity awards, and severance payments and benefits on a qualifying termination of employment or resignation. In addition, each of our named executive officers has executed our standard confidential information and invention assignment agreement. The key terms of these agreements are described below.
Harrold J. Rust
We entered into an offer letter with Mr. Rust in February 2012, as amended and restated into an employment agreement in May 2021, which governs the current terms of Mr. Rust’s employment with us. Pursuant to the agreement, Mr. Rust is entitled to an initial annual base salary of $301,978.32, is eligible to receive an annual discretionary bonus based in part on personal and corporate performance and may be granted additional equity awards under our 2021 Equity Incentive Plan. Mr. Rust’s employment is at will.
Ashok Lahiri
We entered into an offer letter with Mr. Lahiri in April 2007, as amended and restated into an employment agreement in May 2021, which governs the current terms of Mr. Lahiri’s employment with us. Pursuant to the agreement, Mr. Lahiri is entitled to an initial annual base salary of $301,537.44, is eligible to receive an annual discretionary bonus based in part on personal and corporate performance and may be granted additional equity awards under our 2021 Equity Incentive Plan. Mr. Lahiri’s employment is at will.
Steffen Pietzke
We entered into an offer letter with Mr. Pietzke in March 2021, as amended and restated into an employment agreement in May 2021, which governs the current terms of Mr. Pietzke’s employment with us. Pursuant to the agreement, Mr. Pietzke is entitled to an initial annual base salary of $300,000, is eligible to receive an annual discretionary bonus based in part on personal and corporate performance and may be granted additional equity awards under our 2021 Equity Incentive Plan. Mr. Pietzke’s employment is at will.
Potential Payments Upon Termination or Change of Control
Upon the termination of a named executive officer’s employment, the named executive officer is entitled to receive their base salary accrued through their last day of employment, as well as any unused vacation accrued through their last day of employment.
Change of Control and Severance Benefit Provisions
In each of our named executive officer’s employment agreements, the agreements contain a severance section that provides for severance benefits, including in connection with a “Change of Control” (as defined in the named executive officers’ employment agreements), subject to execution and effectiveness of a release of claims and compliance with their respective employment agreements, confidentiality agreements, and non-competition
and
non-solicitation
agreements, as well as returning all company documents (and all copies thereof) and other company property in their possession, custody or control to us.
The severance section in our executive officers’ employment agreements provides that, in the event of a qualifying termination, which is either an involuntary termination of the named executive officer’s employment by us without “Cause” (not including death or “disability”) or the named executive officer’s resignation for “Good Reason” (each, as defined in the named executive officers’ employment agreements), that occurs during the time period commencing three months prior to the closing of a Change of Control and ending 12 months following the closing of such Change of Control (the “
Change of Control Period
”) (i) Mr. Rust will be entitled to a cash payment equal to 12 months of his base salary paid in installments, payment of his health care coverage either under our regular health plan or payment of his COBRA premiums for up to 12 months, a lump sum cash payment equal to the prorated amount of his annual target bonus amount based upon his dates of employment during the calendar year in which his Separation of Service (as defined in Mr. Rust’s employment agreement) occurs, and 100% of his then-unvested shares subject to his Equity Awards (as defined in Mr. Rust’s employment agreement) will be deemed immediately vested and exercisable as of his Separation of Service date (“
Double Trigger Acceleration
”); and (ii) our other executive officers will be entitled to a cash payment equal to nine months of their respective base salaries paid in installments, payment of their health care coverage either under our regular health plan or payment of their COBRA premiums for up to nine months, a lump sum cash payment equal to the prorated amount of their annual bonus target amount based upon their dates of employment during the calendar year in which their Separation of Service (as defined in their respective employment agreement) occurs, and 75% of their then-unvested shares subject to their respective Equity Awards (as defined in their employment agreements) will be deemed immediately vested and exercisable as of their respective Separation of Service dates due to Double Trigger Acceleration.
In addition, the employment agreements with our named executive officers provide that, in the event of a qualifying termination that occurs outside of the Change of Control Period, the named executive officers will receive the same benefits as stated for a qualifying termination that occurs inside of the Change of Control Period, except instead of the Double Trigger Acceleration stated above (i) Mr. Rust’s then-unvested shares’ vesting subject to his Equity Awards will be accelerated by 24 months; and (ii) our other named executive officers then-unvested shares’ vesting subject to their respective Equity Awards will be accelerated by 18 months.
We believe that these severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a corporate transaction because providing Change of Control related severance benefits also should eliminate, or at least reduce, the reluctance of our named executive officers to diligently consider and pursue potential transactions that may be in the best interests of our stockholders. We also believe that our severance benefit arrangements with our named executive officers are consistent with compensation arrangements provided in a competitive market for executive talent and the events triggering payment represent appropriate hurdles for the severance benefits. We further believe that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in our best interests.
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Enovix seeks to provide a base salary level designed to reflect each named executive officer’s scope of responsibility and accountability.
Bonuses
Our management team is eligible for short-term incentive compensation through our cash bonus plan, the Enovix Corporation Annual Incentive Plan (the “
AIP
”). Cash incentives hold our management team, reward them based on actual business results and help create a “pay for performance” culture. Our AIP provides cash incentive award opportunities for the achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Compensation Committee. The Compensation Committee also retains discretion to reduce payouts for any factors it deems appropriate.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Enovix during the fiscal year ended January 2, 2022. Our Board of Directors may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Enovix during the fiscal year ended January 2, 2022.
No Tax
Gross-Ups
In the fiscal year ending January 2, 2022, we did not make
gross-up
payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation, perquisites or personal benefits paid or provided by us.
Employee Benefit Plans
The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus forms a part.
2021 Equity Incentive Plan
A summary description of the material features of the 2021 Plan is set forth below. Following the recommendation of the board of directors, our stockholders approved the 2021 Plan on July 12, 2021.
Eligibility
. Any individual who is an employee of us or any of its affiliates, or any person who provides services to us or our affiliates, including consultants and members of our board of directors, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of our employees, directors and consultants will be eligible to receive awards following the Closing.
Awards
. The 2021 Plan provides for the grant of incentive stock options (“
ISOs
”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“
NSOs
”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.
Authorized Shares
. Initially, the maximum number of shares of common stock that may be issued under the 2021 Plan is 16,850,000 shares. In addition, the number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on December 31, 2030, in an amount equal to the lesser of (1) 4% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of the common stock determined by our board of directors prior to the date of the increase. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under the 2021 Plan is three times the number of shares available for issuance upon the 2021 Plan becoming effective (or 50,550,000 shares).
The unused shares subject to stock awards granted under the 2021 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in our acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2021 Plan The following shares of our common stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of our common stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to us by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of common stock retained by us from the Award being exercised or purchased and/or creating the tax obligation).

Non-Employee
Director Compensation Limit
. The aggregate value of all compensation granted or paid to any non-employee
director with respect to any calendar year, including awards granted and cash fees paid to such non-employee
director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee
director is first appointed or elected to our board of directors during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.
Plan
 Administration
. Our board of directors, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options
. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of our common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs
. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards
. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of our common stock, a combination of cash and shares of our common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards
. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
Stock Appreciation Rights
. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of our common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards
. The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established
performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.
Other Stock Awards
. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure
. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions
. The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of our common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan
 Amendment or Termination
. Our board of directors has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.
2021 Employee Stock Purchase Plan
A summary description of the material features of the 2021 Employee Stock Purchase Plan (the “
ESPP
”) is set forth below. Following the recommendation of the board of directors, our stockholders approved the ESPP on July 12, 2021.
Purpose
. The purpose of the ESPP is to provide a means by which eligible employees of us and certain designated companies may be given an opportunity to purchase shares of our common stock following the Closing, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.
The Plan includes two components: a 423 Component and a
Non-423
Component. We intend that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by our board of directors, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
Share Reserve
. The maximum number of shares of our common stock that may be issued under the ESPP is 5,625,000 shares of our common stock. Additionally, the number of shares of our common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (2) 2,000,000 shares of our common stock, or (3) such lesser number of shares as determined by our board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration
. Our board of directors, or a duly authorized committee thereof, will administer the ESPP.
Limitations
. Our employees and the employees of any of its designated affiliates, as designated by our board of directors, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, our board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our stock on any purchase date during the offering period is less than or equal to the fair market value of a share of our stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions
. The ESPP permits participants to purchase shares of our common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with us and our related corporations.
Withdrawal.
Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.
A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions
. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination
. Our board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by our board of directors in accordance with the terms of the ESPP.
2016 Equity Incentive Plan
Legacy Enovix’s board of directors adopted, and Legacy Enovix’s stockholders approved, the 2016 Plan in October 2016. Following the Closing, no new awards will be granted under the 2016 Plan.
Stock Awards
. The 2016 Plan provides for the grant of options to purchase shares of Enovix common stock intended to qualify as ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards (collectively, “stock awards”). ISOs may be granted only to Enovix employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to Enovix employees, non-employee
directors and consultants and the employees and consultants of Enovix affiliates. Enovix has granted stock options and restricted stock awards under the 2016 Plan. As of December 31, 2020, 8,012,378 shares of Enovix common stock were issuable pursuant to outstanding options, restricted stock awards, restricted stock units and other purchase rights and 33,201,989 shares of Enovix common stock were available for future issuance under the 2016 Plan.
The 2016 Plan terminated when the 2021 Plan became effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2016 Plan remain outstanding, subject to the terms of our 2016 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.
If a stock award granted under the 2016 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Enovix common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2016 Plan. In addition, the following types of shares of Enovix common stock under the 2016 Plan may become available for the grant of new stock awards under the 2016 Plan: (1) shares that are forfeited to or repurchased by Enovix prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.
Administration
. Enovix’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2016 Plan. Enovix’s board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards.
Subject to the terms of the 2016 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options
. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Enovix common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Enovix’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with Enovix or any of its affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order, (2) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (3) the tender of shares of Enovix common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) deferred payment or a similar arrangement with the optionholder and (6) other legal consideration approved by the plan administrator.
Tax Limitations on Incentive Stock Options
. The aggregate fair market value, determined at the time of grant, of Enovix common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all Enovix stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Enovix or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Incentive Stock Option Limit
. The maximum number of shares of Enovix common stock that may be issued upon the exercise of ISOs under the 2016 Plan is the number of shares of common stock equal to three multiplied by the share reserve, or 254,861,379 shares.
Restricted Stock Awards
. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to Enovix or its affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in Enovix’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by Enovix upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards
. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. At the time of grant of a restricted stock unit award, the plan administrator will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. Such consideration may be paid in any form of legal consideration that may be acceptable to Enovix’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Changes to Capital Structure
. In the event that there is a specified type of change in Enovix’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2016 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class and number of shares and price per share of stock subject to outstanding stock awards.

Corporate Transactions
. The 2016 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between Enovix and the award holder, the plan administrator may take one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arrange for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by Enovix in respect of Enovix common stock issued pursuant to the stock award to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised prior to the effective time of the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Enovix with respect to the stock award, (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a cash payment, or no payment, as determined by the plan administrator or (6) make a payment, in the form determined by the plan administrator, equal to the excess, if any, of the value of the property the holder would have received upon exercise of the stock award immediately prior to the effective time of the transaction over any exercise price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of Enovix common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or other contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.
Under the 2016 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of Enovix’s consolidated assets, (2) a sale or other disposition of at least 90% of Enovix’s outstanding securities, (3) a merger, consolidation or similar transaction following which Enovix is not the surviving corporation or (4) a merger, consolidation or similar transaction following which Enovix is the surviving corporation but the shares of Enovix common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control
. In the event of a change in control, awards granted under the 2016 Plan will not receive additional acceleration of vesting and exercisability, although this treatment may be provided for in a stock award agreement or other written agreement between Enovix or its affiliates and the holder. Under the 2016 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of the combined voting power of Enovix other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which Enovix’s stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of Enovix’s consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by Enovix’s stockholders.
Transferability
. A participant generally may not transfer stock awards under the 2016 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan.
Amendment and Termination
. Enovix’s board of directors has the authority to amend, suspend or terminate the 2016 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Enovix’s stockholders. Unless terminated sooner by Enovix’s board of directors, the 2016 Plan will automatically terminate on January 18, 2028. No stock awards may be granted under the 2016 Plan while it is suspended or terminated.
2006 Stock Plan
Legacy Enovix’s board of directors adopted, and Legacy Enovix’s stockholders approved, the Enovix 2006 Stock Plan (the “
2006 Plan
”), in December 2006. The 2006 Plan, as amended, was terminated in October 2016 in connection with Enovix’s adoption of the 2016 Plan, and no new awards may be granted under it. Outstanding awards granted under the 2006 Plan remain outstanding, subject to the terms of the 2006 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2020, options to purchase 142,500 shares of Enovix Common Stock were outstanding under the 2006 Plan.

Plan administration
. Enovix’s board of directors or a duly authorized committee of the board of directors administers the 2006 Plan and the awards granted under it.
Capitalization Adjustments
. In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2006 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes and maximum number of shares subject to the 2006 Plan, any limits on the number of awards that may be granted under the 2006 Plan, and the classes, the number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.
Corporate Transactions
. In the event of certain specified corporate transactions (as defined in the 2006 Plan), our 2006 Plan provides that unless otherwise provided in a written agreement between us and any participant, any surviving or acquiring corporation (or parent thereof) may assume, continue or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume, continue or substitute outstanding awards in the corporate transaction, then: (1) the vesting of outstanding awards held by participants whose continuous service has not terminated prior to the effective time of such corporate transaction will accelerate in full to a date prior to the effective time of such transaction and such awards will terminate if not exercised (if applicable), at or prior to the effective time of such corporate transaction, and any repurchase rights held by us with respect to such awards will lapse, contingent upon the effectiveness of such transaction; and (2) any outstanding awards that are held by participants whose continuous service has terminated prior to the effective time of a corporate transaction will terminate if not exercised (if applicable) prior to the effective time of the transaction, provided that any repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the transaction. Notwithstanding the foregoing, to the extent that stock awards will terminate if not exercised prior to the effective time of a corporate transaction, our board may provide that such awards will be canceled for a payment equal to the excess, if any, of the value of the property the holder would have received upon exercise of such award over any exercise price payable.
Change in Control
. In the event of a change in control (as defined in the 2006 Plan), a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or in any other written agreement between us and a participant. In the absence of such a provision, no such acceleration will occur.
Amendment of Awards
. The plan administrator has the authority to modify outstanding stock awards under our 2006 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.
Health and Welfare Benefits
We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified
Section 401(k) plan for which we, regardless of an employee’s contribution decision, contribute 3% of base salary to each employee’s account. We do not maintain any executive-specific benefit or perquisite programs.
401(k) Plan
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged
basis. Eligible employees are able to defer eligible compensation up to certain limits under the Code, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified
retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Rule
10b5-1
Plans
Our directors and executive officers may adopt written plans, known as Rule
10b5-1
plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule
10b5-1
plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule
10b5-1
plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule
10b5-1
plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described in the section titled “
Executive Compensation
,” below is a description of transactions since January 1, 2019 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of any class of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Registration Rights Agreement
In connection with the Closing, we entered into the Amended and Restated Registration Rights Agreement on July 14, 2021 with the Sponsor, of which Mr. Rodgers is the managing member, and certain holders of Registrable Securities (as defined therein), including our named executive officers, certain of our directors and affiliates thereof, pursuant to which the Sponsor and such holders of Registrable Securities (as defined therein) became entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. Pursuant to the Registration Rights Agreement, we agreed that, on or prior to the 30th day following the Closing, we will file with the SEC (at our sole cost and expense) a registration statement registering the resale of such Registrable Securities, and we will use our commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
Lock-Up
Agreements
In connection with the Closing, our executive officers and certain of our employees, agreed, subject to certain exceptions, not to, without the prior written consent of our board, (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (collectively, the “
Lock-Up
 Shares
”), or enter into any transaction that would have the same effect, (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares
or (iii) publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined therein) with respect to any security of Enovix;
 provided, however,
 that the restrictions set forth in
these lock-up agreements
shall: (i) not apply to certain of the shares as set forth in each of such lock-up agreements;
and (ii) expire with respect to certain of the shares as set forth therein on the date that is 90 days after the Closing Date. Notwithstanding the foregoing, if, at any time before 180 days after the Closing Date there is a Change of Control (as defined therein) of Enovix, all of the shares shall be released from the restrictions set forth therein.
Under
the lock-up agreements
entered into by members of our board of directors and certain of our stockholders, each party to the agreement agreed that it will not, without the prior written consent of our board, with respect to (i) 50% of the Lock-Up Shares
during the period commencing on the Closing Date and ending on the First Release Date (as defined below) and (ii) the remaining 50%
of Lock-Up Shares
during the period commencing on the Closing Date and ending on the Second Release Date (as defined below), (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, Lock-Up Shares,
or enter into any transaction that would have the same effect, (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares
or (iii) publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined therein) with respect to any security of Enovix. The “
First Release Date
” shall mean the earlier of the date that is: (A) six months after the Closing Date; and (B) the date on which the last reported closing price of shares of our Common Stock on the Nasdaq (or such other exchange on which shares of our Common Stock are then listed) equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days during any 30 trading day period commencing at least 150 days after the Closing Date (such date, the “
Minimum Price Date
”); The “
Second Release Date
” shall mean the earlier of the date that is: (A) twelve months after the Closing Date; and (B) the Minimum Price Date. Notwithstanding the foregoing, if, at any time before the Second Release Date there is a Change of Control (as defined therein) of Enovix, all of the shares shall be released from the restrictions set forth therein.
Under
the lock-up agreements
entered into by certain additional stockholders, each party to the agreement agreed that it will not, without the prior written consent of our board, during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, Lock-Up Shares,
or enter into any transaction that would have the same effect (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares
or (iii) publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined therein) with respect to any security of Enovix. Notwithstanding the foregoing, if, at any time before six months after the Closing Date there is a Change of Control (as defined therein) of Enovix, all of the shares shall be released from the restrictions set forth therein.
As of the date of this prospectus, none of our shares of Common Stock are subject to a lock-up
agreement.
RSVAC-Related Agreements
Private Placement Warrants
Simultaneously with the closing of the RSVAC IPO, RSVAC consummated a private placement of 6,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor with the over-allotment option being exercised in full.
Each whole Private Placement Warrant is exercisable for one whole share of our common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the RSVAC IPO held in a trust account.
Insider Letter Agreement
Simultaneously with the closing of the RSVAC IPO, RSVAC and the Sponsor entered into the Insider Letter Agreement, pursuant to which the Sponsor agreed, among other things, to vote in favor of the Business Combination.
Subscription Agreements
On the Closing Date, the Subscribers purchased from Enovix the PIPE Shares, for a purchase price of $14.00 per share and an aggregate purchase price of $175.0 million, pursuant to separate Subscription Agreements dated February 22, 2021. Pursuant to the Subscription Agreements, we agreed to provide the Subscribers with certain registration rights with respect to the PIPE Shares. Legacy Enovix investors Jon D and Linda W Gruber Trust, Park West Investors Masters Fund, Limited and Park West Masters Partners International, Limited purchased 35,714, 1,951,710 and 191,147 shares, respectively, of our common stock in the PIPE transaction.
Enovix Stockholder Support Agreement
On February 22, 2021, RSVAC, Legacy Enovix and certain stockholders of Legacy Enovix, entered into the Enovix Stockholder Support Agreement, whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, upon the effectiveness of the registration statement, the Merger Agreement and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Legacy Enovix agreed, among other things, to effect the Enovix Preferred Conversion, not to transfer any of their shares of Legacy Enovix common stock and Legacy Enovix preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Enovix Stockholder Support Agreement.

Legacy Enovix Transactions
Convertible Note Financing
In December 2019, Legacy Enovix issued and sold unsecured convertible promissory notes to certain investors up to an aggregate principal amount of $5.7 million (the “
Promissory Notes
”). The Promissory Notes accrued interest at the rate of 6% per year. In March 2020, at the initial closing of Legacy Enovix’s Series
P-2
Preferred Stock financing, the outstanding principal amount and accrued and unpaid interest under the Promissory Notes as of such date converted into shares of Legacy Enovix’s Series
P-2
Preferred Stock at a 30% discount to the cash purchase price of Legacy Enovix’s Series
P-2
Preferred Stock and were terminated immediately thereafter.
The following table summarizes the participation in the foregoing transaction by Legacy Enovix’s directors, executive officers, and holders of more than 5% of any class of Legacy Enovix’s capital stock as of the date of such transaction:

Name of Noteholder	Principal Amount of Promissory Notes
Rodgers Massey Revocable Living Trust dtd 4/4/11 (1)	$5,000,000
Michael John Petrick Revocable Trust, as amended (2)	350,000
Harrold and Margaret Rust Family Trust UTD May 15, 1996 (3)	58,392
Ashok Lahiri (4)	58,392

(1)	Thurman John “TJ” Rodgers was a member of Legacy Enovix’s Board of Directors and is a member of Enovix’s Board of Directors and trustee of the Rodgers Massey Revocable Living Trust dtd 4/4/11.
(2)	Michael Petrick was a member of Legacy Enovix’s Board of Directors and is a former member of Enovix’s Board of Directors and is a trustee of the Michael John Petrick Revocable Trust, as amended.
(3)
Harrold Rust was Legacy Enovix’s President, Chief Executive Officer, and a member of Legacy Enovix’s Board of Directors and is Enovix’s President and Chief Executive Officer, a member of Enovix’s Board of Directors, and trustee of the Harrold and Margaret Rust Family Trust UTD May 15, 1996.

(4)	Ashok Lahiri was Legacy Enovix’s Chief Technology Officer and is Enovix’s Chief Technology Officer.
Secured Promissory Note Financing
In May 2021, Legacy Enovix issued a secured promissory note in the principal amount of $15.0 million to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “
Bridge Note
”). The proceeds from the Bridge Note were intended to provide working capital funds to help support the operations of Legacy Enovix. The Bridge Note accrued interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note had a maturity date of the earlier of (i) October 25, 2021 and (ii) the Closing. We repaid the principal amount and all accrued and unpaid interest under the Bridge Note following the Closing.
The Bridge Note was subject to customary events of default and provided customary remedies upon an event of default. The Bridge Note was secured by a first priority security interest in Legacy Enovix’s assets, excluding its intellectual property. Legacy Enovix was subject to a negative pledge covenant with respect to its assets, including its intellectual property, and was restricted from selling, licensing or otherwise transferring any material assets or property outside of the ordinary course of business.
Preferred Stock Financings
From July through December of 2018, Legacy Enovix issued and sold an aggregate of 82,233,867 shares of its Series F Preferred Stock for a cash purchase price of $0.285 per share for aggregate gross proceeds of approximately $23.4 million. Each share of Legacy Enovix’s Series F Preferred Stock was cancelled in exchange for the right to receive shares of Common Stock upon the Closing.
From March through November of 2020, Legacy Enovix issued and sold an aggregate of 151,610,261 shares of Legacy Enovix’s Series
P-2
Preferred Stock for a cash purchase price of $0.431699 per share for aggregate gross proceeds of approximately $65.5 million. Additionally, at the initial closing of its Series
P-2
Preferred Stock financing in March of 2020, Legacy Enovix issued 19,001,815 shares of its Series
P-2
Preferred Stock upon the conversion of approximately $5.75 million of outstanding principal and accrued and unpaid interest under the Promissory Notes. Each share of Legacy Enovix’s Series
P-2
Preferred Stock was cancelled in exchange for the right to receive shares of common stock upon the Closing.
The following table summarizes the participation in the foregoing transactions by Legacy Enovix’s directors, executive officers, and holders of more than 5% of any class of Legacy Enovix’s capital stock as of the date of such transactions:

Name of Stockholder	Shares of Legacy Enovix Series F Preferred Stock	Shares of Legacy Enovix Series P-2 Preferred Stock	Aggregate Purchase Price
Rodgers Massey Revocable Living Trust dtd 4/4/11 (1)	26,877,192	23,761,025	15,740,327
Michael John Petrick Revocable Trust, as amended (2)	5,511,648	1,987,571	2,276,443
Harrold and Margaret Rust Family Trust UTD May 15, 1996 (3)	—	196,334	59,330
Ashok Lahiri (4)	—	196,334	59,330
Eclipse Fund III, L.P. (5)	—	13,434,650	5,799,725
DPIP Enovix Series	8,542,957	4,432,036	4,348,048
York Distressed Asset Fund III, L.P	31,228,069	6,949,286	11,899,999

(1)
Thurman John “TJ” Rodgers was a member of Legacy Enovix’s Board of Directors and is a member of Enovix’s Board of Directors and trustee of the Rodgers Massey Revocable Living Trust dtd 4/4/11. Includes shares of Series
P-2
Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Legacy Enovix with an aggregate principal amount of $5.0 million.

(2)
Michael Petrick was a member of Legacy Enovix’s Board of Directors and is a former member of Enovix’s Board of Directors and is a trustee of the Michael John Petrick Revocable Trust, as amended. Includes shares of Series
P-2
Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Legacy Enovix with an aggregate principal amount of $350,000.

(3)
Harrold Rust was Legacy Enovix’s President, Chief Executive Officer, and a member of Legacy Enovix’s board of directors and is Enovix’s President, Chief Executive Officer, a member of Enovix’s board of directors, and trustee of the Harrold and Margaret Rust Family Trust UTD May 15, 1996. Includes shares of Series
P-2
Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Legacy Enovix with an aggregate principal amount of $58,392.

(4)
Ashok Lahiri was Legacy Enovix’s Chief Technology Officer and is Enovix’s Chief Technology Officer. Includes shares of Series
P-2
Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Legacy Enovix with an aggregate principal amount of $58,392.

(5)	Gregory Reichow, a former member of Legacy Enovix’s board of directors and current member of Enovix’s board of directors, is a partner of Eclipse Ventures, an affiliate of Eclipse Fund III, L.P.
Amended and Restated Employment Agreements
Legacy Enovix entered into amended and restated employment agreements with certain of its executive officers. For more information regarding these agreements with our named executive officers, see the section titled “
Executive Compensation — Employment Arrangements with Named Executive Officers
.”
Stock Option Grants to Directors and Executive Officers
Legacy Enovix granted stock options to certain of its directors and executive officers. For more information regarding the stock options and stock awards granted to our non-employee
directors and named executive officers, see the sections titled “
Director Compensation
” and “
Executive Compensation
.”
Indemnification Agreements
Enovix entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require Enovix to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.
Our amended and restated certificate of incorporation of contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by our Board of Directors.

Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation
S-K
under the Securities Act.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction of our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of the Board of Directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering a related person transaction, our Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the extent of the related person’s interest in the transaction;

•	the purpose and terms of the transaction;

•	management’s recommendation with respect to the proposed related person transaction;

•	the availability of other sources for comparable services or products; and

•	whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.
Our Audit Committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 18, 2022 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.
Applicable percentages are based on 156,776,619 shares of common stock outstanding on April 18, 2022, adjusted as required by rules promulgated by the SEC. We have determined beneficial ownership in accordance with the rules and regulations of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable and RSUs that vest within 60 days of April 18, 2022. These securities are deemed to be outstanding and beneficially owned by the person holding such options, warrants or RSUs for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information in this table is not necessarily indicative of beneficial ownership for any other purpose.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and their business address is c/o Enovix Corporation, 3501 W. Warren Avenue, Fremont, California 94538.

	Beneficial Ownership of Common Stock
Beneficial Owner	Number of Shares	Percent of Total
Greater Than 5% Stockholder
Eclipse Fund III, L.P. (1)	17,583,258	11.2%
Entities affiliated with Park West Asset Management LLC (2)	14,786,112	9.4%
Named Executive Officers and Directors
Thurman J. Rodgers (3)	25,144,714	15.6%
Betsy Atkins (4)	340,621	*
Pegah Ebrahimi (5)	2,135	*
Emmanuel T. Hernandez (6)	963,162	*
John D. McCranie (7)	973,162	*
Gregory Reichow (8)	18,791	*
Harrold J. Rust (9)	2,788,199	1.8%
Ashok Lahiri (10)	1,522,410	1.0%
Steffen Pietzke (11)	744,406	*
All current directors and executive officers as a group (11 individuals) (12)	33,909,969	20.6%

*	Less than one percent
(1)
This information is based solely on a Schedule 13G filed with the SEC on July 26, 2021. Consists of 17,583,258 shares of common stock held by Eclipse Fund III, L.P., or Eclipse III. Eclipse GP III, LLC, or Eclipse III GP, is the general partner of Eclipse III and may be deemed to have voting and dispositive power over the shares held by Eclipse III. Lior Susan is the sole managing member of Eclipse III GP and may be deemed to have voting and dispositive power over the shares held by Eclipse III. Eclipse III GP and Mr. Susan disclaim beneficial ownership of the shares held by Eclipse III except to the extent of their pecuniary interest therein, if any. The address for Eclipse III is 514 High Street, Suite 4, Palo Alto, California 94301.

(2)
Consists of (i) 13,460,906 shares of common stock held by Park West Investors Master Fund, Limited, or PWIMF, and (ii) 1,325,206 shares of common stock held by Park West Partners International, Limited, or PWPI. Park West Asset Management LLC is the investment manager to PWIMF and PWPI, and Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The business address for Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(3)
Consists of (i) 3,162 shares of common stock held directly by Mr. Rodgers, (ii) 20,926,552 shares of common stock held by Rodgers Massey Revocable Living Trust dtd 4/4/11, Thurman John Rodgers, Trustee, (iii) 115,000 shares of common stock held by the Sponsor, and (iv) 4,100,000 Private Placement Warrants held by Rodgers Massey Revocable Living Trust dtd 4/4/11, Thurman John Rodgers, Trustee.

(4)
Consists of (i) 188,930 shares of common stock held directly by Ms. Atkins, of which 71,531 shares of common stock will be unvested and remain subject to a repurchase right within 60 days of April 18, 2022, (ii) 51,691 shares of common stock issuable to Ms. Atkins pursuant to options exercisable within 60 days of April 18, 2022, of which 37,690 shares of common stock would be unvested as of such date, and (iii) 100,000 shares of common stock issuable to Ms. Atkins pursuant to a warrant exercisable within 60 days of April 18, 2022.

(5)	Consists of 2,135 shares of common stock held directly by Ms. Ebrahimi.
(6)
Consists of (i) 463,162 shares of common stock held directly by Mr. Hernandez, and (ii) 500,000 shares of common stock issuable to Mr. Hernandez pursuant to a warrant exercisable within 60 days of April 18, 2022.

(7)
Consists of (i) 473,162 shares of common stock held directly by Mr. McCranie, and (ii) 500,000 shares of common stock issuable to Mr. McCranie pursuant to a warrant exercisable within 60 days of April 18, 2022.

(8)
Consists of (i) 15,629 shares of common stock held directly by Mr. Reichow, and (ii) 3,162 shares of common stock held by Mr. Reichow for the benefit of Eclipse Ventures, LLC. Mr. Reichow is a Partner of Eclipse Ventures, LLC. Mr. Reichow disclaims beneficial ownership of the shares held for the benefit of Eclipse Ventures, LLC and the shares held by Eclipse III referred to in Footnote 2 above.

(9)
Consists of (i) 1,379,531 shares of common stock held by the Harrold and Margaret Rust Family Trust UTD May 15, 1996, of which 330,755 shares of common stock will be unvested and remain subject to a repurchase right within 60 days of April 18, 2022, and (ii) 1,408,668 shares of common stock issuable to Mr. Rust pursuant to options exercisable within 60 days of April 18, 2022, of which 1,104,995 shares of common stock would be unvested as of such date.

(10)
Consists of (i) 1,351,031 shares of common stock held directly by Mr. Lahiri, of which 328,830 shares of common stock will be unvested and remain subject to a repurchase right within 60 days of April 18, 2022, and (ii) 171,379 shares of common stock issuable to Mr. Lahiri pursuant to options exercisable within 60 days of April 18, 2022, of which 126,061 shares of common stock would be unvested as of such date.

(11)
Consists of (i) 23,000 shares of common stock held directly by Mr. Pietzke, and (ii) 721,406 shares of common stock issuable to Mr. Pietzke pursuant to options exercisable within 60 days of April 18, 2022, of which 541,774 shares of common stock would be unvested as of such date.

(12)
Consists of (i) 26,094,980 shares of common stock held by all of our directors and executive officers as a group, of which 1,161,868 shares of common stock will be unvested and remain subject to a repurchase right within 60 days of April 18, 2022, and (ii) 2,614,989 shares of common stock issuable pursuant to options exercisable within 60 days of April 18, 2022, of which 2,006,017 shares of common stock would be unvested as of such date.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 66,655,781 shares of Common Stock (including 6,000,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants and up to 736,769 shares of Common Stock issuable upon the exercise of stock options) and up to 6,000,000 Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Common Stock and Private Placement Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional Selling Securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Common Stock or Private Placement Warrants other than through a public sale.
Certain of the Selling Securityholders listed below entered into a
Lock-up
Agreement with us with respect to certain of the shares of Common Stock that may be sold by it from time to time pursuant to the registration statement of which this prospectus forms part. See the section titled “
Certain Relationships and Related Party Transactions
 —
 Lock-Up
Agreements.”
Except as set forth in the footnotes below and in the prospectus supplement no. 3 (File
No. 333-258358)
filed with the SEC pursuant to Rule 424(b)(3) on September 9, 2021, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of July 14, 2021 regarding the beneficial ownership of our Common Stock (including Common Stock issuable upon the exercise of stock options) and Warrants by the Selling Securityholders and the shares of Common Stock (including Common Stock issuable upon the exercise of stock options) and Warrants being offered by the Selling Securityholders. For the avoidance of doubt, the table below includes shares of Common Stock issuable upon the exercise of options not yet vested. The applicable percentage ownership of Common Stock is based on approximately 145,245,628 shares of Common Stock outstanding as of July 14, 2021 (prior to the exercise of all Warrants). Information with respect to shares of Common Stock and Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock, Common Stock issuable upon the exercise of stock options or Private Placement Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock or Private Placement Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker dealer.
Except as set forth in the footnotes below, the following table does not include up to 11,500,000 shares of Common Stock issuable upon exercise of the Public Warrants.
Please see the section titled “
Plan of Distribution
” for further information regarding the Selling Securityholder’s method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Harrold and Margaret Rust Family Trust UTD May 15, 1996 (1)	1,376,031	1,376,031	—	—	—	—	—	—
Harrold Rust (2)	334,428	334,428	—	—	—	—	—	—
Rodgers Massey Revocable Living Trust dtd 4/4/11, Thurman John Rodgers, Trustee (3)	20,926,552	20,926,552	—	—	4,100,000	4,100,000	—	—
Rodgers Capital, LLC (4)	115,000	115,000	—	—	—	—	—	—
Betsy Atkins (5)	201,923	201,923	—	—	100,000	100,000	—	—
Emmanuel T. Hernandez (6)	460,000	460,000	—	—	500,000	500,000	—	—
John D. McCranie (7)	450,000	450,000	—	—	500,000	500,000	—	—
Michael John Petrick and Leslie Anderson Petrick, as Trustees of the Michael John Petrick Revocable Trust, as amended (8)	2,958,219	2,958,219	—	—	—	—	—	—
Michael J. Petrick (9)	90,004	90,004	—	—	—	—	—	—
Gregory Reichow (10)	15,629	15,629	—	—	—	—	—	—
Cameron Dales (11)	1,016,219	1,016,219	—	—	—	—	—	—
Ashok Lahiri (12)	1,390,240	1,390,240	—	—	—	—	—	—
Steffen Pietzke (13)	195,499	195,499	—	—	1,000	—	1,000	*
Edward J. Hejlek (14)	192,779	192,779	—	—	—	—	—	—
Steven J. Gomo (15)	295,000	295,000	—	—	300,000	300,000	—	—
Lisan Hung (16)	262,500	262,500	—	—	250,000	250,000	—	—
Joseph I. Malchow (17)	262,500	262,500	—	—	250,000	250,000	—	—
Jeff McNeil (18)	40,000	10,000	30,000	*	15,000	—	15,000	*
Mitchell Nussbaum (19)	10,000	10,000	—	—	—	—	—	—
Ralph H. Schmitt (20)	10,000	10,000	—	—	—	—	—	—
Eclipse Fund III, L.P. (21)	17,583,258	17,583,258	—	—	—	—	—	—
Ardsley Partners Renewable Energy Fund, L.P. (22)	35,714	35,714	—	—	—	—	—	—
Atlas Diversified Master Fund, Ltd. (23)	285,714	285,714	—	—	—	—	—	—
Crossroads Investments, LP (24)	467,124	267,857	199,267	*	—	—	—	—
D.E. Shaw Oculus Portfolios, L.L.C. (25)	89,286	89,286	—	—	—	—	—	—
D.E. Shaw Valence Portfolios, L.L.C. (26)	267,857	267,857	—	—	145,901	—	145,901	*
DG Value Partners, LP (27)	15,140	15,140	—	—	—	—	—	—
DG Value Partners II Master Fund, LP (27)	83,297	83,297	—	—	—	—	—	—
DG Value Partners II Master Fund, LP—Class C (27)	44,420	44,420	—	—	—	—	—	—
AGR Trading SPC-Series EC Segregated Portfolio (28)	44,054	19,058	24,996	*	—	—	—	—
Boothbay Absolute Return Strategies, LP (28)	80,396	38,096	42,300	*	—	—	—	—
Electron Global Master Fund L.P. (28)	2,932,802	1,195,802	1,737,000	1.2%	—	—	—	—
Electron Infrastructure Master Fund, L.P. (28)	2,110,601	889,901	1,220,700	*	—	—	—	—
PMT Capital, L.P. (29)	69,847	17,857	51,990	—	25,000	—	25,000	*

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
FT SOF XIII (SPAC) Holdings, LLC (30)	71,428	71,428	—	—	—	—	—	—
Eric S. Stein	97,000	97,000	—	—	—	—	—	—
Amanda K. Rieben	45,857	45,857	—	—	—	—	—	—
John M. Stein	22,857	22,857	—	—	—	—	—	—
John M. Stein Roth IRA (31)	120,000	120,000	—	—	—	—	—	—
Fort Baker Catalyst Master Fund, LP (32)	357,143	357,143	—	—	—	—	—	—
Glazer Capi tal, LLC (33)	714,286	714,286	—	—	—	—	—	—
CVI Investments, Inc. (34)	357,143	357,143	—	—	295,933	—	295,933	*
Tech Opportunities LLC (35)	357,143	357,143	—	—	—	—	—	—
Kepos Alpha Master Fund L.P. (36)	308,643	308,643	—	—	—	—	—	—
Kepos Carbon Transition Master Fund L.P. (36)	48,500	48,500	—	—	—	—	—	—
Jon D and Linda W Gruber Trust (37)	1,233,114	35,714	1,197,400	*	—	—	—	—
LMR CCSA Master Fund Limited (38)	71,429	71,429	—	—	—	—	—	—
LMR Master Fund Limited (38)	71,428	71,428	—	—	—	—	—	—
Luminus Capital Partners Master Fund, LP (39)	485,714	485,714	—	—	—	—	—	—
Luminus Special Opportunities II Master Fund, Ltd (39)	85,715	85,715	—	—	—	—	—	—
Magnetar Constellation Master Fund, Ltd. (40)	229,286	229,286	—	—	—	—	—	—
Magnetar Constellation Fund II, Ltd (40)	64,286	64,286	—	—	—	—	—	—
Magnetar Structured Credit Fund, LP (40)	88,571	88,571	—	—	—	—	—	—
Magnetar Xing He Master Fund Ltd (40)	79,286	79,286	—	—	—	—	—	—
Magnetar SC Fund Ltd (40)	50,714	50,714	—	—	—	—	—	—
Magnetar Longhorn Fund LP (40)	23,571	23,571	—	—	—	—	—	—
Purpose Alternative Credit Fund Ltd (40)	30,000	30,000	—	—	—	—	—	—
Purpose Alternative Credit Fund – T LLC (40)	10,000	10,000	—	—	—	—	—	—
Magnetar Lake Credit Fund LLC (40)	31,429	31,429	—	—	—	—	—	—
Magnetar Capital Master Fund, Ltd (40)	35,714	35,714	—	—	—	—	—	—
Magnetar Discovery Master Fund Ltd (40)	71,429	71,429	—	—	—	—	—	—
Marathon Asset Management, L.P. (41)	142,857	142,857	—	—	—	—	—	—
Maven Investment Partners US Limited—New York Branch (42)	107,143	107,143	—	—	—	—	—	—
BEMAP Master Fund Ltd. (43)	121,870	91,260	30,610	*	18,969	—	18,969	*
Bespoke Alpha MAC MIM LP (43)	17,062	13,385	3,677	*	2,279	—	2,279	*
DS Liquid Div RVA MON LLC (43)	133,828	108,987	24,841	*	15,394	—	15,394	*
Monashee Pure Alpha SPV I LP (43)	73,887	56,760	17,127	*	10,613	—	10,613	*
Monashee Solitario Fund LP (43)	89,700	70,928	18,772	*	11,633	—	11,633	*
SFL SPV I LLC (43)	20,796	15,823	4,973	*	3,082	—	3,082	*
North Lion Fund LLC (44)	53,571	53,571	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Hartford Growth Fund Limited (45)	357,143	357,143	—	—	—	—	—	—
One Fin Capital Master Fund LP (46)	250,000	250,000	—	—	500,000	—	500,000	*
Park West Partners International, Limited (47)	1,123,976	191,147	932,829	*	193,963	—	193,963	*
Park West Investors Master Fund, Limited (47)	11,348,649	1,951,710	9,396,939	6.5%	1,956,037	—	1,956,037	1.3%
P.A.W. Small Cap Partners, LP (48)	231,678	17,857	213,821	*	—	—	—	—
Peridian Fund, L.P. (49)	357,143	357,143	—	—	—	—	—	—
Senvest Master Fund, LP (50)	357,143	357,143	—	—	—	—	—	—
Senvest Technology Partners Master Fund, LP (50)	357,143	357,143	—	—	—	—	—	—
Telemark Fund, LP (51)	1,114,286	214,286	900,000	*	450,000	—	450,000	*
Tenzing Global Investors Fund I, L.P. (52)	432,810	158,764	274,046	*	137,023	—	137,023	*
Pleiades Investment Partners—TE, L.P. (53)	146,476	55,522	90,954	*	45,477	—	45,477	*
Funds advised by Weiss Asset Management LP (54)	357,143	357,143	—	—	—	—	—	—

*	Less than one percent
(1)
Consists of 1,376,031 shares of Common Stock. Harrold Rust and Margaret Rust serve as trustees of the Harrold and Margaret Rust Family Trust UTD May 15, 1996 (the “Rust Family Trust”) and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Rust Family Trust. Mr. Rust is our President and Chief Executive Officer and a member of our board of directors since the Business Combination and has previously served as Legacy Enovix’s Chairperson, President and Chief Executive Officer since November 2006 when he founded Legacy Enovix.

(2)
Consists of 334,428 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021. Mr. Rust is our President and Chief Executive Officer and a member of our board of directors since the Business Combination and has previously served as Legacy Enovix’s Chairperson, President and Chief Executive Officer since November 2006 when he founded Legacy Enovix.

(3)
Consists of (i) 20,926,552 shares of Common Stock, including 3,800,000 shares of Common Stock acquired via an in-kind
distribution from the Sponsor, and (ii) 4,100,000 shares of Common Stock issuable upon exercise of Private Placement Warrants acquired via an in-kind
distribution from the Sponsor. Thurman J. Rodgers and Valeta Massey serve as trustees of the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Rodgers Massey Trust”) and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Rodgers Massey Trust. Mr. Rodgers has served as a member of Legacy Enovix’s board of directors since February 2012 and serves as Chairman of our board of directors following the Business Combination.

(4)
Consists of (i) 115,000 shares of Common Stock, after giving effect to an in-kind
distribution of 5,635,000 shares of Common Stock to certain of the Sponsor’s members, and (ii) no shares of Common Stock issuable upon exercise of Private Placement Warrants, after giving effect to an in-kind
distribution of 6,000,000 Private Placement Warrants to certain of the Sponsor’s members. Thurman J. Rodgers is the managing member of the Sponsor and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Sponsor. Mr. Rodgers has served as a member of Legacy Enovix’s board of directors since February 2012 and serves as Chairman of our board of directors following the Business Combination.

(5)
Consists of (i) 185,768 shares of Common Stock, including 75,000 shares of Common Stock acquired via an in-kind
distribution from the Sponsor, (ii) 16,155 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021 and (iii) 100,000 shares of Common Stock issuable upon exercise of Private Placement Warrants acquired via an in-kind
distribution from the Sponsor. Betsy Atkins has served as a member of Legacy Enovix’s board of directors since January 2021 and continues to serve as a member of our board of directors after the Business Combination.

(6)
Consists of (i) 460,000 shares of Common Stock acquired via an in-kind
distribution from the Sponsor and (ii) 500,000 shares of Common Stock issuable upon exercise of Private Placement Warrants acquired via an in-kind
distribution from the Sponsor. Emmanuel T. Hernandez served as the Chief Financial Officer and a director of RSVAC since November 2020 and is a member of our board of directors following the Business Combination.

(7)
Consists of (i) 450,000 shares of Common Stock acquired via an in-kind
distribution from the Sponsor and (ii) 500,000 shares of Common Stock issuable upon exercise of Private Placement Warrants acquired via an in-kind
distribution from the Sponsor. John D. McCranie served as a director of RSVAC since December 2020 and is a member of our board of directors following the Business Combination.

(8)
Consists of 2,958,219 shares of Common Stock held by Michael John Petrick and Leslie Anderson Petrick, as Trustees of the Michael John Petrick Revocable Trust, as amended (the “Petrick Trust”). Michael J. Petrick holds voting and investment power over the shares held by the Petrick Trust.

(9)
Consists of 90,004 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021. Michael J. Petrick has served as a member of Legacy Enovix’s board of directors since July 2018 and continues to serve as a member of our board of directors after the Business Combination.

(10)
Consists of 15,629 shares of Common Stock. Gregory Reichow has served as a member of Legacy Enovix’s board of directors since November 2020 and continues to serve as a member of our board of directors after the Business Combination.

(11)
Consists of (i) 988,603 shares of Common Stock and (ii) 27,616 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021. Cameron Dales has served as Legacy Enovix’s Chief Commercial Officer since September 2018 and continues to serve as our Chief Commercial Officer after the Business Combination.

(12)
Consists of (i) 1,351,031 shares of Common Stock and (ii) 39,209 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021. Ashok Lahiri has served as Legacy Enovix’s Chief Technology Officer since June 2007 and continues to serve as our Chief Technology Officer after the Business Combination.

(13)
Consists of (i) 2,000 shares of Common Stock (ii) 193,499 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021 and (iii) 1,000 shares of Common Stock issuable upon exercise of Public Warrants. Steffen Pietzke has served as Legacy Enovix’s Chief Financial Officer since April 2021 and continues to serve as our Chief Financial Officer after the Business Combination.

(14)
Consists of (i) 156,921 shares of Common Stock and (ii) 35,858 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021. Edward J. Hejlek has served as Legacy Enovix’s Vice President, General Counsel since January 2021 and continues to serve as our General Counsel after the Business Combination. From November 2020 to January 2021, Mr. Hejlek served as Legacy Enovix’s Vice President, Intellectual Property.

(15)
Consists of (i) 295,000 shares of Common Stock acquired via an in-kind
distribution from the Sponsor and (ii) 300,000 shares of Common Stock issuable upon exercise of Private Placement Warrants acquired via an in-kind
distribution from the Sponsor. Steven J. Gomo served as a director of RSVAC from December 2020 to the Closing Date.

(16)
Consists of (i) 262,500 shares of Common Stock acquired via an in-kind
distribution from the Sponsor and (ii) 250,000 shares of Common Stock issuable upon exercise of Private Placement Warrants acquired via an in-kind
distribution from the Sponsor. Lisan Hung served as a director of RSVAC from December 2020 to the Closing Date.

(17)
Consists of (i) 262,500 shares of Common Stock acquired via an in-kind
distribution from the Sponsor and (ii) 250,000 shares of Common Stock issuable upon exercise of Private Placement Warrants acquired via an in-kind
distribution from the Sponsor. Joseph I. Malchow served as a director of RSVAC from December 2020 to the Closing Date.

(18)
Consists of (i) 40,000 shares of Common stock, including 10,000 shares of Common Stock acquired via an in-kind
distribution from the Sponsor and (ii) 15,000 shares of Common Stock issuable upon exercise of Public Warrants.

(19)	Consists of 10,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor.
(20)
Consists of 10,000 shares of Common Stock acquired via an
in-kind
distribution from the Sponsor. Ralph Schmitt served as a member of RSVAC’s Technical Advisory Board from October 2020 to January 2021. Mr. Schmitt also served as Legacy Enovix’s Vice President of Sales and Business Development since January 2021 and continues to serve as our Vice President of Sales and Business Development after the Business Combination.

(21)
Consists of 17,583,258 shares of Common Stock held by Eclipse Fund III, L.P., or Eclipse III. Eclipse GP III, LLC, or Eclipse III GP, is the general partner of Eclipse III and may be deemed to have voting and dispositive power over the shares held by Eclipse III. Lior Susan is the sole managing member of Eclipse III GP and may be deemed to have voting and dispositive power over the shares held by Eclipse III. Eclipse III GP and Mr. Susan disclaim beneficial ownership of the shares held by Eclipse III except to the extent of their pecuniary interest therein, if any. The address for Eclipse Fund III is 514 High Street, Suite 4, Palo Alto, CA 94301.

(22)
Ardsley Partners Renewable Energy Fund, L.P. is managed by Ardsley Advisory Partners LP. Spencer Hempleman and Philip J. Hempleman have voting and investment control of the shares held by Ardsley Partners Renewable Energy Fund, L.P. and, accordingly, may be deemed to have beneficial ownership of such shares. The address of Ardsley Partners Renewable Energy Fund, L.P. is 262 Harbor Drive, 4th Floor, Stamford, CT 06902.

(23)
Atlas Diversified Master Fund, Ltd. is managed by Balyasny Asset Management, L.P. Linburgh Martin, John Sutlic and Scott Schroeder, as directors of Balyasny Asset Management, L.P., have voting and investment control of the shares held by Atlas Diversified Master Fund, Ltd. and, accordingly, may be deemed to have beneficial ownership of such shares. The address of Atlas Diversified Master Fund, Ltd. is P.O. Box 309, Ugland House, George Town, Grand Cayman
KY1-1104,
Cayman Islands, British West Indies.

(24)
Crossroads Investments, LP (“Crossroads Investments”) is the investment manager for Crossroads Partners, LP (“Crossroads Partners”). Alexander Greenberg is the managing partner of Crossroads Advisors, LLC, Crossroads Partner’s general partner, and the principal of Crossroads Investments and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Crossroads Investments. The address of the foregoing entities is 595 Madison Avenue, 8th Floor, New York, NY 10022.

(25)
As of July 14, 2021, D. E. Shaw Oculus Portfolios, L.L.C. holds 89,286 shares of common stock of the Company to be registered for resale pursuant to the registration statement (the “Oculus Subject Shares”). D. E. Shaw Oculus Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Oculus Subject Shares directly owned by it.

D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Oculus Subject Shares on DESCO LP’s and DESCO LLC’s behalf.
D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Oculus Subject Shares.

David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Oculus Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Oculus Subject Shares. David E. Shaw disclaims beneficial ownership of the Oculus Subject Shares.

(26)
As of July 14, 2021, D. E. Shaw Valence Portfolios, L.L.C. holds (i) 267,857 shares of common stock of the Company to be registered for resale pursuant to the registration statement and (ii) 145,901 shares of the Company’s common stock issuable upon the exercise of warrants at an exercise price of $11.50 per share to be registered for resale pursuant to the registration statement (collectively, the “Valence Subject Shares”). D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Valence Subject Shares directly owned by it.

D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Valence Subject Shares on DESCO LP’s and DESCO LLC’s behalf.
D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Valence Subject Shares.
David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Valence Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Valence Subject Shares. David E. Shaw disclaims beneficial ownership of the Valence Subject Shares.
(27)
DG Capital Management, LLC (“DG Capital”) is the investment manager for DG Value Partners, LP, DG Value Partners II Master Fund, LP and DG Value Partners II Master Fund, LP—Class C. Mr. Dov Gertzulin is the managing member of DG Capital and has voting and investment power over the shares held by the foregoing entities. The address for DG Capital and the foregoing entities is 460 Park Ave. 22nd Floor, New York, New York 10022.

(28)
Electron Capital Partners, LLC is the investment manager for Electron Global Master Fund L.P. and Electron Infrastructure Master Fund, L.P, and it is the
sub-investment
manager for AGR Trading
SPC-Series
EC Segregated Portfolio and Boothbay Absolute Return Strategies, LP (collectively, the “Electron Securityholders”). James Shaver may be deemed to have investment discretion and voting power over the shares held by the Electron Securityholders. The address of each entity listed in this footnote is 10 East 53rd Street, 19th Floor, New York, NY 10022.

(29)
Voting and investment power of the shares held by PMT Capital, L.P. resides with Patrick M. Tenney, as Trustee of The Patrick M. Tenney Revocable Trust, dated July 31, 2007, its general partner. The address of PMT Capital, L.P. and its general partner is 591 Redwood Highway, Suite 2100, Mill Valley, CA 94941.

(30)
Fir Tree Capital Management, LP (“FTCM”) is the investment manager for the Fir Tree funds. David Sultan and Clinton Biondo control FTCM. Each of FTCM, Messrs. Sultan and Biondo has voting and investment power with respect to the shares owned by the Fir Tree funds and may deemed to be the beneficial owner of such shares. The address of FTCM is 55 West 46th Street, New York, NY 10036.

(31)	John M. Stein holds voting and investment power over the shares held by John M. Stein Roth IRA.
(32)
Voting and investment power over the shares held by Fort Baker Catalyst Master Fund, LP resides with its investment manager, Fort Baker Capital Management LP. The address of Fort Baker Catalyst Master Fund, LP is c/o Maples Corporate Services, P.O. Box 309, Ugland House, Grand Cayman,
KY1-1104,
Cayman Islands.

(33)
Consists of (i) 180,980 shares held by Glazer Enhanced Fund, L.P., (ii) 458,013 shares held by Glazer Enhanced Offshore Fund, Ltd., and (iii) 75,293 shares held by Highmark Limited, In Respect of its Segregated Account, Highmark Multi-Strategy 2 (collectively, the “Glazer Funds”). Voting and investment power over the shares held by such entities resides with their investment manager, Glazer Capital, LLC (“Glazer Capital”). Mr. Paul J. Glazer (“Mr. Glazer”) serves as the Managing Member of Glazer Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Glazer, however, disclaims any beneficial ownership of the shares held by such entities. The address of the foregoing individuals and entities is c/o Glazer Capital, LLC, 250 West 55th Street, Suite 30A, New York, New York 10019.

(34)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(35)
Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

(36)
Kepos Capital LP is the investment manager of the Selling Securityholder and Kepos Partners LLC is the General Partner of the Selling Securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos

GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the Selling Securityholder.
(37)	Jon D. Gruber is the trustee of the Jon D and Linda W Gruber Trust. Mr. Gruber may therefore be deemed to be a beneficial owner of the shares held by the Jon D and Linda W Gruber Trust.
(38)
LMR Partners LLP (“LMR Partners”) is the investment manager of LMR CCSA Master Fund Limited and LMR Master Fund Limited (together, the “LMR Securityholders”). Vincent Olekhnovitch is a portfolio manager of LMR Partners, and Pearse Griffith, Benjamin Levine, Torsten de Santos and Mark Eberle are directors of the LMR Securityholders, and, accordingly, they have shared voting and dispositive power of the shares held by the LMR Securityholders. The address of LMR Partners is 9th Floor, Devonshire House, 1 Mayfair Place, London W1J 8AJ. The address of the LMR Securityholders is P.O. Box 309, Ugland House, George Town, Grand Cayman
KY1-1104
Cayman Islands.

(39)
The Selling Securityholder is managed by Luminus Management LLC. Jonathan Barrett has voting and investment power over the shares held by the Selling Securityholder. The address of the Selling Securityholder is 1700 Broadway, 16th Floor, New York, NY 10019.

(40)
The registered holders of the shares are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of each Magnetar Capital Master Fund, Ltd, Magnetar Discovery Master Fund Ltd, Purpose Alternative Credit Fund Ltd, Purpose Alternative Credit Fund—T LLC, Magnetar Constellation Master Fund, Ltd., Magnetar Constellation Fund II, Ltd, Magnetar Longhorn Fund LP, Magnetar SC Fund Ltd, and Magnetar Xing He Master Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL.

(41)
Marathon Asset Management GP, L.L.C. (“Marathon GP”) is the general partner of Marathon Asset Management, L.P. (“Marathon Asset Management”). Bruce Richards and Louis Hanover are managing members of Marathon GP and the Chief Executive Officer and Chief Investment Officer, respectively, of Marathon Asset Management and, accordingly, have voting and dispositive power over the shares held by Marathon Asset Management. Mr. Richards and Mr. Hanover, however, each disclaim any beneficial ownership of the shares held by Marathon Asset Management. The address of the foregoing individuals and Marathon Asset Management is c/o Marathon Asset Management, L.P., One Bryant Park, 38th Floor, New York, NY 10036.

(42)
Anand K. Sharma may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder. The address of Maven Investment Partners US Limited—New York Branch is 675 3rd Avenue, 15th Floor, New York, NY 10017.

(43)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SPV I LP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL, and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The address of DS, BEMAP, Solitario, Pure Alpha, SFL, Bespoke, Monashee Management and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(44)
Voting and investment power over the shares held by North Lion Fund LLC resides with North Lion Capital Management LLC (“NLCM”), its managing member. Chad A. Anderson is the managing partner of NLCM. The address of each entity and Mr. Anderson is 60 South 6th Street, Suite 2560, Minneapolis, MN 55402.

(45)
Voting and investment power over the shares held by Hartford Growth Fund Limited resides with Omni Partners LLP. The address of Hartford Growth Fund Limited is c/o Omni Partners LLP, 4th Floor, 15 Golden Square, London, W1F 9JG, United Kingdom.

(46)
Voting and investment power over the shares held by One Fin Capital Master Fund LP resides with One Fin Capital Management LP, its Investment Advisor. David MacKnight is the principal of One Fin Capital Management LP. The address of each entity is One Letterman Drive, Building C, Suite
C3-400,
San Francisco, CA 94129.

(47)
Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited and Park West Partners International, Limited, and Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC.

(48)
Voting and investment power over the shares held by P.A.W Small Cap Partners, L.P. resides with P.A.W. Capital Partners, L.P. (“P.A.W. Partners”), its general partner. Peter A. Wright is the Chief Investment Officer, General Partner and Senior Portfolio Manager of P.A.W. Partners. The address of P.A.W. Small Cap Partners, L.P. is c/o P.A.W. Capital Partners, L.P., 4 Greenwich Office Park, 3rd Floor, Greenwich, CT 06831.

(49)
Shares offered hereby consist of 357,143 shares held by Peridian Fund, L.P (“Peridian”). Voting and investment power over the shares held by Peridian resides with its investment manager, Periscope Capital Inc. Jamie Wise is the Chief Executive Officer of Periscope Capital Inc. and may be deemed to be the beneficial owner of the shares held by Peridian. Jamie Wise and Periscope Capital Inc., however, disclaim any beneficial ownership of the shares held by Peridian. The address of the foregoing individual and entities is c/o 333 Bay Street, Suite 1240, Toronto, ON, M5H 2R2.

(50)
Senvest Management, LLC may be deemed to beneficially own the securities held by Senvest Master Fund, LP and Senvest Technology Partners Master Fund, LP (the “Senvest Investment Vehicles”) by virtue of Senvest Management, LLC’s position as investment manager of the Senvest Investment Vehicles. Richard Mashaal may be deemed to beneficially own the securities held by the Senvest Investment Vehicles by virtue of Mr. Mashaal’s status as the managing member of Senvest Management, LLC. The mailing address of the foregoing entities is 540 Madison Avenue 32nd Floor, New York, NY 10022.

(51)
Telemark Asset Management, LLC (“Telemark Asset Management”) is the investment adviser of Telemark Fund, LP (“Telemark Fund”). Colin McNay is the President and sole owner of Telemark Asset Management and has voting and investment control over Telemark Asset Management and, accordingly, may be deemed to have beneficial ownership of such shares held by Telemark Fund. The address of the foregoing entities is One International Place, Suite 4620 Boston MA, 02110.
(52)
Tenzing Global Investors LLC (“Tenzing Global Investors”) is the general partner of Tenzing Global Investors Fund I LP (“Tenzing Fund I”). Chet Kapoor is a managing member of Tenzing Global Investors and portfolio manager of Tenzing Fund I and has voting and investment control over the shares held by Tenzing Fund I. The principal address of the foregoing entities is 90 New Montgomery, Suite 650, San Francisco, CA 94105.

(53)
Tenzing Global Investors is the investment manager of Pleiades Investment Partners—TE, L.P. (“Pleiades”). Chet Kapoor is a managing member of Tenzing Global Investors and portfolio manager of Pleiades and has voting and investment control over the shares held by Pleiades. The principal address of Tenzing Global Investors is 90 New Montgomery, Suite 650, San Francisco, CA 94105, and the principal address of Pleiades is 6022 West Chester Pike, Newton Square, PA 19073.

(54)
Consists of (i) 132,143 shares held by Brookdale Global Opportunity Fund (“BGO”) and (ii) 225,000 shares held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, MA 02116.

DESCRIPTION OF OUR SECURITIES
The following description summarizes selected information regarding our capital stock, as well as relevant provisions of: (i) our amended and restated certificate of incorporation; (ii) our amended and restated bylaws; and (iii) the DGCL. The following summary is qualified in its entirety by, and should be read in conjunction with, the amended and restated certificate of incorporation and the amended and restated bylaws, copies of which have been filed as exhibits to the Registration Statement, and the applicable provisions of the DGCL.
Authorized and Outstanding Stock
Our amended and restated certificate of incorporation authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up,
the holders of the common stock are entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
The holders of the common stock have no preemptive rights or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.
Election of Directors
Our board of directors has one class of directors and each director will generally serve for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
Our board of directors has authority to issue shares of our preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of us.

Warrants
As of the Closing, there were 17,500,000 Warrants outstanding, consisting of 11,500,000 Public Warrants and 6,000,000 Private Placement Warrants. On January 7, 2022, we redeemed all of the outstanding Public Warrants that had not been exercised as of such date in accordance with the terms of the Public Warrants.
Each Private Placement Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share and the Private Placement Warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Private Placement Warrants purchased by our Sponsor will not be exercisable more than five years from the effective date of the RSVAC IPO registration statement, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Rodgers Capital, LLC or any of its related persons beneficially own these Private Placement Warrants.
We may call the outstanding Private Placement Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the Private Placement Warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading
period ending on the third business day prior to the notice of redemption to warrant holders, and

•
if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Private Placement Warrants at the time of redemption and for the entire 30-day trading
period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Private Placement Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Private Placement Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our Private Placement Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.
If we call the Private Placement Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Private Placement Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Private Placement Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Placement Warrants, multiplied by the difference between the exercise price of the Private Placement Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Private Placement Warrants. Whether we will exercise our option to require all holders to exercise their Private Placement Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Private Placement Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.
The Private Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and RSVAC. This warrant agreement was subsequently terminated and replaced by a warrant agreement between Computershare Trust Company, N.A., as warrant agent, and us. This warrant agreement provides that the terms of the Private Placement Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Private Placement Warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of Common Stock issuable upon exercise of the Private Placement Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Private Placement Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.
The Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Private Placement Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Private Placement Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Private Placement Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their Private Placement Warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.
Registration Rights
In connection with the Closing, the holders of the Founder Shares, as well as the holders of the Private Placement Warrants (and underlying securities), became entitled to registration rights pursuant to an agreement signed in connection with the RSVAC IPO. The holders of a majority of these securities are entitled to make up to three demands that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Following the Business Combination, certain Legacy Enovix stockholders hold registration rights with respect to the Merger Consideration Shares. Stockholders holding a majority-in-interest of
such registrable securities will be entitled to make a written demand for registration under the Securities Act of all or part of their registrable securities. Subject to certain exceptions, such stockholders will also have certain “piggy-back” registration rights with respect to registration statements filed by us, as well additional rights to provide for registration of registrable securities on Form S-3 and
any similar short-form registration statement that may be available at such time.
Anti-Takeover Provisions
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•
permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66
2
/
3
% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that Special Meetings of our stockholders may be called by the chairperson of our board of directors, the chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 662/3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors.
The combination of these provisions will make it more difficult for the existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
Delaware Anti-Takeover Law
We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of our voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the consummation of the transaction, the business combination is approved by our board of directors and authorized at an annual or Special Meeting of stockholders, and not by written consent, by the affirmative vote of at least 66
2
/
3
% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of our outstanding voting stock. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Choice of Forum
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against us or any of our directors, officers or other employees arising out of or pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against us or any of our directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, our amended and restated certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, our amended and restated certificate of incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Rule 144
Pursuant to Rule 144 under the Securities Act (“
Rule 144
”), a person who has beneficially owned restricted common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates of under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than
Form 8-K reports;
and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
Common Stock that stockholders of Legacy Enovix received in connection with the Business Combination is freely tradable without restriction or further registration under the Securities Act, except for certain shares issued to our affiliates within the meaning of Rule 144.
Limitation of Liability and Indemnification
Our amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief,
remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we can purchase insurance on behalf of any person whom it is required or permitted to indemnify. In addition to the indemnification required in our amended and restated certificate of incorporation and our amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were our director, officer, employee, agent or fiduciary, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in our right, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions that are in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Exchange Listing
Our common stock is listed on Nasdaq under the symbol “ENVX.”
Transfer Agent
The transfer agent for our securities is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and
non-U.S.
tax consequences of the purchase, ownership and disposition of our securities.
This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “
IRS
”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling or an opinion of counsel with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.
We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or
non-U.S.
taxes or any
non-income
U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt
organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a
“non-U.S.
Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Tax Considerations Applicable to U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under
 “— Tax Considerations Applicable to U.S. Holders
 —
 Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate
holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial tax basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate
U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “
Tax Considerations Applicable to U.S. Holders
 —
 Possible Constructive Distributions
”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.
If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “
Description of our Securities
 —
 Warrants
.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “
Tax Considerations Applicable to U.S. Holders
 —
 Taxation of Distributions
” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. Holder’s tax basis in the underlying stock will be increased to the extent any such constructive distribution is treated as a dividend. Proposed U.S. Treasury Regulations address the amount of, timing of, and withholding obligations in respect of, constructive distributions made to holders of convertible securities such as the Warrants. These proposed regulations are effective for constructive distributions made on or after the date of finalization, but may generally be relied upon as to certain matters for constructive distributions that occur prior to such date. U.S. Holders should consult their own tax advisors regarding the application of such regulations and other tax considerations relating to the possibility of constructive distributions.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to
Non-U.S.
Holders
Taxation of Distributions
In general, any distributions (other than certain distributions of our stock or rights to acquire our stock, but including constructive distributions) we make to a
non-U.S.
Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the
non-U.S.
Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
non-U.S.
Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). In the case of any constructive dividend (as described below under “
— Tax Considerations Applicable to
Non-U.S.
Holders
 —
 Possible
Constructive Distributions
”), it is possible that this tax would be withheld from any amount owed to a
non-U.S.
Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
non-U.S.
Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the
non-U.S.
Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under
 “— Tax Considerations Applicable to
Non-U.S.
Holders
 —
 Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants
” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “
Tax Considerations Applicable to
Non-U.S.
Holders
 —
 Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
” below), we will be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a
non-U.S.
Holder that are effectively connected with such
non-U.S.
Holder’s conduct of a trade or business within the United States (or if a tax treaty applies, that are attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S.
Holder) will generally not be subject to U.S. withholding tax, provided such
non-U.S.
Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form
W-8ECI).
Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the
non-U.S.
Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a
non-U.S.
Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “
— Tax Considerations Applicable to U.S. Holders
 —
 Exercise of a Warrant
” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the
non-U.S.
Holder would be the same as those described below in
 “— Tax Considerations Applicable to
Non-U.S.
Holders
 —
 Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
.”
Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
A
non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
non-U.S.
Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the
non-U.S.
Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
non-U.S.
Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the
non-U.S.
Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S.
Holder’s holding period for the shares of our Common Stock. These rules may be modified as applied to the Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
non-U.S.
Holder were a U.S. resident. Any gains described in the first bullet point above of a
non-U.S.
Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. Holder, if any (even though the individual is not considered a resident of the United States).
Non-U.S.
Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a
non-U.S.
Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard.
Non-U.S.
Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “
Description of our Securities
 —
 Warrants
.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a
non-U.S.
Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A
non-U.S.
Holder would be subject to U.S. federal income tax withholding as described above under “
Tax Considerations Applicable to
Non-U.S.
Holders
 —
 Taxation of Distributions
” under that section in the same manner as if such
non-U.S.
Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest. Any U.S. federal income tax required to be withheld on any portion of such constructive distribution may be withheld from the Common Stock received upon exercise of the Warrants, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a non-U.S. Holder.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“
FATCA
”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain
non-U.S.
entities that are wholly or

partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial
non-U.S.
entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, the U.S. Treasury Department stated in the preamble to such proposed regulations that taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding.
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A
non-U.S.
Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
non-U.S.
Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 Private Placement Warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 66,655,781 shares of Common Stock (including up to 6,000,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants and 736,769 shares of Common Stock issuable upon the exercise of stock options) and (ii) up to 6,000,000 Private Placement Warrants.
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by such Selling Securityholders.
The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule
10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; or

•	any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind
distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is our affiliate (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares of Common Stock offered by this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind
distribution of Common Stock or Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Common Stock or Warrants pursuant to the distribution through a registration statement.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until two years from the effective date of this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Cooley LLP. As of the date of this prospectus, GC&H Investments, LLC, an entity comprised of partners and associates of Cooley LLP, beneficially owns 201,322 shares of our Common Stock.
EXPERTS
The financial statements of Enovix Corporation as of January 2, 2022 and December 31, 2020, and for each of the two years in the period ended January 2, 2022, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Enovix and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at enovix.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

ENOVIX CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of April 3, 2022 and January 2, 2022	F-2
Condensed Consolidated Statements of Operations for the quarters ended April 3, 2022 and March 31, 2021	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity for quarters ended April 3, 2022 and March 31, 2021	F-4
Condensed Consolidated Statements of Cash Flows for the quarters ended April 3, 2022 and March 31, 2021	F-5
Notes to Condensed Consolidated Financial Statements	F-6

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 34)	F-17
Consolidated Balance Sheets of January 2, 2022 and December 31, 2020	F-18
Consolidated Statements of Operations for the Years ended January 2, 2022 and December 31, 2020	F-19
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit) for years ended January 2, 2022 and December 31, 2020	F-20
Consolidated Statements of Cash Flows for the years ended January 2, 2022 and December 31, 2020	F-21
Notes to Consolidated Financial Statements	F-23

ENOVIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)
(Unaudited)

	April 3, 2022	January 2, 2022
Assets
Current assets:
Cash and cash equivalents	$408,178	$385,293
Deferred contract costs	4,547	4,554
Prepaid expenses and other current assets	2,824	8,274

Total current assets	415,549	398,121

Property and equipment, net	83,102	76,613
Operating lease, right-of-use assets	6,535	6,669
Other assets, non-current	1,105	1,162

Total assets	$506,291	$482,565

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,535	$3,144
Accrued expenses	4,620	7,109
Accrued compensation	4,850	4,101
Deferred revenue	5,575	5,575
Other liabilities	875	707

Total current liabilities	17,455	20,636

Warrant liability	56,460	124,260
Operating lease liabilities, non-current	8,870	9,071
Deferred revenue, non-current	2,290	2,290
Other liabilities, non-current	162	191

Total liabilities	85,237	156,448

Commitments and Contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 156,419,718 and 152,272,287 as of April 3, 2022 and January 2, 2022, respectively	15	15
Preferred stock, $0.0001 par value; authorized shares of 10,000,000; no shares issued or outstanding as of April 3, 2022 and January 2, 2022, respectively	—	—
Additional paid-in-capital	711,484	659,254
Accumulated deficit	(290,445)	(333,152)

Total stockholders’ equity	421,054	326,117

Total liabilities and stockholders’ equity	$506,291	$482,565

See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Operating expenses:
Cost of revenue	$515	$1,631
Research and development	12,731	5,589
Selling, general and administrative	11,869	4,161

Total operating expenses	25,115	11,381

Loss from operations	(25,115)	(11,381)
Other income (expense):
Change in fair value of convertible preferred stock warrants and common stock warrants	67,800	(4,781)
Other income (expense), net	22	(3)

Total other income (expense), net	67,822	(4,784)

Net income (loss)	$42,707	$(16,165)

Net income (loss) per share, basic	$0.28	$(0.17)
Weighted average number of common shares outstanding, basic	151,648,439	95,816,889
Net loss per share, diluted	$(0.16)	$(0.17)
Weighted average number of common shares outstanding, diluted	153,338,462	95,816,889
See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 2, 2022	152,272,287	$15	$659,254	$(333,152)	$326,117
Issuance of common stock upon exercise of stock options	91,910	—	200	—	200
Issuance of common stock upon exercise of common stock warrants	4,126,466	—	47,452	—	47,452
Vesting of early exercised stock options	—	—	42	—	42
Vesting of restricted stock units	34,941	—	—	—	—
Repurchase of unvested restricted common stock	(105,886)	—	—	—	—
Stock-based compensation	—	—	4,536	—	4,536
Net income	—	—	—	42,707	42,707

Balance as of April 3, 2022	156,419,718	$15	$711,484	$(290,445)	$421,054

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2020, effect of reverse acquisition	100,016,559	$10	$243,484	$(207,278)	$36,216
Issuance of common stock upon exercise of stock options	2,112,373	—	30	—	30
Vesting of early exercised stock options	—	—	24	—	24
Repurchase of unvested restricted common stock	(87,768)	—	—	—	—
Issuance of Series D convertible preferred stock upon exercise of warrants	2,020,034	—	20,877	—	20,877
Stock-based compensation	—	—	1,555	—	1,555
Net loss	—	—	—	(16,165)	(16,165)

Balance as of March 31, 2021	104,061,198	$10	$265,970	$(223,443)	$42,537

See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Cash flows from operating activities:
Net income (loss)	$42,707	$(16,165)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation	314	141
Amortization of right-of-use assets	134	—
Stock-based compensation expense	5,238	1,555
Changes in fair value of convertible preferred stock warrants and common stock warrants	(67,800)	4,781
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(51)	1,039
Deferred contract costs	8	(816)
Accounts payable	(959)	1,172
Accrued expenses and compensation	555	1,260
Other liabilities	165	(1,577)

Net cash used in operating activities	(19,689)	(8,610)

Cash flows from investing activities:
Purchase of property and equipment	(10,451)	(7,141)

Net cash used in investing activities	(10,451)	(7,141)

Cash flows from financing activities:
Payments of transaction costs related to Business Combination and PIPE financing	—	(332)
Proceeds from exercise of common stock warrants, net	52,828	—
Proceeds from exercise of convertible preferred stock warrants	—	102
Proceeds from the exercise of stock options	200	159
Repurchase of unvested restricted common stock	(3)	(5)

Net cash provided by (used in) financing activities	53,025	(76)

Change in cash, cash equivalents, and restricted cash	22,885	(15,827)
Cash and cash equivalents and restricted cash, beginning of period	385,418	29,218

Cash and cash equivalents and restricted cash, end of period	$408,303	$13,391

Supplemental cash flow data (Non-cash):
Purchase of property and equipment included in liabilities	$1,510	$1,690
Accrued transaction costs	—	3,579
The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s condensed consolidated balance sheets:

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Cash and cash equivalents	$408,178	$13,266
Restricted cash included in prepaid expenses and other current assets	125	125

Total cash, cash equivalents, and restricted cash	$408,303	$13,391

See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Organization and Basis of Presentation
Organization
Enovix Corporation (“Enovix” or the “Company”) was incorporated in Delaware in 2006. The Company designs, develops, and manufactures an advanced silicon-anode lithium-ion
battery using proprietary 3D cell architecture that increases energy density and maintains a high cycle life. The Company is headquartered in Fremont, California.
The Company is focused on the development and commercialization of its silicon-anode lithium-ion
batteries. Planned principal operations of commercial manufacturing have not yet commenced. As of April 3, 2022, the Company has not generated product revenue from its planned principal business activities.
Business Combination
On July 14, 2021 (the “Closing Date”), Enovix Corporation, a Delaware Corporation (“Legacy Enovix”), Rodgers Silicon Valley Acquisition Corp. (“RSVAC”), and RSVAC Merger Sub Inc., a Delaware Corporation and wholly owned subsidiary of RSVAC (“Merger Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Merger, dated February 22, 2021 (the “Business Combination”), by and among RSVAC, Merger Sub and Legacy Enovix (the “Merger Agreement”), following the approval at a special meeting of the stockholders of RSVAC held on July 12, 2021 (the “Special Meeting”). Following the consummation of the Business Combination on the Closing Date, Legacy Enovix changed its name to Enovix Operations Inc., and RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation. Please refer to Note 3 “Business Combination” to the consolidated financial statements for the fiscal year ended January 2, 2022 included in the Company’s Annual Report on Form
10-K
for the fiscal year ended January 2, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2022 (the “Annual Report”) for further details of the Business Combination.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and the Business Combination from the Closing Date. All intercompany balances and transactions have been eliminated in consolidation.
The Business Combination has been accounted for as a reverse recapitalization under GAAP. This determination is primarily based on Legacy Enovix stockholders comprising a relative majority of the voting power of Enovix and having the ability to nominate the members of the Board, Legacy Enovix’s operations prior to the acquisition comprising the only ongoing operations of Enovix, and Legacy Enovix’s senior management comprising a majority of the senior management of Enovix. Under this accounting method, RSVAC was treated as the “acquired” company and Legacy Enovix was treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Enovix represent a continuation of the financial statements of Legacy Enovix with the Business Combination being treated as the equivalent of Enovix issuing common stock for the net assets of RSVAC, accompanied by a recapitalization. The net liabilities of RSVAC, other than its warrant liabilities, were stated at historical cost, which approximates to its fair values. Its warrant liabilities were stated at its fair values and no goodwill or other intangible assets were recorded. Results of operations prior to the Business Combination are presented as those of Enovix. Beginning in the third quarter of 2021, historical shares and corresponding capital amounts, as well as for net loss per share, prior to the Business Combination, have been retrospectively adjusted using the exchange ratio as defined in the Business Combination for the equivalent number of shares outstanding immediately after the Business Combination to the effect the reverse recapitalization.

The Company did not have any other comprehensive income or loss for the periods presented. Accordingly, net income (loss) and comprehensive income (loss) are the same for the periods presented. Additionally, the Company did not have any income tax expenses for the periods presented.
Liquidity and Capital Resources
The Company has incurred recurring operating losses and negative cash flows from operations since its inception through April 3, 2022 and expects to incur operating losses for the foreseeable future. As of April 3, 2022, the Company had a working capital of $398.1 million and an accumulated deficit of $290.4 million. In connection with the Business Combination in July 2021, the Company raised approximately $373.7 million of net proceeds, after deducting transaction costs and estimated offering related expenses. Please refer to Note 3 “Business Combination” of the notes to the consolidated financial statements for the fiscal year ended January 2, 2022 included in the Annual Report for more information. In December 2021, the Company received $77.2 million of gross proceeds from the exercises of the Public Warrants (as defined under the heading “Common Stock Warrants” in Note 7 “Warrants”), which were being traded in the Nasdaq Global Select Market (“Nasdaq”). In January 2022, the Company received $52.8 million of net proceeds from the exercise of the Public Warrants. The Company plans to use the proceeds from the exercises of the Public Warrants for general corporate purposes.
Based on the anticipated spending, cash received from the Business Combination and timing of expenditures, the Company currently expects that its cash will be sufficient to meet its funding requirements over the next twelve months. Going forward, the Company may require additional financing for its future operation expansion. The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
Unaudited Interim Condensed Consolidated Financial Statements
The condensed consolidated balance sheet as of April 3, 2022, the condensed consolidated statements of operations, condensed consolidated statements of changes in shareholders’ equity for the quarters ended April 3, 2022 and March 31, 2021, and the condensed consolidated statements of cash flows for the quarters ended April 3, 2022 and March 31, 2021 are unaudited. These accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial reporting. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, considered necessary to present fairly the Company’s financial condition, results of operations, stockholders’ equity and cash flows for the periods presented above. The results of operations for the quarter ended April 3, 2022 are not necessarily indicative of the operating results for the full year, and therefore should not be relied upon as an indicator of future results. The condensed consolidated balance sheet as of January 2, 2022 included herein was derived from the audited consolidated financial statements as of that date. The accompanying condensed consolidated financial statements and related notes included in the Annual Report.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the condensed consolidated financial statements and accompanying notes during the reporting periods. Estimates and assumptions include but are not limited to: depreciable lives for property and equipment, the valuation allowance on deferred tax assets, assumptions used in stock-based compensation, incremental borrowing rate for operating right-of-use
 assets and lease liabilities, and estimates to fair value convertible preferred stock warrants and common stock warrants. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that it believes to be reasonable under the circumstances. In the preparation of our condensed consolidated financial statements, the Company has considered potential impacts of the

COVID-19
pandemic on its critical and significant accounting estimates. There was no significant impact to its condensed consolidated financial statements. The Company will continue to evaluate the nature and extent of the potential impacts to its business and its condensed consolidated financial statements.

Summary of Significant Accounting Policies
With the exception of the change for the accounting of credit losses as a result of the adoption of Accounting Standards Update (“ASU”),
2016-13,
Financial Instruments — Credit Losses (Topic 326)
:
Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”),
there have been no new or material changes to the significant accounting policies disclosed in Note 2 “Summary of Significant Accounting Policies,” of the notes to the consolidated financial statements for the fiscal year ended January 2, 2022 included in the Annual Report.
Credit Losses
The Company is exposed to credit losses primarily through its available-for-sale
investments. The Company invests excess cash in marketable securities with high credit ratings that are classified in Level 1 and Level 2 of the fair value hierarchy. The Company’s investment portfolio at any point in time contains investments in U.S. treasury and U.S. government agency securities, taxable and tax-exempt
municipal notes, corporate notes and bonds, commercial paper,
non-U.S.
government agency securities and money market funds, and are classified as available-for-sale.
The Company assesses whether its
available-for
sale investments are impaired at each reporting period. Unrealized losses or impairments resulting from the fair value of the available-for-sale
debt security being below the amortized cost basis are evaluated for identification of credit losses and non-credit
related losses. Any credit losses are charged to earnings against the allowance for credit losses of the debt security, limited to the difference between the fair value and the amortized cost basis of the debt security. Any difference between the fair value of the debt security and the amortized cost basis, less the allowance for credit losses, are reported in other comprehensive income (loss). Expected cash inflows due to improvements in credit are recognized through a reversal of the allowance for credit losses subject to the total allowance previously recognized. The Company’s expected loss allowance methodology for the debt securities is developed by reviewing the extent of the unrealized loss, the size, term, geographical location, and industry of the issuer, the issuers’ credit ratings and any changes in those ratings, as well as reviewing current and future economic market conditions and the issuers’ current status and financial condition. The Company considered the current and expected future economic and market conditions and determined that the estimate of credit losses was not significantly impacted. As of April 3, 2022, the Company has not recognized an allowance for expected credit losses related to available-for-sale
investments as the Company did not have
available-for-sale
investments for the quarter.
Emerging Growth Company Status
The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC’s can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Other than the adoption of Accounting Standards Codification (“ASC”) 842,
Leases,
as discussed below,
the Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC.
Recently Adopted Accounting Pronouncements
Effective January 3, 2022, the Company adopted ASU
No. 2016-13,
Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, which changed the impairment model for most financial assets and certain other instruments. The Company adopted ASU
2016-13
using a modified retrospective transition method, which required a cumulative-effect adjustment, if any, to the opening balance of retained earnings to be recognized on the date of adoption with prior periods not restated. The adoption of this ASU
2016-13
did not have a material impact on its condensed consolidated financial statements. See “Credit Losses” above for a description of the Company’s credit losses accounting policy.
Note 3. Fair Value Measurement
The fair value of the Company’s financial assets and liabilities are determined in accordance with the fair value hierarchy established in ASC 820,
Fair Value Measurements,
issued by the Financial Accounting Standards Board. The fair value hierarchy of ASC 820 requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1:	Observable inputs, such as quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date.

Level 2:	Observable inputs, other than Level 1 prices, such as quoted prices in active markets for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Our financial instruments consist primarily of cash and cash equivalents, accounts payable and the warrant liabilities. Cash and cash equivalents are reported at their respective fair values on our condensed consolidated balance sheets. The following table details the fair value measurements of assets and liabilities that were measured at fair value on a recurring basis based on the following three-tiered fair value hierarchy per ASC 820,
Fair Value Measurement
, as of April 3, 2022 and January 2, 2022 (in thousands).

	Fair Value Measurement using
	Level 1	Level 2	Level 3	Total Fair Value
As of April 3, 2022
Liabilities:
Private Placement Warrants	$—	$—	$56,460	$56,460
As of January 2, 2022
Liabilities:
Private Placement Warrants	$—	$—	$124,260	$124,260
The Company’s liabilities are measured at fair value on a
non-recurring
basis, including 6,000,000 warrants that were assumed from the Business Combination and were held by Rodgers Capital, LLC (the “Sponsor”) and certain of its members (the “Private Placement Warrants”). The fair value of the Private Placement Warrants is considered a Level 3 valuation and is determined using the Black-Scholes valuation model. As of April 3, 2022, the fair value of the Private Placement Warrants was $9.41 per share with an exercise price of $11.50.
The changes for Level 3 items measured at fair value on a recurring basis using significant unobservable inputs are as follows (in thousands):

Private Placement Warrants
Fair value as of January 2, 2022	$124,260
Change in fair value	(67,800)

Fair value as of April 3, 2022	$56,460

Convertible Preferred Stock Warrants
Fair value as of December 31, 2020	$15,995
Settlements	(20,776)
Change in fair value	4,781

Fair value as of March 31, 2021	$—

The following table summarizes the key assumptions used for determining the fair value of convertible preferred stock warrants and common stock warrants.

	Private Placement Warrants outstanding as of April 3, 2022	Private Placement Warrants outstanding as of January 2, 2022	Convertible preferred stock warrants exercised on February 22, 2021
Expected term (in years)	4.3	4.5	2.5 - 4.1
Expected volatility	75.0%	77.5%	75.0%
Risk-free interest rate	2.8%	1.2%	0.2% - 0.4%
Expected dividend rate	0.0%	0.0%	0.0%
Note 4. Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Property and equipment as of April 3, 2022 and January 2, 2022, consisted of the following (in thousands):

	April 3, 2022	January 2, 2022
Process equipment	$6,636	$6,636
Office equipment	917	918
Furniture and fixtures	678	639
Leasehold improvements	1,878	1,878
Construction in progress	77,899	71,133

Total property and equipment	88,008	81,204
Less: Accumulated depreciation	(4,906)	(4,591)

Property and equipment, net	$83,102	$76,613

Depreciation and amortization expenses related to property and equipment for the quarters ended April 3, 2022 and March 31, 2021 were $0.3 million and $0.1 million, respectively.
Note 5. Leases
The Company leases its headquarters, engineering and manufacturing space in Fremont, California under a single non-cancelable
operating lease, right of use asset with an expiration date of August 31, 2030. In March 2021, the Company entered into a new agreement to lease office space in Fremont, California under a noncancelable operating lease that expires in April 2026 with an option to extend for five years.
The components of lease costs were as follows (in thousands):

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Operating lease cost	$420	$292
Supplemental lease information:

	As of
Operating leases	April 3, 2022	March 31, 2021
Weighted-average remaining lease term	8.4 years	9.3 years
Weighted-average discount rate	6.8%	6.8%

Supplemental cash flow information related to leases are as follows (in thousands):

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$336	$312
Lease liabilities arising from obtaining ROU assets:
Operating leases	—	8,763
Maturities of Lease Liabilities
The following is a schedule of maturities of lease liabilities as of April 3, 2022 (in thousands).

Operating lease
2022 (remaining nine months)	$1,029
2023	1,406
2024	1,449
2025	1,492
2026	1,491
Thereafter	5,774

Total	12,641

Less: imputed interest	(3,220)

Present value of lease liabilities	$9,421

Note 6. Commitments and Contingencies
Purchase Commitments
As of April 3, 2022 and January 2, 2022, the Company’s commitments included an estimated amount of approximately $11.5 million and $17.4 million, respectively, relating to the Company’s open purchase orders and contractual obligations that occurred in the ordinary course of business, including commitments with contract manufacturers and suppliers for which the Company has not received the goods or services, commitments for capital expenditures and construction-related activities for which the Company has not received the services. Although open purchase orders are considered enforceable and legally binding, the terms generally allow the Company the option to cancel, reschedule, and adjust its requirements based on its business needs prior to the delivery of goods or performance of services. For lease obligations, please refer to Note 5 “Leases” for more details.
Litigation
Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al.,
21-CV-01536,
Superior Court of California, San Mateo County
On March 22, 2021, Michael Costello filed a complaint in the Superior Court of California, San Mateo County, against RSVAC and RSVAC’s board of directors. The plaintiff alleged, among other things, that the RSVAC directors breached their fiduciary duties in connection with the terms of a proposed transaction, and that the disclosures in RSVAC’s registration statement regarding the proposed transaction were materially deficient. The plaintiff sought, among other things, unspecified monetary damages, attorney’s fees and costs and injunctive relief, including enjoining the Business Combination. The case was voluntarily dismissed on August 24, 2021.
Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al.,
1:21-cv-02900
(SDNY)
On April 5, 2021, Derek Boxhorn filed a complaint in the United States District Court for the Southern District of New York against RSVAC and RSVAC’s board of directors. The plaintiff alleged, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and that the individual defendants breached their fiduciary duties, in connection with the terms of the Business Combination, and that RSVAC’s registration statement contained materially incomplete and misleading information regarding the Business Combination. The plaintiff sought, among other things, unspecified monetary damages, attorney’s fees and costs and injunctive relief, including enjoining the Business Combination. The case was voluntarily dismissed on October 19, 2021. After the dismissal and on December 3, 2021, the plaintiff filed a motion for attorneys’ fees and costs, which is pending before the court.
Sopheap Prak et al. v. Enovix Corporation et al., 22CV005846, Superior Court of California, Alameda County
On January 21, 2022, two former machine operator employees filed a putative wage and hour class action lawsuit against Enovix and co-defendant
Legendary Staffing, Inc. in the Superior Court of California, County of Alameda. The case is captioned
Sopheak Prak
 & Ricardo Pimentel v Enovix Corporation and Legendary Staffing, Inc.
, 22CV005846. The Prak complaint alleges, among other things, on a putative class-wide basis, that the defendants failed to pay all overtime wages and committed meal period, rest period and wage statement violations under the California Labor Code and applicable Wage Orders. The plaintiffs are seeking unpaid wages, statutory penalties and interest and reasonable costs and attorney fees.
From time to time, the Company may become, involved in various legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any other potentially material legal proceedings, and the Company is not aware of any pending or threatened legal proceeding against the Company that the Company believes could have a material adverse effect on the Company’s business, operating results or financial condition.
Guarantees and Indemnifications
In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.
The Company also has indemnification obligations to its officers and directors for specified events or occurrences, subject to some limits, while they are serving at the Company’s request in such capacities. There have been no claims to date and the Company has director and officer insurance that may enable the Company to recover a portion of any amounts paid for future potential claims. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities relating to these obligations for the period presented.
Note 7. Warrants
Legacy Enovix Series D Convertible Preferred Stock Warrants
On February 22, 2021, in a transaction separate from the Merger Agreement, the then outstanding Legacy Enovix Series D convertible preferred stock warrants were exercised at $0.01 per share, resulting in the issuance of 10,160,936 shares of Legacy Enovix Series D convertible preferred stock to the holders of such warrants, for a total of $0.1 million. As of April 3, 2022 and January 2, 2022, there were no convertible preferred stock warrants outstanding.
Common Stock Warrants
In connection with the Business Combination in July 2021, the Company assumed 17,500,000 Common Stock Warrants outstanding, which consisted of 11,500,000 warrants held by third-party investors (the “Public Warrants”)
and 6,000,000 Private Placement Warrants. The Public Warrants met the criteria for equity classification and the Private Placement Warrants are classified as liability.
Public Warrants
On December 7, 2021, the Company delivered the notice of redemption to the holders of the outstanding Public Warrants to redeem all of its outstanding Public Warrants. The holders of the Public Warrants had until January 7, 2022 to exercise
their Public Warrants. Any pubic warrants that remained unexercised after 5:00 pm, New York City Time, on January 7, 2022 were voided and were no longer exercisable, and the holders of the Public Warrants would be entitled to receive $0.01 per warrant.
As of January 2, 2022, the Company had 4,322,106 Public Warrants outstanding. During the period from January 3, 2022 through January 7, 2022, there were 4,126,466 shares of the Public Warrants exercised with gross proceeds of $47.5 million. As of January 7, 2022 after 5:00 pm New York City time, there were 195,640 warrant remained unexercised, which were voided and were no longer exercisable. Pursuant to the warrant agreement, the holders of the Public Warrants were entitled to receive $0.01 per warrant from the Company. In addition, the Public Warrants were delisted and were no longer available for trading in the Nasdaq on January 7, 2022 after close of market.
On January 19, 2022, the Company received net proceeds of $52.8 million from the warrant exercises, including the $5.3 million of other receivable included in Prepaids and other current assets on the Consolidated Balance Sheet as of January 2, 2022. As of April 3, 2022, there were no Public Warrants outstanding.
Private Placement Warrant
The 6,000,000 Private Placement Warrants were originally issued in a private placement to the initial stockholder of the Sponsor in connection with the initial public offering of RSVAC. Each whole
Private Placement Warrant will become exercisable for one whole share of the Company’s common stock at a price of $
11.50
per share on December 5, 2021. As of April 3, 2022, the Company had
 6,000,000
Private Placement Warrants outstanding. See Note 3 “Fair Value Measurement” for more information.
Note 8. Net Earnings (Loss) per Share
The Company computes net earnings per share (“EPS”) of common stock using the two-class
method. Basic EPS is computed using net income (loss) divided by the weighted-average number of common stock shares outstanding. Diluted EPS is computed using net income (loss) with an adjustment of changes in fair value of the Private Placement Warrants recorded in earnings divided by the total of weighted-average number of common stock shares outstanding and any dilutive potential common stock shares outstanding. Dilutive potential common stock shares included the assumed stock options exercises, vesting and issuance activities of restricted stock units and estimated common stock issuance under the employee stock purchase plan.
As the Company reported net loss for the quarter ended March 31, 2021, all of these potentially dilutive securities were anti-dilutive. Accordingly, the diluted net loss per share of common stock was the same as basic net loss per share of common stock. In connection with the Business Combination, shares of the Company’s common stock and all potentially dilutive securities for the prior periods were retroactively adjusted based on the exchange ratio established in the Business Combination. Please refer to Note 3 “Business Combination” to the consolidated financial statements for the fiscal year ended January 2, 2022 included in the Annual Report.

The following table sets forth the computation of the Company’s basic and diluted net EPS of common stock for the periods presented below (in thousands, except share and per share amount):

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Numerator:
Net income (loss) attributable to common stockholders — basic	$42,707	$(16,165)
Increase in fair value of Private Placement Warrants	(67,800)	—

Net loss attributable to common stockholders — Diluted	$(25,093)	$(16,165)

Denominator:
Weighted-average shares outstanding used in computing net income (loss) per share of common stock, basic	151,648,439	95,816,889
Dilutive effect of Private Placement Warrants	1,690,023	—

Weighted-average shares outstanding used in computing net loss per share of common stock, diluted	153,338,462	95,816,889

Net income (loss) per share of common stock:
Basic	$0.28	$(0.17)
Diluted	$(0.16)	$(0.17)
The
 following table discloses shares of the securities that were not included in the diluted EPS calculation above because they are anti-dilutive for the quarters ended April 3, 2022 and March 31, 2021. As the Company reported net loss for the quarter ended March 31, 2021, all of these potentially dilutive securities were anti-dilutive.

	April 3, 2022	March 31, 2021
Stock options outstanding	5,536,905	730,176
Restricted stock units outstanding	917,079	—
Employee stock purchase plan estimated shares	78,198	—
Note 9. Stock-based Compensation
The Company issues stock-based compensation to employees and non-employees
in the form of stock options and restricted stock units (“RSUs”). Additionally, the Company also offers employee stock purchase plan (“ESPP”) to its eligible employees. The Company uses Black-Scholes option pricing model to value its stock options granted and the estimated shares to be purchased under the ESPP. For RSUs, the Company uses its common stock price, which is the last reported sales price on the grant date to value them. The Company records forfeitures as they occur.
The following table summarizes the total stock-based compensation expense, by operating expense category, recognized in the condensed consolidated statements of operations for the periods presented below (in thousands).

	For the Quarters Ended
	April 3, 2022	March 31, 2021
Cost of revenue	$—	$274
Research and development	2,512	959
Selling, general and administrative	2,726	185

Total stock-based compensation expense	$5,238	$1,418

For the quarter ended April 3, 2022, the Company capitalized $0.3 million of stock-based compensation as property and equipment, net in the condensed consolidated balance sheet. There was no recognized tax benefit related to stock-based compensation
expense for the quarters ended April 3, 2022 and March 31, 2021. In addition, the Company accrued $1.0 million of bonus to be settled in equity awards as accrued compensation on the Condensed Consolidated Balance Sheet as of April 3, 2022.
As of April 3, 2022, there was approximately $50.6 million of total unrecognized stock-based compensation expense related to unvested equity awards, which are expected to be recognized over a weighted-average period of 3.6 years.
Stock Option Activity
The following table summarized stock option activities for the quarter ended April 3, 2022 (in thousands, except share and per share amount).

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (1)(2)

Balances as of January 3, 2022	5,753,005	$8.88
Granted	31,190	15.47
Exercised	(91,910)	2.17		$1,249
Forfeited	(155,380)	8.20

Balances as of April 3, 2022	5,536,905	$9.05	9.0	$32,364

Vested and expected to vest at April 3, 2022	9,839,447	$5.12	8.8	$95,515

Vested and exercisable at April 3, 2022	914,342	$6.60	8.3	$7,466

Unvested and exercisable at April 3, 2022	4,217,643	$8.84	9.0	$24,899

(1)	The intrinsic value of options exercised is based upon the value of the Company’s stock at exercise.
(2)
The aggregate intrinsic value of the stock options outstanding as of April 3, 2022 represents the value of the Company’s closing stock price at $14.74 on April 1, 2022 in excess of the exercise price multiplied by the number of options outstanding.

Unvested early exercised stock options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable
rights to dividends or dividend equivalents. Unvested early exercised stock options are not considered outstanding for purposes of the weighted average outstanding share calculation until they vest.
As of April 3, 2022, 4,302,542 shares remained subject to the Company’s right of repurchase as a result of early exercised stock options. The remaining liability related to early exercised shares as of April 3, 2022 was $0.3 million and was recorded in other current and non-current
liabilities in the condensed consolidated balance sheets.

Restricted Stock Unit Activity
The Company generally grants RSUs with requisite service vesting condition. Each RSU is not considered issued and outstanding and does not have voting rights until it is converted into one share of the Company’s common stock upon vesting. The following table summarized RSUs activities for the quarter ended April 3, 2022 (in thousands, except share and per share amount).

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Non-vested RSUs Balances as of January 2, 2022	535,449	$23.38
Granted	446,075	17.55
Vested	(33,761)	20.84
Forfeited	(30,684)	26.27

Non-vested RSUs outstanding as of April 3, 2022	917,079	$20.54

Note 10. Related Party
Founder Shares
On September 24, 2020, RSVAC issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) to the Sponsor, Rodgers Capital LLC, for an aggregate purchase price of $25,000 in cash. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. On September 8, 2021, the Sponsor made an in-kind
distribution of a portion of its Founder Shares to certain members of Rodgers Capital LLC.
Related Party Loans
On May 24, 2021, the Company issued to a member of the board of directors a secured promissory note (the “Secured Promissory Note”) with an aggregate principal balance of $15.0 million and an interest at a rate of 7.5% per annum, payable monthly and on the maturity date. On July 14, 2021, the Company repaid all amounts outstanding under the Secured Promissory Note, which totaled $15.2 million in principal and interest. In the connection with the note repayment, the Company incurred $0.1 million of loss on early debt extinguishment related to the write-off
of unamortized debt issuance costs in the third quarter of 2021. The Company paid $0.2 million of interest for the fiscal year ended January 2, 2022. As of April 3, 2022 and January 2, 2022, the Company had no outstanding debt.
Employment Relationship
The Company employs a family member of the Company’s Chief Executive Officer as an equipment engineer in Fremont.

F-1
6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Enovix Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Enovix Corporation and subsidiaries (the “Company”) as of January 2, 2022 and December 31, 2020, the related consolidated statements of operations, changes in convertible preferred stock and shareholders’ (deficit) equity, and cash flows, for each of the two years in the period ended January 2, 2022 and December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2022 and December 31, 2020, and the results of its operations and its cashflows for each of the two years in the period ended January 2, 2022, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for leases effective January 1, 2021 due to adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 25, 2022
We have served as the Company’s auditor since 2021.

F-1
7

ENOVIX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	January 2, 2022	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$385,293	$29,143
Deferred contract costs	4,554	2,955
Prepaid expenses and other current assets	8,274	946

Total current assets	398,121	33,044

Property and equipment, net	76,613	31,290
Operating lease, right-of-use assets	6,669	—
Deferred contract costs, non-current	—	495
Other assets, non-current	1,162	135

Total assets	$482,565	$64,964

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,144	$2,083
Accrued expenses	7,109	1,999
Accrued compensation	4,101	1,268
Deferred revenue	5,575	5,410
Other liabilities	707	108

Total current liabilities	20,636	10,868

Deferred rent, non-current	—	1,567
Warrant liability	124,260	15,995
Operating lease liabilities, non-current	9,071	—
Deferred revenue, non-current	2,290	85
Other liabilities, non-current	191	233

Total liabilities	156,448	28,748

Commitments and Contingencies (Note 8)
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 152,272,287 and 100,016,559 as of January 2, 2022 and December 31, 2020, respectively	15	10
Preferred stock, $0.0001 par value; authorized shares of 10,000,000 and none as of January 2, 2022 and December 31, 2020; none issued and outstanding shares as of January 2, 2022 and December 31, 2020, respectively	—	—
Additional paid-in-capital	659,254	243,484
Accumulated deficit	(333,152)	(207,278)

Total stockholders’ equity	326,117	36,216

Total liabilities, convertible preferred stock and stockholders’ equity	$482,565	$64,964

See accompanying notes to these consolidated financial statements.

F-1
8

ENOVIX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Fiscal Years
	2021	2020
Operating expenses:
Cost of revenue	$1,967	$3,375
Research and development	37,850	14,442
Selling, general and administrative	29,705	5,713

Total operating expenses	69,522	23,530

Loss from operations	(69,522)	(23,530)
Other income (expense):
Change in fair value of convertible preferred stock warrants and common stock warrants	(56,141)	(13,789)
Issuance of convertible preferred stock warrants	—	(1,476)
Change in fair value of convertible promissory notes	—	(2,422)
Gain on extinguishment of paycheck protection program loan	—	1,628
Interest expense, net	(187)	(107)
Other income (expense), net	(24)	46

Total other expense, net	(56,352)	(16,120)

Net loss	$(125,874)	$(39,650)

Net loss per share, basic and diluted	$(1.07)	$(0.49)
Weighted average number of common shares outstanding, basic and diluted	117,218,893	80,367,324
See accompanying notes to these consolidated financial statements.

F-
19

ENOVIX CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019 (as previously reported)	153,758,348	$129,921	65,196,490	$59	$40,626	$(167,628)	$(126,943)
Retroactive application of recapitalization	(153,758,348)	(129,921)	(1,992,064)	(53)	129,974	—	129,921

Balance as of December 31, 2019, effect of reverse acquisition (Note 3)	—	—	63,204,426	6	170,600	(167,628)	2,978

Net loss	—	—	—	—	—	(39,650)	(39,650)
Issuance of common stock upon exercise of stock options	—	—	5,318,139	1	65	—	66
Vesting of early exercised stock options	—	—	—	—	21	—	21
Issuance of Series P-2 convertible preferred stock	—	—	27,989,240	3	63,929	—	63,932
Conversion of promissory notes to Series P-2 convertible preferred stock	—	—	3,507,984	—	8,203	—	8,203
Stock-based compensation	—	—	—	—	666	—	666
Repurchase of unvested restricted common stock	—	—	(3,230)	—	—	—	—

Balance as of December 31, 2020	—	—	100,016,559	10	243,484	(207,278)	36,216

Net loss	—	—	—	—	—	(125,874)	(125,874)
Business combination, net of redemptions and equity issuance costs and PIPE financing, net	—	—	41,249,985	4	300,741	—	300,745
Issuance of common stock upon exercise of common stock warrants	—	—	7,177,885	1	82,545	—	82,546
Issuance of common stock upon exercise of stock options	—	—	2,180,168	—	62	—	62
Issuance of Series D convertible preferred stock upon exercise of warrants	—	—	2,020,034	—	20,877	—	20,877
Vesting of restricted stock units	—	—	61,015	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	111	—	111
Stock-based compensation	—	—	—	—	11,434	—	11,434
Repurchase of unvested restricted common stock	—	—	(433,359)	—	—	—	—

Balance as of January 2, 2022	—	$—	152,272,287	$15	$659,254	$(333,152)	$326,117

See accompanying notes to these consolidated financial statements.

F-2
0

ENOVIX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Years
	2021	2020
Cash flows from operating activities:
Net loss	$(125,874)	$(39,650)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	995	579
Amortization of right-of-use assets	520	—
Stock-based compensation expense	10,711	666
Changes in fair value of convertible preferred stock warrants and common stock warrants	56,141	13,789
Issuance of convertible preferred stock warrants (non-cash)	—	1,476
Change in fair value of convertible promissory notes	—	2,422
Loss (gain) on early debt extinguishment	60	(1,628)
Interest expense (non-cash)	—	107
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(2,497)	(577)
Deferred contract costs	(967)	(2,482)
Accounts payable	1,523	1,826
Accrued expenses and compensation	5,193	2,617
Deferred revenue	2,370	185
Deferred rent	—	681
Other liabilities	519	(61)

Net cash used in operating activities	(51,306)	(20,050)

Cash flows from investing activities:
Purchase of property and equipment	(43,584)	(26,953)

Net cash used in investing activities	(43,584)	(26,953)

Cash flows from financing activities:
Proceeds from Business Combination and PIPE financing	405,155	—
Payments of transaction costs related to Business Combination and PIPE financing	(31,410)	—
Proceeds from issuance of convertible preferred stock, net	—	63,932
Proceeds from exercise of common stock warrants	77,170	—
Proceeds from secured promissory notes, converted promissory notes and paycheck protection program loan	15,000	—
Proceeds from paycheck protection program loan	—	1,628
Repayment of secured promissory note	(15,000)	—
Payment of debt issuance costs	(90)	—
Proceeds from exercise of convertible preferred stock warrants	102	—
Proceeds from the exercise of stock options	190	360
Repurchase of unvested restricted common stock	(27)	—

Net cash provided by financing activities	451,090	65,920

Change in cash, cash equivalents, and restricted cash	356,200	18,917
Cash and cash equivalents and restricted cash, beginning of period	29,218	10,301

Cash and cash equivalents and restricted cash, end of period	$385,418	$29,218

Supplemental cash flow data (Non-cash):
Net liabilities assumed from Business Combination	$73,400	$—
Accrued purchase of property and equipment	5,488	3,181
Conversion of promissory notes to convertible preferred stock	—	8,073
Settlement of accrued interest expense through conversion of promissory notes to convertible preferred stock	—	130
Issuance of convertible preferred stock warrants	—	1,476
Gain on extinguishment of the paycheck protection program loan	—	1,628
See accompanying notes to these consolidated financial statements.

F-2
1

ENOVIX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In thousands)
The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Consolidated Balance Sheets:

	Fiscal Years
	2021	2020
Cash and cash equivalents	$385,293	$29,143
Restricted cash included in prepaid expenses and other current assets	125	75

Total cash, cash equivalents, and restricted cash	$385,418	$29,218

See accompanying notes to these consolidated financial statements.

F-2
2

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization and Basis of Presentation
Organization
Enovix Corporation (“Enovix” or the “Company”) was incorporated in Delaware in 2006. The Company designs, develops, and manufactures an advanced silicon-anode lithium-ion
battery using proprietary 3D cell architecture that increases energy density and maintains a high cycle life. The Company is headquartered in Fremont, California.
The Company is focused on the development and commercialization of its silicon-anode lithium-ion
batteries. Planned principal operations of commercial manufacturing have not yet commenced. As of January 2, 2022, the Company has not generated product revenue from its planned principal business activities.
Business Combination
On July 14, 2021 (the “Closing Date”), Enovix Corporation, a Delaware Corporation (“Legacy Enovix”), Rodgers Silicon Valley Acquisition Corp. (“RSVAC”), and RSVAC Merger Sub Inc., a Delaware Corporation and wholly owned subsidiary of RSVAC (“Merger Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Merger, dated February 22, 2021 (the “Business Combination”), by and among RSVAC, Merger Sub and Legacy Enovix (the “Merger Agreement”), following the approval at a special meeting of the stockholders of RSVAC held on July 12, 2021 (the “Special Meeting”). Following the consummation of the Business Combination on the Closing Date, Legacy Enovix changed its name to Enovix Operations Inc., and RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation. Please refer to Note 3 “Business Combination” for further details of the Business Combination.
Change in Fiscal Year
On September 28, 2021, the audit committee of the Board of Directors of the Company approved a change in the fiscal year end from a year ending on December 31 to a fiscal year calendar typically consisting of four
13-week
quarters, with the change to be effective for the Company’s third quarter beginning on July 1, 2021 and ending on October 3, 2021. The Company made the fiscal year change on a prospective basis and did not adjust operating results for prior periods.
The Company’s current fiscal year was ended on January 2, 2022. The Company’s 2022 fiscal year will be comprised of four fiscal quarters ending on April 3, 2022, July 3, 2022, October 2, 2022 and January 1, 2023, respectively.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and the Business Combination from the Closing Date. All intercompany balances and transactions have been eliminated in consolidation.
The Business Combination has been accounted for as a reverse recapitalization under GAAP. This determination is primarily based on Legacy Enovix stockholders comprising a relative majority of the voting power of Enovix and having the ability to nominate the members of the Board, Legacy Enovix’s operations prior to the acquisition comprising the only ongoing operations of Enovix, and Legacy Enovix’s senior management comprising a majority of the senior management of Enovix. Under this accounting method, RSVAC was treated as the “acquired” company and Legacy Enovix was treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Enovix represent a continuation of the financial statements of Legacy Enovix with the Business Combination being treated as the equivalent of Enovix issuing common stock for the net assets of RSVAC, accompanied by a recapitalization. The net

F-2
3

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

liabilities of RSVAC, other than its warrant liabilities, were stated at historical cost, which approximates to its fair value. Its warrant liabilities were stated at its fair values and no goodwill or other intangible assets were recorded. Results of operations prior to the Business Combination are presented as those of Enovix. Beginning in the third quarter of 2021, historical shares and corresponding capital amounts, as well as for net loss per share, prior to the Business Combination, were retrospectively adjusted using the exchange ratio as defined in the Business Combination for the equivalent number of shares outstanding immediately after the Business Combination to the effect the reverse recapitalization.
The Company did not have any other comprehensive income or loss for the periods presented. Accordingly, net loss and comprehensive loss are the same for the periods presented. Additionally, the Company did not have any income tax expenses for the periods presented.
Liquidity and Capital Resources
The Company has incurred recurring operating losses and negative cash flows from operations since its inception through January 2, 2022 and expects to incur operating losses for the foreseeable future. As of January 2, 2022, the Company had a working capital of $377.5 million and an accumulated deficit of $333.2 million. Prior to the Business Combination, the Company had financed its operations primarily from the sales of convertible preferred stock, borrowing from convertible promissory notes, and borrowing from a secured promissory note (the “Secured Promissory Note”). In connection with the Business Combination in July 2021, the Company raised approximately $373.7 million of net proceeds, after deducting transaction costs and estimated offering related expenses. Please refer to Note 3 “Business Combination” for further details of the Business Combination.
Based on the anticipated spending, cash received from the Business Combination and proceeds from the exercise of the Public Warrants, as well as the timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to meet its funding requirements over the next twelve months. Going forward, the Company may require additional financing for its future operation expansion. If the Company is unsuccessful in its efforts to raise additional financing, the Company could be required to significantly reduce operating expenses and reduce its future commercialization efforts and sell unsecured assets, or a combination of the above, any of which may have a material adverse effect on the Company’s business, results of operations, financial condition and/or its ability to fund its scheduled obligations on a timely basis or at all.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the consolidated financial statements and accompanying notes as well as reported amounts of expenses during the reporting periods. Estimates and assumptions include but are not limited to: depreciable lives for property and equipment, the valuation allowance on deferred tax assets, assumptions used in stock-based compensation, incremental borrowing rate for operating right-of-use
assets and lease liabilities, and estimates to fair value convertible preferred stock warrants and common stock warrants. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates.
In the preparation of the Company’s consolidated financial statements, the Company has considered potential impacts of the
COVID-19
pandemic on its critical and significant accounting estimates. There was no significant impact to its consolidated financial statements. The Company will continue to evaluate the nature and extent of the potential impacts to its business and its consolidated financial statements.

F-2
4

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies
Segment Reporting
The Company operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company level. As a pre-production
revenue business with no commercial operations, the Company’s activities to date have been limited and were conducted primarily in the United States (“U.S.”). The Company does not have material activity or assets located outside of the U.S.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with original maturities from the date of purchase of 90 days or less to be cash equivalents. Restricted cash as of both January 2, 2022 and December 31, 2020 is comprised of a $0.1 million minimum cash balance required by the Company’s credit card merchant that can be cancelled with thirty days’ notice and is classified within Prepaid expenses and other current assets.
Property and Equipment
Property and equipment are stated at the Company’s original cost, net of accumulated depreciation. Construction in progress is related to the construction or development of property and equipment that have not yet been placed in service for their intended use. Depreciation is calculated using the straight-line method over the estimated useful lives of the following assets below. Leasehold improvements at the leased locations are amortized over the shorter of its lease term or its estimated useful lives.

Useful Life (Years)
Process equipment	5
Office equipment	5
Furniture and fixtures	5
Leasehold improvements	Shorter of the economic life or the remaining lease term
When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the Consolidated Statement of Operations in the period of disposition. Maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense in the period incurred.
Capitalized Software Costs for Internal Use
The Company capitalizes direct costs associated with developing or obtaining internal use software, including enterprise-wide business software, that are incurred during the application development stage. These capitalized costs are recorded as capitalized software within property and equipment. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Once the software is ready for its intended use, amounts capitalized are amortized over an estimated useful life of up to five years, generally on a straight-line basis. Capitalized software costs for internal use is included in office equipment category of the property and equipment on the Consolidated Balance Sheet.
Impairment of Long-Lived Assets
The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such an

F-2
5

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

asset
 are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved.
 No impairment charges have been recorded in the periods presented above.
Leases
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2016-02,
Leases (Topic 842). ASU
2016-02
requires an entity to recognize a
right-of-use
asset and lease liability for all leases with terms of more than 12 months. The Company early adopted the
ASU 2016-02
on January 1, 2021. Results and disclosure requirements for reporting periods beginning after January 1, 2021 are presented under Topic 842, while prior period amounts have not been adjusted and continue to be reported in accordance with the legacy lease accounting guidance Topic 840, Leases. See more discussion under “Recent Adopted Accounting Pronouncements.”
Topic 842
Under Topic 842, the Company determines if an arrangement contains a lease and its lease classification at inception. For arrangements, with lease terms greater than 12 months and the Company is the lessee, right-of-use
(“ROU”) assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Currently, the Company only has operating leases.
ROU assets also include any initial direct costs incurred and any lease payments made on or before the lease commencement date, less lease incentives received. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities as the Company’s leases generally do not provide an implicit rate. Lease terms may include options to extend or terminate the lease when the Company is reasonably certain that the option will be exercised. The Company combines the lease and non-lease
components in determining the operating lease ROU assets and liabilities. Lease expense is recognized on a straight-line basis over the lease term. The lease agreements may contain variable costs such as contingent rent escalations, common area maintenance, insurance, real estate taxes or other costs. Such variable lease costs are expensed as incurred on the Consolidated Statement of Operations. See Note 6 “Leases” for more information.
Legacy Topic 840
Rent expense for
non-cancelable
operating leases, including rent escalation clauses, tenant improvement allowances, and rent-free periods when applicable, is recognized on a straight-line basis over the term of the lease with the difference between required lease payments and rent expense recorded as deferred rent. The lease term begins on the commencement date as defined in the lease agreement or when the Company takes possession of or begins to control the physical use of the property, whichever is earlier.
Debt
The Company accounts for the Secured Promissory Note as a liability measured at net proceeds less debt discount and is accreted to the face value of the Secured Promissory Note over its expected term using the effective interest method. The Company considers whether there are any embedded features in its debt instruments that require bifurcation and separate accounting as derivative financial instruments pursuant to Accounting Standards Codification (“ASC”), Topic 815,
 Derivatives and Hedging
(“ASC 815”). See Note 7 “Debt” for more information.
Convertible Promissory Notes
In December 2019, the Company issued promissory notes that were convertible into preferred stock which were recorded at fair value at issuance and subject to re-measurement
to fair value at each reporting date, with any change in fair

F-2
6

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

value recognized as a separate line item within other income (expense) in the Consolidated Statement of Operations. See Note 4 “Fair Value Measurement and Fair Value of Financial Instruments” and Note 7 “Debt” for more information.
Convertible Preferred Stock Warrants
The Company evaluated whether its warrants for shares of convertible preferred stock are freestanding financial instruments. The warrants were separately exercisable as the exercise of the warrants did not settle or extinguish the related convertible preferred stock. Additionally, the warrants were legally detachable from the related convertible preferred stock because the warrants might be transferred to another unaffiliated party without also transferring the related convertible preferred stock. As the warrants were freestanding financial instruments, they were liability classified.
The warrants were recorded at fair value upon issuance as a
non-current
liability with a corresponding expense recorded as a change in the fair value of convertible preferred warrants in the Consolidated Statement of Operations. The warrants are subject to re-measurement
at each balance sheet date until the earlier of the exercise or expiration, the completion of a deemed liquidation event, or the completion of an initial public offering or sale of the Company. Any change in fair value is recognized in the change in fair of convertible preferred stock warrants in the Consolidated Statement of Operations. See Note 9 “Common Stock, Convertible Preferred Stock and Warrants” for more information on preferred stock warrants.
Convertible Preferred Stock
The Company recorded shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The convertible preferred stock was recorded outside of stockholders’ equity (deficit) because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock would become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares would be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company did not adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur. See Note 9 “Common Stock, Convertible Preferred Stock and Warrants” for more information on convertible preferred stock.
Common Stock Warrants
In connection with the Business Combination, the Company has issued and outstanding warrants of 17.5 million to purchase common stock at a price of $11.50 per share. The warrants expire five years from the completion of the Business Combination and are exercisable starting December 5, 2021. A portion of the outstanding warrants are held by the sponsor and members of Rodgers Capital LLC (the “Private Placement Warrants”) and the remaining warrants are held by other third-party investors (the “Public Warrants”).
Once the warrants become exercisable, the Company may redeem for $0.01 per warrant the outstanding Public Warrants if the Company’s common stock price equals or exceeds $18.00 per share, subject to certain conditions and adjustments. Holders may elect to exercise their warrants on a cashless basis.
The Private Placement Warrants are transferable, assignable or salable in certain limited exceptions. The Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will cease to be Private Placement Warrants, and become Public Warrants and be redeemable by the Company and exercisable by such holders on the same basis as the other Public Warrants.
The Company accounts for the warrants in accordance with ASC Topic 815,
Derivative and Hedging
.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Public Warrants met the criteria for equity classification and were recorded as additional paid-in
capital on the Consolidated Balance Sheet at the completion of the Business Combination. The Private Placement Warrants contain exercise and settlement features that may change with a change in the holder, which precludes the Private Placement Warrants from being indexed to the Company’s own stock, and therefore the Private Placement Warrants are precluded from being classified within equity and are accounted for as derivative liabilities on the Consolidated Balance Sheet at fair value, with subsequent changes in fair value recognized in the Consolidated Statement of Operations at each reporting date.
Fair Value of Financial Instruments
The Company’s assets and liabilities, which require fair value measurement on a recurring basis, consist of Private Placement Warrants, convertible preferred stock warrants and convertible promissory notes recorded at fair value. Fair value principles require disclosures regarding the manner in which fair value is determined for assets and liabilities and establishes a three-tiered fair value hierarchy into which these assets and liabilities must be grouped, based upon significant levels of inputs as follows:

•	Level 1 — Observable inputs, such as quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date;

•
Level 2 — Observable inputs, other than Level 1 prices, such as quoted prices in active markets for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
As of January 2, 2022 and December 31, 2020, the carrying values of cash and cash equivalents, accounts payable, accrued liabilities, and the convertible promissory notes approximated the fair value based on the short maturity of those instruments. As of December 31, 2020, convertible preferred stock warrants and convertible promissory notes were carried at fair value and were categorized as Level 3 measurements within the fair value hierarchy. As of January 2, 2022, Private Placement Warrants were carried at fair value and were categorized as Level 3 measurements. See Note 4 “Fair Value Measurement and Fair Value of Financial Instruments” for more information.
Concentrations of Credit Risk and Major Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains cash and cash equivalent balances in checking, savings, and money market accounts at financial institutions. Amounts held in these accounts may exceed federally insured limits. As of January 2, 2022 and December 31, 2020, the Company has not experienced any losses on such deposits. For the fiscal years ended 2021 and 2020, one individual customer represented 64% and 91%, respectively, of the Company’s total deferred revenue.
Revenue Recognition
Effective January 1, 2019, the Company adopted ASC Topic 606,
Revenue from Contracts with Customers
. This standard applies to all contracts with customers except for contracts that are within the scope of other accounting standards.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Overall
The Company generates revenue from payments received from its customers based on executed engineering revenue contracts (the “Service Revenue”) for the development of silicon-anode lithium-ion
battery technology. The Company has not commenced commercial manufacturing of its product, and thus, no product revenue has been generated to date.
Service Revenue contracts generally include the design and development efforts to conform the Company’s existing battery technology with the customer’s required specifications. Consideration for Service Revenue contracts generally becomes payable when the Company meets specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from the Company’s pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable. For the fiscal years 2021 and 2020, the Company did not recognize any Service Revenue as final milestones were not yet met.
The Company does not recognize Service Revenue over-time because: (a) the customer does not simultaneously receive and consume the benefits of the Company’s efforts (only once the final prototype is delivered does the customer consume the benefits); (b) the Company’s performance does not create or enhance an asset that the customer controls as the asset is created or enhanced (because the customer does not have rights to the intellectual property); and (c) the Company’s performance creates an asset with an alternative use to the Company, as the Company could repurpose the work performed for other similar customers with little incremental effort. The amount and timing of revenue recognized is intended to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following steps:

1.	Identify the contract with the customer
The Company determines a contract with a customer to exist when (i) the contract is approved by the parties to the contract, (ii) each party’s rights regarding the goods or services to be transferred can be identified, (iii) the payment terms for the goods or services can be identified, (iv) the Company has been determined its customer has the intent and ability to pay, and (v) the contract has commercial substance (its expected future cash flows are expected to change as a result of the contract). The term of the Service Revenue contracts generally last from one to three years beginning at the effective date of the contract.

2.	Identify the performance obligations in the contract
performance obligation is a promise to provide a distinct good or service or a series of distinct goods or services. A good or service that is promised to a customer is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and a company’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract.
Service Revenue contracts generally contain promises, which include (a) designing battery prototypes to customer specifications (b) status updates (c) testing (d) prototype milestones, and (e) delivery of final battery protypes per the customers specifications. Generally, the Company will own all intellectual property that is developed and directed toward the Company’s silicon-anode lithium-ion
battery technology. Accordingly, the customer will only receive prototype units of the Company’s battery technology as well as any design reports that are submitted to them as part of the contract. Prototype units that are delivered throughout the term of the contract provide marginal value to the customers as they are contractually limited in their ability to derive benefit from the prototype units should the contract be terminated. The Company concludes that its performance obligation is the delivery of final protype units, which meet the ultimate specifications set forth by the customer.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Determine the transaction price
Transaction price is determined based on the amount of consideration to which the Company expects to be entitled in exchange for the promised goods or services. Service Revenue contracts are for a fixed amount that will be paid to the Company assuming it fulfills milestone obligations under the contract. Generally, there is no consideration within the Service Revenue contracts that are variable.

4.	Allocate the transaction price to the performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. As the Service Revenue contracts only contains a single performance obligation, the Company will allocate 100% of the contract consideration to the single performance obligation.

5.	Recognize revenue when, or as, a performance obligation is satisfied
Service Revenue is recognized when control of the goods or services is transferred to the customer. For Service Revenue contracts, control transfers upon the shipment of the final production ready prototype unit. Although the Company is entitled to milestone payments as it meets each milestone and such payments are non-refundable,
the delivery of the Company’s defined performance obligation does not occur until the final milestone of the contract is met and the final product is accepted by the customer. At that point in time, the Company has generally met all five of the control transfer indicators. Any proceeds received prior to completing the final deliverable are recorded as deferred revenue.
Sales and Transaction Taxes
Sales and other taxes collected from customers and remitted to governmental authorities on revenue-producing transactions are reported on a net basis and are therefore excluded from revenues in the Consolidated Statement of Operations.
Deferred Revenue
Deferred revenue represents situations where the Company has the contractual right to invoice, or cash is collected, but the related revenue has not yet been recognized. Revenue is subsequently recognized when the revenue recognition criteria are met. Service Revenue is generally invoiced based on pre-defined
milestones and Service Revenue per the contract is generally recognized upon completion of the final milestone. At this time, the Company has not commenced commercial manufacturing. As of January 2, 2022 and December 31, 2020, total deferred revenue was $7.9 million and $5.5 million, respectively.
Costs to Fulfill a Customer Contract
The revenue recognition standard requires capitalization of certain costs to fulfil a customer contract, such as certain employee compensation for design and development services that specifically relate to customer contracts. Costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenue in the period when the related revenue is recognized. As of January 2, 2022 and December 31, 2020, total deferred contract costs were $4.6 million and $3.5 million, respectively.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cost of Revenues
Cost of revenues includes materials, labor, allocated depreciation expense, and other direct costs related to Service Revenue contracts. Labor consists of personnel-related expenses such as salaries, benefits, and stock-based compensation. Cost of revenue represents costs incurred on certain Service Revenue contracts that was in excess of the amount expected to be recovered.
Research and Development Costs
Research and development costs consist of engineering services, allocated facilities costs, depreciation, development expenses, materials, labor and stock-based compensation related primarily to the Company’s (i) technology development, (ii) design, construction, and testing of preproduction prototypes and models, and (iii) certain costs related to the design, construction, and operation of its pilot plant that is not of a scale economically feasible to the Company for commercial production. Research and development costs are expensed as incurred.
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist of personnel-related expenses, marketing expenses, allocated facilities expenses, depreciation expenses, executive management travel, and professional services expenses, including legal, human resources, audit, accounting and tax-related
services. Personnel related costs consist of salaries, benefits and stock-based compensation. Facilities costs consist of rent and maintenance of facilities.
Merger Transaction Costs
During the fiscal year ended January 2, 2022, the Company incurred significant direct and incremental transaction costs related to the recently completed merger with RSVAC. These transaction costs were first deferred and capitalized to the deferred transaction costs, non-current
line item in the Consolidated Balance Sheet. After the completion of the Business Combination, these costs were reclassed to and recorded as a reduction of additional paid-in
capital. Cash payments for the transaction costs related to the Business Combination and PIPE financing are classified in the Consolidated Statement of Cash Flows as a financing activity. See Note 3 “Business Combination” for more information.
Government Grant
In September 2020, the Company entered into a financial assistance agreement totaling $6.5 million with the Office of Energy Efficiency and Renewable Energy (“EERE”), an office within the U.S. Department of Energy. Under the agreement, the Company will perform research and development under a joint project with the EERE, and the EERE will reimbursee the Company for 49.8% of allowable project costs. The remaining 50.2% in costs would be incurred by the Company. The Company accounts for funds which are probable of being received in the same period in which the costs were incurred as an offset to the related expense (Research and development) or capitalized asset (Property and equipment, net). As of January 2, 2022 and December 31, 2020, the Company had a reimbursement receivable from the assistance agreement of $0.3 million and $0.2 million, which is included in Prepaid expenses and other current assets.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740,
Income Taxes,
issued by FASB. Under the asset and liability method specified by ASC 740, deferred tax assets and liabilities are recognized for the future consequences of differences between the carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In addition, ASC 740 provides comprehensive guidance on the recognition and measurement of tax positions in previously filed tax returns or positions expected to be taken in future tax returns. The benefit from an uncertain tax position must meet a more-likely-than-not
recognition threshold and is measured at the largest amount of benefit greater than 50% determined by cumulative probability of being realized upon ultimate settlement with the taxing authority. The Company’s policy is to recognize interest and penalties expense, if any, related to uncertain tax positions as a component of income tax expense.
Stock-Based Compensation
The Company issues stock-based compensation to employees and non-employees
in the form of stock options or restricted stock units (“RSUs”).

Restricted Stock Units
Starting
 in fiscal year 2021, the Company began to grant RSUs to its employees and non-employees
and these RSUs generally have a service vesting condition over four or five years. The Company uses its common stock price, which is the last reported sales price on the grant date to value its RSUs. Stock-based compensation expense is recognized using the straight-line attribution method. Forfeitures are recorded when they occur.
Stock options
Generally, the stock options have a maximum contractual term up to 10 years. The fair value of stock options is based on the date of the grant using the Black-Scholes valuation method. The awards are accounted for by recognizing the fair value of the related award over the period during which services are provided in exchange for the award (referred to as the requisite service period, which typically equals the vesting period of the award). The vesting period is generally four or five years. No stock awards have been issued with a market condition or other performance vesting condition. In accordance with ASU
2018-07
Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, the measurement of equity-classified non-employee
awards is fixed at the grant date. Stock-based compensation expense is recognized using the straight-line attribution method. Forfeitures are recorded when they occur.
Fair Value of Common Stock and Stock Option
Prior to the completion of the Business Combination, the fair value of the Company’s common stock underlying stock options was determined by the Company’s board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering, or sale of the Company, given prevailing market conditions. Based on the valuation reports from the third-party and the relevant factors as discussed above, the Company determined the fair value per share of the underlying common stock of the stock options.
The following assumptions are used in the Black-Scholes valuation model for the fair value of stock options per share.

•
Expected Term — The expected term of the options represents the average period the share options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL
STATEMENTS

term, also known as the simplified method. The Company uses the simplified calculation of the expected life, which takes into consideration the grant’s contractual life and vesting period and assumes that all options will be exercised between the vesting date and the contractual term of the option.

•	Risk-Free Interest Rate — The risk-free interest rate is based on the yield of U.S. Treasury notes as of the grant date with terms commensurate with the expected term of the option.

•
Dividend Yield — The expected dividends assumption is based on the Company’s expectation of not paying dividends in the foreseeable future, as well as the Company did not pay any dividends in the past.

•
Volatility — Prior to the Business Combination, Legacy Enovix was a private company and did not have any trading history for its ordinary shares, the expected volatility was based on the historical volatilities of the common stock of comparable publicly traded companies that Legacy Enovix selected with comparable characteristics, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the Legacy Enovix’s stock options.

Net
 Loss per Share of Common Stock
Basic net loss per share of common stock is calculated using the two-class
method under which earnings are allocated to both common shares and participating securities. The Company considers participating securities including outstanding stock options, outstanding RSUs, estimated ESPP shares and convertible preferred stocks. Unvested early exercised stock options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable
rights to dividends or dividend equivalents. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Unvested early exercised stock options are not considered outstanding for purposes of the weighted average outstanding share calculation until they vest.
Diluted earnings per share (“EPS”) attributable to common stockholders adjusts basic EPS for the potentially dilutive impact of the participating securities. As the Company has reported losses for the periods presented, all potentially dilutive securities including convertible preferred stock, stock options and warrants, are generally antidilutive and accordingly, basic net loss per share equals diluted net loss per share, except when there were changes in fair value of the Private Placement Warrants recorded in earnings. With changes in fair value recorded in earnings, an adjustment would be made to both the diluted EPS numerator and denominator to eliminate such effects.
Emerging Growth Company Status
The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC’s can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Other than the adoption of ASC 842,
Leases,
as discussed below, and ASC 606,
Revenue from Contracts with Customers
, the Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued Accounting Standards Update (“ASU”)
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which is intended to simplify various aspects related to accounting for income

F-3
3

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

taxes. ASU
2019-12
removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this guidance as of January 1, 2021, which did not have an impact to the consolidated financial statements upon adoption.
In
 February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842)
.
ASU
2016-02
requires an entity to recognize a
right-of-use
asset and lease liability for all leases with terms of more than 12 months
. The guidance requires lessees to recognize all leases, with certain exceptions, on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee must recognize a lease liability for the obligation to make lease payments and a right-to-use
asset for the right to use the underlying asset for the lease term. On January 1, 2021, the Company early adopted ASU
2016-02
using the modified retrospective transition option of applying the new standard at the adoption date for all leases with terms greater than 12 months. The Company elected certain practical expedients upon adoption and as such did not reassess the following: 1) whether any expired or existing contracts are or contain leases; 2) lease classification for any expired or existing leases; 3) initial direct costs for any expired or existing leases; 4) whether existing or expired land easements are or contain leases; and 5) regarding the lease term, from a hindsight perspective, whether or not the Company is reasonably certain to exercise the lease options. The Company also elected the practical expedient to not separate lease and non-lease
components.
The effect of the adoption of ASC 842 on the Consolidated Balance Sheet as of January 1, 2021 was as follows (in thousands):

	December 31, 2020	Adjustments from Adoption of ASC 842	January 1, 2021
Operating lease, right-of-use assets	$—	$6,873	$6,873
Other liabilities	14	(14)	—
Deferred rent, non-current	1,567	(1,567)	—
Operating lease liabilities, non-current	—	8,551	8,551
Periods prior to the January 1, 2021 adoption of ASC 842 were not adjusted and continue to be reported in accordance with the legacy lease accounting guidance under ASC 840. Under ASC 840, rent expense for non-cancelable
operating leases, including rent escalation clauses, tenant improvement allowances, and rent-free periods when applicable, was recognized on a straight-line basis over the term of the lease with the difference between required lease payments and rent expense recorded as deferred rent.
Recent Accounting Pronouncement Not Yet Adopted
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments — Credit Losses (Topic 326)
:
Measurement of Credit Losses on Financial Instruments
. Additionally, the FASB issued ASU
No. 2019-04,
Codification Improvements to Topic 326 in April 2019 and ASU
2019-05,
Financial Instruments — Credit Losses (Topic 326) — Targeted Transition Relief
in May 2019. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet
credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. In November 2019, the FASB issued ASU
No. 2019-10,
which defers the effective date of ASU
No. 2016-13
for smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the potential impact of these amendments on its financial statements and related disclosures.
Note 3. Business Combination
As described in Note 1, on July 14, 2021, Legacy Enovix, RSVAC, and Merger Sub, consummated the closing of the transactions contemplated by the Merger Agreement, following the approval at the Special Meeting held on July 12, 2021.

F-3
4

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Immediately prior to the Business Combination all shares of Legacy Enovix outstanding convertible preferred stock were converted into an equivalent number of shares of Legacy Enovix common stock.
At the Business Combination, eligible Legacy Enovix equity holders received or have the right to receive shares of Enovix common stock (“Common Stock”), with par value $0.0001 per share, at a deemed value of $10.00 per share after giving effect to the exchange ratio of approximately 0.1846 as defined in the Merger Agreement (“Exchange Ratio”). Accordingly, immediately following the consummation of the Business Combination, Legacy Enovix common stock was exchanged into 103,995,643 shares of Common Stock, 5,547,327 shares were reserved for the issuance of Common Stock upon the potential future exercise of Legacy Enovix’s stock options that were exchanged into Enovix’s stock options.
Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of Common Stock to 1,000,000,000 shares, $0.0001 par value per share and designate 10,000,000 shares as Preferred Stock.
In connection with the execution of the Merger Agreement, RSVAC entered into separate subscription agreements (each a “Subscription Agreement”) with a number of investors (each a “New PIPE Investor”), pursuant to which the New PIPE Investors agreed to purchase, and RSVAC agreed to sell to the New PIPE Investors, an aggregate of 12,500,000 shares of Common Stock (“PIPE Shares”), for a purchase price of $14.00 per share and an aggregate purchase price of $175.0 million, in a private placement pursuant to the subscription agreements (“PIPE Financing”). The PIPE Financing closed simultaneously with the consummation of the Business Combination.
The number of shares of Common Stock issued immediately following the consummation of the Business Combination was:

RSVAC common stock shares outstanding prior to the Business Combination	28,750,000
Less redemption of RSVAC common stock shares	(15)

RSVAC common stock shares	28,749,985
PIPE Shares issued	12,500,000

RSVAC common stock shares and PIPE Shares	41,249,985
Legacy Enovix common shares (1)	103,995,643

Total shares of Common Stock immediately after the Business Combination	145,245,628

(1)
The number of Legacy Enovix common shares was determined from the 563,316,738 shares of Legacy Enovix common stock outstanding immediately prior to the closing of the Business Combination converted at the exchange ratio of approximately 0.1846
. All fractional shares were rounded.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RSVAC was treated as the “acquired” company and Legacy Enovix is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Enovix issuing stock for the net assets of RSVAC, accompanied by a recapitalization. The net assets of RSVAC were stated at historical cost, with no goodwill or other intangible assets recorded.

F-3
5

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In
 connection with the Business Combination in July 2021, the Company assumed $
73.4
 million of net liabilities from RSVAC. The following table shows the net cash proceeds from the Business Combination (in thousands):

Recapitalization
Cash — RSVAC Trust and cash, net of redemptions	$230,155
Cash — PIPE Financing	175,000
Less: transaction costs and PIPE financing fees	(31,410)

Net cash contributions from Business Combination	$373,745

Note 4. Fair Value Measurement and Fair Value of Financial Instruments
The fair value of the Company’s financial assets and liabilities are determined in accordance with the fair value hierarchy established in ASC 820,
Fair Value Measurements,
issued by the FASB. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy of ASC 820 requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1:	Observable inputs, such as quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date.

Level 2:	Observable inputs, other than Level 1 prices, such as quoted prices in active markets for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Our financial instruments consist primarily of cash and cash equivalents, accounts payable and the warrant liabilities.
Cash and cash equivalents are reported at their respective fair values on our balance sheets. Where quoted prices are available in an active market, securities are classified as Level 1. The Company classifies money market funds as Level 1. When quoted market prices are not available for the specific security, then the Company estimates fair value by using quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs obtained from various third-party data providers, including but not limited to benchmark yields, reported trades and broker/dealer quotes. Where applicable the market approach utilizes prices and information from market transactions for similar or identical assets. The Company will classify commercial paper, corporate debt securities and asset-backed securities as Level 2. As of January 2, 2022 and December 31, 2020, the Company did not have short-term and long-term investments that are classified available-for-sale.
As of January 2, 2022 and December 31, 2020, the Company had cash and cash equivalents of $385.3 million and $29.1 million, respectively.

F-3
6

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table details the fair value measurements of assets and liabilities that were measured at fair value on a recurring basis based on the following three-tiered fair value hierarchy per ASC 820,
Fair Value Measurement
, as of January 2, 2022 and December 31, 2020 (in thousands).

	Fair Value Measurement using
	Level 1	Level 2	Level 3	Total Fair Value
As of January 2, 2022
Liabilities:
Private Placement Warrants	$—	$—	$124,260	$124,260

As of December 31, 2020
Liabilities:
Convertible preferred stock warrants	$—	$—	$15,995	$15,995
The Company’s liabilities are measured at fair value on a
non-recurring
basis, including its Private Placement Warrants. The fair value of the Private Placement Warrants is considered a Level 3 valuation and is determined using the Black-Scholes valuation model. As of January 2, 2022, the fair value of the Private Placement Warrant was $20.71 per share with an exercise price of $11.50. The changes for Level 3 items measured at fair value on a recurring basis using significant unobservable inputs are as follows (in thousands):

	Private Placement Warrants	Convertible Preferred Stock Warrants
Fair value as of December 31, 2020	$—	$15,995
Acquired from the Business Combination	72,900	—
Settlements	—	(20,776)
Change in fair value	51,360	4,781

Fair value as of January 2, 2022	$124,260	$—

	Convertible Promissory Notes	Convertible Preferred Stock Warrants
Fair value as of December 31, 2019	$5,651	$730
Additions	—	1,476
Settlements	(8,073)	—
Change in fair value	2,422	13,789

Fair value as of December 31, 2020	$—	$15,995

As discussed further in Note 7 “Debt,” the Company elected to measure the convertible promissory notes at fair value in accordance with the fair value option. The convertible promissory notes are each a debt host financial instrument containing embedded features and/or options which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815,
Derivatives and Hedging
. See Note 7 “Debt” for additional information.

F-3
7

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the key assumptions used for determining the fair value of convertible preferred stock warrants and common stock warrants.

	Private Placement Warrants outstanding as of January 2, 2022	Private Placement Warrants acquired on July 14, 2021	Convertible preferred stock warrants exercised on February 22, 2021	Convertible preferred stock warrants outstanding as of December 31, 2020
Expected term (in years)	4.5	5.0	2.5 - 4.1	2.6 - 4.2
Expected volatility	77.5%	50.0%	75.0%	63.6%
Risk-free interest rate	1.2%	0.8%	0.2% - 0.4%	0.2% - 0.3%
Expected dividend rate	0.0%	0.0%	0.0%	0.0%
Note 5. Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Property and equipment as of January 2, 2022 and December 31, 2020, consisted of the following (in thousands):

	January 2, 2022	December 31, 2020
Process equipment	$6,636	$4,085
Office equipment	918	369
Furniture and fixtures	639	65
Leasehold improvements	1,878	921
Construction in progress	71,133	29,568

Total property and equipment	81,204	35,008
Less: Accumulated depreciation	(4,591)	(3,718)

Property and equipment, net	$76,613	$31,290

Depreciation and amortization expenses related to property and equipment for fiscal years 2021 and 2020 were $1.0 million and $0.6 million, respectively.
Note 6. Leases
The Company leases its headquarters, engineering and manufacturing space in Fremont, California under a single non-cancelable
operating lease, right of use asset with an expiration date of August 31, 2030. In March 2021, the Company entered into a new agreement to lease office space in Fremont, California under a noncancelable operating lease that expires in April 2026 with an option to extend for five years.
The components of lease costs were as follows (in thousands):

Fiscal Year Ended January 2, 2022
Operating lease cost	$1,535
Supplemental lease information:

Operating leases	January 2, 2022
Weighted-average remaining lease term	8.7 years
Weighted-average discount rate	6.8%

F-
38

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Supplemental cash flow information related to leases are as follows (in thousands):

Fiscal Year Ended January 2, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,418
Lease liabilities arising from obtaining ROU assets:
Operating leases	8,763
Maturities of Lease Liabilities
The following is a schedule of maturities of lease liabilities as of January 2, 2022 (in thousands).

Operating lease
2022	$1,366
2023	1,406
2024	1,449
2025	1,492
2026	1,491
Thereafter	5,774

Total	12,978

Less: imputed interest	(3,375)

Present value of lease liabilities	$9,603

Prior Year Lease Disclosure under ASC 840
Under the legacy accounting guidance ASC 840, rent expense for the fiscal year 2020 was $1.4 million.
Minimum commitments under noncancelable operating lease agreements as of December 31, 2020 is as follows (in thousands):

Operating lease
2021	$1,267
2022	1,305
2023	1,344
2024	1,384
2025	1,426
Thereafter	7,243

Total	$13,969

Note 7. Debt
Secured Promissory Note
On May 24, 2021, the Company issued to a member of the board of directors a secured promissory note (the “Secured Promissory Note”) with an aggregate principal balance of $15.0 million, which was funded at that time. The Secured

F-
3
9

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Promissory Note bore interest at a rate of 7.5% per annum, payable monthly and on the maturity date. All unpaid interest and principal was due and payable upon request by the holders on or after the earlier of (i) the closing of the Merger Agreement and (ii) October 25, 2021. The Company granted a security interest in all of the Company’s personal property, then existing or thereafter arising, including all accounts, inventory, equipment, general intangibles, financial assets, investment property, securities, deposit accounts, and the proceeds thereof, but which did not include the intellectual property.
On July 14, 2021, the Company repaid all amounts outstanding under the Secured Promissory Note, which totaled $15.2 million in principal and interest. In the connection with the note repayment, the Company incurred $0.1 million of loss on early debt extinguishment related to the write-off
of unamortized debt issuance costs in the third quarter of 2021. The Company paid $0.2 million of interest for the fiscal year ended January 2, 2022. As of January 2, 2022, the Company had no outstanding debt.
2020 Paycheck Protection Program Loan
In April 2020, the Company entered into a loan agreement with the Small Business Administration (“SBA”) pursuant to the Paycheck Protection Program Loan (the “PPP Loan”) established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The Company received loan proceeds of $1.6 million. During 2020, the Company used all PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities and was approved for loan forgiveness prior to December 31, 2020. As the entirety of the PPP Loan was forgiven in 2020, the outstanding obligation was extinguished and a gain on extinguishment was recognized in other income in the Consolidated Statement of Operations for the fiscal year ended December 31, 2020.
2019 Convertible Promissory Notes
On December 13, 2019, the Company issued, to existing shareholders which included members of the board of directors and members of management, convertible promissory notes with an aggregate original principal balance of $5.7 million, an interest rate of 6% per annum compounded annually, and a maturity date of December 13, 2020. The Company elected to measure the convertible promissory notes at fair value in accordance with the fair value option. As such, the promissory notes were initially recognized at fair value (i.e., the principal amount) with any changes in fair value recognized in other income, net.
On March 25, 2020, all outstanding principal and accrued interest of $0.1 million were converted into 19,001,815 shares of Series
P-2
preferred stock at a conversion price equal to the cash price paid per shares and a 30% discount. Upon conversion, the Company recorded a change in the fair value of the promissory notes of $2.4 million, which is included in other income, net in the Consolidated Statement of Operations for the fiscal year 2020. As of January 2, 2022 and December 31, 2020, the Company had no outstanding convertible promissory notes.
Note 8. Commitments and Contingencies
Purchase Commitments
As of January 2, 2022, the Company’s commitments included an estimated amount of approximately $17.4 million relating to the Company’s open purchase orders and contractual obligations that occurred in the ordinary course of business, including commitments with contract manufacturers and suppliers for which the Company has not received the goods or services, commitments for capital expenditures and construction-related activities for which the Company has not received the services. Although open purchase orders are considered enforceable and legally binding, the terms generally allow the Company the option to cancel, reschedule, and adjust its requirements based on its business needs prior to the delivery of goods or performance of services. For lease obligations, please refer to Note 6 “Leases” for more details.

F-4
0

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Litigations
Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al.,
21-CV-01536,
Superior Court of California, San Mateo County
On March 22, 2021, Michael Costello filed a complaint in the Superior Court of California, San Mateo County, against RSVAC and RSVAC’s board of directors. The plaintiff alleges, among other things, that the RSVAC directors breached their fiduciary duties in connection with the terms of a proposed transaction, and that the disclosures in RSVAC’s registration statement regarding the proposed transaction were materially deficient. The plaintiff sought, among other things, unspecified monetary damages, attorney’s fees and costs and injunctive relief, including enjoining the Business Combination. The case was voluntarily dismissed on August 24, 2021.
Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al.,
1:21-cv-02900
(SDNY)
On April 5, 2021, Derek Boxhorn filed a complaint in the United States District Court for the Southern District of New York against RSVAC and RSVAC’s board of directors. The plaintiff alleges, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and that the individual defendants breached their fiduciary duties, in connection with the terms of the Business Combination, and that RSVAC’s registration statement contained materially incomplete and misleading information regarding the Business Combination. The plaintiff sought, among other things, unspecified monetary damages, attorney’s fees and costs and injunctive relief, including enjoining the Business Combination. The case was voluntarily dismissed on October 19, 2021. After the dismissal and on December 3, 2021, the plaintiff filed a motion for attorneys’ fees and costs, which is pending before the court.
Sopheap Prak et al. v. Enovix Corporation et al., 22CV005846, Superior Court of California, Alameda County
On January 21, 2022, two former machine operator employees filed a putative wage and hour class action lawsuit against Enovix and co-defendant
Legendary Staffing, Inc. in the Superior Court of California, County of Alameda. The case is captioned
Sopheak Prak
 & Ricardo Pimentel v Enovix Corporation and Legendary Staffing, Inc.
, 22CV005846. The Prak complaint alleges, among other things, on a putative class-wide basis, that the defendants failed to pay all overtime wages and committed meal period, rest period and wage statement violations under the California Labor Code and applicable Wage Orders. The plaintiffs are seeking unpaid wages, statutory penalties and interest, and reasonable costs and attorney fees.
From time to time, the Company may become, involved in various legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any other potentially material legal proceedings, and the Company is not aware of any pending or threatened legal proceeding against the Company that the Company believes could have a material adverse effect on the Company’s business, operating results or financial condition.
Guarantees and Indemnifications
In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.
The Company also has indemnification obligations to its officers and directors for specified events or occurrences, subject to some limits, while they are serving at the Company’s request in such capacities. There have been no claims to date and the Company has director and officer insurance that may enable the Company to recover a portion of any amounts paid for future potential claims. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities relating to these obligations for the period presented.

F-4
1

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Common Stock, Convertible Preferred Stock and Warrants
As of January 2, 2022, 1,000,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of convertible preferred stock, $0.0001 par value per share are authorized.
Common Stock
The Company had authorized 1,000,000,000 shares of common stock, par value $0.0001 and issued and outstanding of 152,272,287 shares as of January 2, 2022. Each holder of a share of common stock is entitled to one vote for each share held and is entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to preferential rights of holders of other classes of stock outstanding. Such dividends shall be payable only when, as and if declared by the board of directors and shall be non-cumulative.
Convertible Preferred Stock
The Company had authorized 10,000,000 shares of convertible preferred stock, par value $0.0001 and there was no share issued and outstanding as of January 2, 2022.
Legacy Enovix Convertible Preferred Stock
Prior to the Business Combination, Legacy Enovix had designated eight outstanding series of convertible preferred stock (“Series A”, “Series B”, “Series C”, “Series D”, “Series E”, “Series
E-2”,
“Series F” and “Series
P-2,”
collectively the “convertible preferred stock”). Details related to Legacy Enovix’s convertible preferred shares, as of December 31, 2020, prior to the Business Combination were as follows:

Series	Authorized	Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A	705,000	705,000	$226	$235
Series B	66,300	66,300	50	50
Series C	181,844	—	—	—
Series D	58,016,741	47,855,805	84,927	85,100
Series E	4,862,376	4,862,376	4,783	4,862
Series E-2	18,035,000	18,035,000	17,063	18,035
Series F	82,233,867	82,233,867	22,872	23,437
Series P-2	170,612,076	170,612,076	72,135	73,653

Total Legacy Enovix convertible preferred stock	334,713,204	324,370,424	$202,056	$205,372

Upon the closing of the Business Combination, the holders of Legacy Enovix’s Series F convertible preferred stock received an additional 119,728,123 shares of Legacy Enovix Series F convertible preferred stock pursuant to the automatic conversion provision of Legacy Enovix’s certificate of incorporation, as amended and as in effect at the closing. The net effect of these additional shares had no
impact to the additional paid in capital as part of the Business Combination. Immediately prior to the closing of the Business Combination, all outstanding Legacy Enovix’s convertible preferred stock was converted into Legacy Enovix common stock and recapitalized into Common Stock using the applicable Exchange Ratio at close. As of January
2
,
2022
, there was
no
convertible preferred stock outstanding.
For the fiscal year ended December 31, 2020, the Company issued 151,610,261 shares of Legacy Enovix Series
P-2
convertible preferred stock for cash at a purchase price of $0.43 per share. The Series
P-2
issuance resulted in $63.9 million cash proceeds, net of $1.5 million of issuance costs. In conjunction with the Series
P-2
issuance, the convertible promissory notes converted to 19,001,815 shares of Series
P-2.
See Note 7 “Debt” for additional information.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The
conversion, liquidation preference, dividend, voting terms of the convertible preferred stock Series A, Series B, Series C, Series D, Series E, Series
E-2,
Series F, and Series
P-2,
as of December 31, 2020 are discussed below.
Conversion
Any shares of convertible preferred stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of common stock. The number of shares of common stock to which a holder of convertible preferred stock shall be entitled upon conversion shall be the product obtained by multiplying the Series Preferred Conversion Rate (defined below) then in effect for such series by the number of shares of Series Preferred being converted.
The conversion rate in effect at any time for conversion of any series of Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the original issue price of such series of convertible preferred stock by the applicable Series Preferred Conversion Price (define below).
The Series Preferred Conversion Price for Series A shall initially be $0.3333, Series B shall initially be $0.7541, Series C shall be $1.0829, Series D shall be $1.6411, Series E shall be $1.00, Series
E-2
shall be $1.00, Series F shall be $0.2850, and Series
P-2
shall be $0.4317.
Liquidation Preference
In a liquidation event, after payments in satisfaction of creditors and the management incentive plan, the proceeds would be distributed first, to the holders of the Series
P-2
who shall be entitled to receive an amount equal to the greater of their (i) original purchase price per share plus any declared but unpaid dividends or (ii) the amount per share calculated by dividing the net proceeds into the total fully diluted shares outstanding on an as-if-converted
to common stock basis.
After the payment of full liquidation preference of the Series
P-2,
the holders of Series E and Series F (the “Senior Preferred”) would be entitled to be paid on a pari passu basis an amount per share equal to the applicable original purchase price per share plus all declared and unpaid dividends.
After the payment of full liquidation preference of Series
P-2
and Senior Preferred set forth above, the holders of the Series F shall be entitled to receive an amount per share equal to the legal proceeds multiplied by the Series F percentage. After the payment of full liquidation preference of the Series
P-2,
Senior Preferred, and Series F, the holders of Series A, Series B, Series C, Series D, and Series
E-2
(the “Junior Preferred”) would be entitled to be paid on a pari passu basis an amount per share equal to the applicable original purchase price per share plus all declared and unpaid dividends.
After the payment of the full liquidation preference of the Series
P-2,
the Senior Preferred, the Series F and the Junior Preferred, the assets available for distribution shall be distributed ratably to the holders of the common stock, Senior Preferred and Junior Preferred on an as-if-converted
to common stock basis, until such time as when, (i) the holders of the Series A have received an aggregate amount per share of Series A equal to three times their applicable original issue price; and (ii) the holders of Series B, the Series C, Series D, Series E and Series
E-2
have received an aggregate amount per share of the Series A, Series B, Series C, Series D, Series E and Series
E-2,
as the case may be, equal to two times the respective original issue price; thereafter, the remaining assets available for distribution shall be ratably distributed to the holders of common stock, on a per share basis and Series F on an as-if
converted to common stock basis.

Dividends
Holders of convertible preferred stock, in preference to the holders of the common stock, shall be entitled to receive, when, as and if declared by the board of directors, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the original series share issue price per annum on each outstanding share of convertible preferred stock, respectively. Such dividends shall be payable only when, as and if declared by the board of directors and shall be non-cumulative.
As of January 2, 2022 and December 31, 2020, the Company had not declared any dividends.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Voting
Each holder of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock could be converted.
Legacy Enovix Series D Convertible Preferred Stock Warrants
As part of the March 2020 Series
P-2
convertible preferred stock issuance, the Company also issued a convertible preferred stock warrant exercisable for 7,000,000 shares of Legacy Enovix Series D to an existing shareholder. The warrant entitled the holder to purchase 7,000,000 shares of Legacy Enovix Series D convertible preferred stock at an exercise price of $0.01 for a period of 5 years from the issuance of the warrant.
As part of an August 2016 Series D convertible preferred stock issuance, the Company also issued a convertible preferred stock warrant exercisable for 3,160,936 shares of Legacy Enovix Series D to an existing shareholder. This warrant entitled the holder to purchase 3,160,936 shares of Legacy Enovix Series D convertible preferred stock at an exercise price of $0.01 for a period of 7 years from the issuance of the warrant.
The number of shares underlying Legacy Enovix Series D convertible preferred stock warrants as of December 31, 2020 on an
‘as-converted
basis’ totaled 10,941,986. The
‘as-converted
basis’ assumes a conversion of the Series D convertible stock warrant into one share of Legacy Enovix Series D convertible preferred stock that then converts into Legacy Enovix common stock at a ratio of 1.08 per share.
Detail related to warrant activity for the fiscal year ended December 31, 2020, is as follows:

Convertible Preferred Stock Warrants	Number of Warrants	Weighted Average Exercise Price
Balances as of January 1, 2020	3,342,780	$0.07
Granted	7,000,000	0.01
Exercised	—	—
Cancelled	(181,844)	1.10

Balances as of December 31, 2020	10,160,936	$0.01

On
 February 22, 2021, in a transaction separate from the Merger Agreement, the then outstanding Legacy Enovix Series D convertible preferred stock warrants were exercised at $0.01 per share, resulting in the issuance of 10,160,936 shares of Legacy Enovix Series D convertible preferred stock to the holders of such warrants, for a total of $0.1 million. As of January 2, 2022, there were no convertible preferred stock warrants outstanding.
Common Stock Warrants
In connection with the Business Combination, the Company has assumed 17,500,000 Common Stock Warrants outstanding, which consisted of 11,500,000 Public Warrants and 6,000,000 Private Placement Warrants. The Public Warrants met the criteria for equity classification and the Private Placement Warrants are classified as liability.
Public Warrants
As of January 2, 2022, the Company had 4,322,106 Public Warrants outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of the Company’s Common stock at a price of $11.50 per share, subject to the following conditions discussed below. The Public Warrants became exercisable on the later of (a) 30 days after the

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

completion
of the Business Combination or (b) 12 months from the closing of the initial public offering (“IPO”) of RSVAC. The common stock warrants expired five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company filed with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and has caused the same to become effective. The Company used its best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to the warrant holders.

The right to exercise was forfeited unless the Public Warrants were exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant had no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
If the Company called the Common Stock Warrants for redemption as described above, management would have the option to require all holders that wish to exercise the Common Stock Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Common Stock Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Common Stock Warrants, multiplied by the difference between the exercise price of the Common Warrants and the “fair market value” as defined below by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of its Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Common Stock Warrants. Whether the Company exercised its option to require all holders to exercise the Common Stock Warrants on a “cashless basis” depended on a variety of factors including the price of its Common Stock at the time the Common Stock Warrants were called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

The exercise price and number of shares of Common Stock issuable upon exercise of the Common Stock Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the Common Stock Warrants would not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.
On December 7, 2021, the Company delivered the notice of redemption to the holders of the outstanding Public Warrants to redeem all of its outstanding Public Warrants. The holders of the Public Warrants had until January 7, 2022 to exercise their Public Warrants. Any pubic warrants that remained unexercised after 5:00 pm, New York City Time, on January 7, 2022 were voided and were no longer exercisable, and the holders of the Public Warrants would be entitled to receive $0.01 per warrant.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Detail
 related to Public Warrant activity for the fiscal year ended January
2
,
2022
, is as follows:

Public Warrants	Number of Warrants	Weighted Average Exercise Price
Balances as of January 1, 2021	—	$—
Assumed through the Business Combination	11,499,991	11.50
Exercised	(7,177,885)	11.50

Balances as of January 2, 2022	4,322,106	$11.50

For the fiscal year 2021, 7,177,855 Public Warrants were exercised with the gross proceeds of $82.5 million, of which the Company received payments of $77.2 million and the remaining $5.3 million was considered as other receivable included in Prepaid and Other Current Assets of the Consolidated Balance Sheet as of January 2, 2022. See Note 15 “Subsequent Events” for more information on exercises of the Public Warrants after January 2, 2022.
Private Placement Warrant
The 6,000,000 Private Placement Warrants were originally issued in a private placement to the initial stockholder of Rodgers Capital, LLC (the “Sponsor”) in connection with the initial public offering of RSVAC. Each whole Private Placement Warrant became exercisable for one whole share of the Company’s common stock at a price of $11.50 per share on December 5, 2021. As of January 2, 2022, the Company had 6,000,000 Private Placement Warrants outstanding.
The Private Placement Warrants are identical to the Public Warrants underlying the units except that such Private Placement Warrants will be exercisable on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Private Placement Warrants purchased by our Sponsor will not be exercisable more than five years from the effective date of the RSVAC IPO registration statement, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Rodgers Capital, LLC or any of its related persons beneficially own these Private Placement Warrants. On September 8, 2021, the Sponsor made an in-kind
distribution of the Private Placement Warrants to certain members of Rodgers Capital LLC. Please refer to Note 4 “Fair Value Measurement and Fair Value of Financial Instruments” for further details of the Private Placement Warrants.
As
 of January 2, 2022, the remaining contractual term for the outstanding Private Placement Warrants to purchase our common stock is
4.5
years.
Note 10. Stock-based Compensation
Equity Incentive Plans
As of January 2, 2022, the Company’s equity compensation plans include the 2021 Equity Incentive Plan (the “2021 Plan”) and 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
2021 Equity Incentive Plan
The 2021 Plan was approved by the Company’s stockholders in July 2021. The 2021 Plan is intended as the successor to and continuation of the 2016 Equity Incentive Plan (the “2016 Plan”). Under the 2021 Plan, employees, directors and consultants of the Company (“Participants”), are eligible for grants of incentive stock options, non-statutory
stock options, stock appreciation rights, restricted stock awards, restricted stock units, and performance awards, collectively referred to as “Stock Awards”. Incentive stock and non-statutory
stock options are collectively referred to as “Option(s).”

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Under
 the 2021 Plan, the maximum number of shares of common stock that may be issued is 16,850,000 shares. The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 4% of the total number of shares of the Company’s common stock outstanding on December 31st of the immediately preceding fiscal year or (b) a lesser number determined by the Company’s board of directors prior to the applicable January 1st.
2016 Equity Incentive Plan
The 2016 Plan was terminated when 2021 Plan became effective in July 2021. The 2016 Plan was originally adopted by its board of directors on April 6, 2016 and was most recently amended by its board of directors on December 17, 2020. The 2016 Plan is intended as the successor to and continuation of the Company’s 2006 Equity Incentive Plan.
2021 Employee Stock Purchase Plan
The 2021 ESPP was adopted by the Company’s board of directors in June 2021 and approved by the Company’s stockholders in July 2021. Under the 2021 ESPP, 5,625,000 shares of common stock was reserved for future issuance. The number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 1% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, (b) 2,000,000 shares of the Registrant’s common stock or (c) a lesser number determined by the Company’s board of directors.
The 2021 ESPP allows eligible employees to purchase shares of the Company’s common stock at a 15% discount through periodic payroll deductions of up to 15% of base compensation, subject to individual purchase limits in any single purchase date or in one calendar year. The 2021 ESPP provides
18-month
offering periods with three
6-month
purchase periods with the purchase periods ending on May 7, 2022, November 4, 2022 and May 4, 2023. A new
18-month
offering period will commence every six months thereafter. The purchase price for the Company’s common stock under the ESPP is 85% of the lower of the fair market value of the shares at (1) on the offering period or (2) on the purchase date. As of January 2, 2022, the Company did not issue any shares under the 2021 ESPP.

Common stock
The following shares of common stock had been reserved for future issuance as of January 2, 2022:

Exercise of outstanding common stock options	5,753,005
Options and RSUs available for future grants	15,846,770
Outstanding restricted stock units for future vesting	535,449
Common stock employee purchase plan	5,625,000

27,760,224

Early Exercise of Options
The terms of the 2016 Plan and the 2021 Plan permit the exercise of options granted prior to vesting, subject to required approvals. The unvested shares are subject to the Company’s repurchase right, upon termination of employment, at the lower of (i) the fair market value of the shares of common stock on the date of repurchase or (ii) their original exercise price. The repurchase right lapses 90 days after the termination of the employee’s employment. Shares purchased by employees pursuant to the early exercise of stock options are not deemed, for accounting purposes, to be issued until those shares vest according to their respective vesting schedules. Cash received for early exercised stock options is recorded as other current and non-current
liabilities on the Consolidated Balance Sheets and is reclassified to common stock and additional paid in capital as such shares vest.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Unvested
early exercised stock options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable
rights to dividends or dividend equivalents. Unvested early exercised stock options are not considered outstanding for purposes of the weighted average outstanding share calculation until they vest.
As of January 2, 2022 and December 31, 2020, 5,086,572 and 5,383,935 shares, respectively, remained subject to the Company’s right of repurchase as a result of early exercised stock options. The remaining liability related to early exercised shares as of both January 2, 2022 and December 31, 2020 were $0.3 million, which was recorded in other current and non-current
liabilities in the Consolidated Balance Sheets.
Stock-Based Compensation
The Company issues stock-based compensation to employees and non-employees
in the form of stock options and restricted stock units (“RSUs”). The Company uses Black-Scholes option pricing model to value its stock options granted and use its common stock price, which is the last reported sales price on the grant date to value its RSUs. Stock-based compensation expense is recognized using the straight-line attribution method. The Company records forfeitures as they occur. The following table summarizes the total stock-based compensation expense, by operating expense category, recognized in the Consolidated Statements of Operations for the periods presented below (in thousands).

	Fiscal Years
	2021	2020
Cost of revenue	$274	$102
Research and development	6,175	485
Selling, general and administrative	4,262	79

Total stock-based compensation expense	$10,711	$666

For
 the fiscal year 2021, the Company capitalized $0.7 million of stock-based compensation as deferred contract costs and property and equipment, net in the Consolidated Balance Sheet. For the fiscal year 2020, the Company capitalized immaterial amounts of stock-based compensation as deferred contract costs and property and equipment, net in the Consolidated Balance Sheet. As of January 2, 2022, there was approximately $48.2 million of total unrecognized stock-based compensation expense related to unvested equity awards, which are expected to be recognized over a weighted-average period of 3.6 years.
There was no recognized tax benefit related to stock-based compensation expense for the fiscal years 2021 and 2020.
Stock Option Activity
Options granted under the 2021 Plan and the 2016 Plan to employees generally have a service vesting condition over four or five years. Other vesting terms are permitted and are determined by the Company’s board of directors. Options have a term of no more than ten years from the date of grant and vested options are generally cancelled three months after termination of employment if unexercised.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarized stock option activities for the fiscal years 2021 and 2020 (in thousands, except share and per share amount).

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (1)(2)

Balances as of January 1, 2021	1,428,980	$0.11
Granted	6,817,420	7.86
Exercised	(2,180,168)	0.09		$1,963
Forfeited	(313,227)	7.77

Balances as of January 2, 2022	5,753,005	$8.88	9.1	$105,898

Vested and expected to vest at January 2, 2022	10,839,577	$4.74	9.0	$244,342

Vested and exercisable at January 2, 2022	716,777	$5.23	7.9	$15,806

Unvested and exercisable at January 2, 2022	4,630,961	$8.75	9.3	$85,790

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (1)(2)

Balances as of January 1, 2020	971,332	$0.16
Granted	5,779,591	0.06
Exercised	(5,318,139)	0.07		$6,889
Forfeited/expired	(3,804)	0.59

Balances as of December 31, 2020	1,428,980	$0.11	8.8	$4,042

Vested and expected to vest at December 31, 2020	6,812,915	$0.07	9.5	$11,190

Vested and exercisable at December 31, 2020	251,492	$0.34	5.8	$2,028

Unvested and exercisable at December 31, 2020	1,024,478	$0.06	9.8	$494

(1)	The aggregate intrinsic value of options exercised is based upon the value of the Company’s stock at exercise.
(2)
The aggregate intrinsic value of the stock options outstanding as of December 31, 2021 represents the value of the Company’s closing stock price at $27.28 on December 31, 2021 in excess of the exercise price multiplied by the number of options outstanding.

The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of stock options with the following assumptions for the fiscal years 2021 and 2020.

	Fiscal Years
	2021	2020
Risk-free interest rate	0.5% - 1.3%	0.5%
Expected term (years)	5.0 - 6.9	6.0
Dividend yield	—%	—%
Volatility	48.1% - 49.8%	37.8%
The estimated weighted-average grant date fair value of stock options granted to employees during the fiscal years 2021 and 2020 were $4.43, and $0.59 per share, respectively. The fair value of stock options that vested during the fiscal years 2021 and 2020 were $6.6 million and $0.3 million, respectively.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Restricted
Stock Unit Activity
Since September 2021, the Company primarily grants RSUs to its employees and non-employee
directors. The Company generally grants RSUs with requisite service vesting condition over four or five years. Each RSU is not considered issued and outstanding and does not have voting rights until it is converted into one share of the Company’s common stock upon vesting. The following table summarized RSUs activities for the fiscal year 2021 (in thousands, except share and per share amount).

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value
Non-vested RSUs Balances as of January 1, 2021	—	$—
Granted	608,168	23.12
Vested	(61,015)	21.26
Forfeited	(11,704)	20.56

Non-vested RSUs outstanding as of January 2, 2022	535,449	$23.38

The total fair value of RSUs vested during the fiscal year 2021 was $1.8 million.

Employee Stock Purchase Plan Activity
2021 ESPP was approved by the stockholders on July 12, 2021. The first offering date of the 2021 ESPP was in November 2021 and the first purchase date will be in May 2022. The Company uses the Black-Scholes option-pricing model to determine the fair value of estimated shares under the 2021 ESPP with the following assumptions for the fiscal year 2021.

2021
Risk-free interest rate	0.1%
Expected term (years)	0.5
Dividend yield	—%
Volatility	71.5%
Note 11. 401(k) Savings Plan
The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan allows participants to defer a portion of their annual compensation on a pre-tax
basis. Additionally, the Company provides a match for employees who contribute. The Company’s matching contributions were $0.5 million and $0.1 million for the fiscal years 2021 and 2020, respectively.
Note 12. Net Loss per Share
The Company computes net loss per share of common stock using the two-class
method. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, diluted net loss per share of common stock is the same as basic net loss per share of common stock. In connection with the Business Combination, shares of the Company’s common stock and all potentially dilutive securities have been retroactively adjusted based on the exchange ratio established in the Business Combination. Please refer to Note 3 “Business Combination” for further details of the Business Combination.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The
 following table sets forth the computation of the Company’s basic and diluted net loss per share of common stock for the periods presented below (in thousands, except share and per share amount):

	Fiscal Years
	2021	2020
Numerator:
Net loss attributable to common stockholders — basic and diluted	$(125,874)	$(39,650)
Denominator:
Weighted-average shares outstanding used in computing net loss per share of common stock, basic and diluted	117,218,893	80,367,324
Net loss per share of common stock:
Basic and diluted	$(1.07)	$(0.49)
The
 following table discloses shares of the securities as of January 2, 2022 and December 31, 2020 that could potentially have a dilutive effect to the basic earnings per share of common stock in the future.
As the Company reported losses for the periods presented, all of these potentially dilutive securities were anti-dilutive and are excluded in the computation of diluted net loss per share. Accordingly, the diluted net loss per share equals to the basic net loss per share.

	As of
	January 2, 2022	December 31, 2020
Stock options outstanding	5,753,005	1,428,980
Restricted stock units	535,449	—
Private Placement Warrants	6,000,000	—
Public Warrants	4,322,106	—
Employee stock purchase plan estimated shares	47,379	—
Note 13. Income Tax
The following table discloses net loss before income taxes is attributable to the following geographic locations for the fiscal years 2021 and 2020 (in thousands).

	Fiscal Years
	2021	2020
United States	$(125,797)	$(39,637)
Foreign	(77)	(13)

Net loss before income taxes	$(125,874)	$(39,650)

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During
the fiscal years 2021, and 2020, there was no provision for income taxes recorded as the Company generated net operating losses. The difference between the effective tax rate and the U.S. federal statutory tax rate for the fiscal years 2021, and 2020 are as follows:

	Fiscal Years
	2021	2020
Federal statutory tax rate	21.0%	21.0%
State and local income taxes, net of federal benefit	3.7%	4.3%
Change in fair value of convertible promissory notes	—%	(1.3%)
Non-deductible convertible preferred stock warrant expense	(9.4%)	(8.1%)
Federal tax credits	0.3%	0.5%
Share-based compensation	(0.8%)	(0.3%)
Extinguishment of PPP Loan	—%	0.9%
Impact of changes in valuation allowance	(14.6%)	(16.9%)
Other	(0.2%)	(0.1%)

Effective tax rate	—%	—%

Deferred
 tax assets (liabilities) as of January 2, 2022 and December 31, 2020 consist of the following:

	January 2, 2022	December 31, 2020
Gross deferred tax assets:
Deferred rent	$—	$442
Lease liabilities	2,687	—
Deferred revenue	2,201	1,538
Share-based compensation	1,769	346
Federal and state credit carryovers	4,604	3,994
Federal and state net operating losses	63,522	48,934
Transaction costs	1,656	—
Depreciation and amortization	250	—

Total gross deferred tax assets	76,689	55,254

Valuation allowance	(74,823)	(54,734)

Total deferred tax assets, net of valuation allowance	1,866	520

Deferred tax liabilities:
Depreciation and amortization	—	(520)
Right-of-use asset	(1,866)	—

Total deferred tax liabilities	(1,866)	(520)

Net deferred tax assets	$—	$—

As of January 2, 2022, the Company had $226.3 million of state and $227.2 million of federal loss carryovers that could be utilized to reduce the tax liabilities of future years. The tax-effected
loss carryovers were $20.0 million for state before federal effect, and $47.7 million for federal as of January 2, 2022. The Company also had $4.2 million of state research and development (“R&D”) tax credit carryovers and $5.9 million of federal R&D tax credit carryovers as of January 2, 2022.
The state losses expire between 2028 and 2041. Approximately $127.9 million of the federal losses expire between 2026 and 2037 and the remainder do not expire. The federal credit carryovers expire between 2027 and 2041. The state credit carryovers do not expire. Utilization of net operating losses and tax credit carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, in the event of a change in the Company’s ownership, as defined in current income tax regulations.

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized. Significant judgement is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event the Company changes its determination as to the amount of deferred tax assets that can be realized, it will adjust the valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
As of January 2, 2022, the Company recognized a full valuation allowance against its U.S. federal and state net deferred tax assets, including operating loss carryovers and credit carryovers. The Company evaluated the realizability of its net deferred tax assets based on all available evidence, both positive and negative, which existed as of January 2, 2022. The Company’s conclusion to maintain a full valuation allowance against its net deferred tax assets was based upon the assessment of its ability to generate sufficient future taxable income in future periods.

The activity related to unrecognized tax benefits for the fiscal years 2021, and 2020 are as follows:

	Fiscal Years
	2021	2020
Balance at beginning of fiscal year	$4,368	$3,974
Increases related to current year tax positions	537	394
Increases related to the prior year tax positions	143	—

Balance at end of fiscal year	$5,048	$4,368

As of January 2, 2022 and December 31, 2020, none of the amounts of unrecognized tax benefits would favorably affect the effective income tax rate in future periods if recognized, since the tax benefits would increase a deferred tax asset that is currently offset by a full valuation allowance.
As of January 2, 2022, the Company has not identified any unrecognized that benefits where it is reasonably possible that it will recognize a decrease within the next 12 months. If the Company does recognize such a decrease, the net impact on the Consolidated Statement of Operations would not be material.
The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense on the Consolidated Statement of Operations. For the fiscal years 2021, and 2020, no interest expense was recognized relating to income tax liabilities. There were no accrued interest or penalties related to income tax liabilities as of January 2, 2022 and December 31, 2020.
The Company files income tax returns in the U.S. federal jurisdiction and in the California state jurisdiction. In the normal course of business, the Company is subject to examination by taxing authorities in the U.S. The Company is not currently under examination by any taxing authority.
Note 14. Related Party
Founder Shares
On September 24, 2020, RSVAC issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) to the Sponsor, Rodgers Capital LLC, for an aggregate purchase price of $25,000 in cash. The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after

ENOVIX CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Business
 Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. On September 8, 2021, the Sponsor made an in-kind
distribution of a portion of its Founder Shares to certain members of Rodgers Capital LLC, which had no impact to the consolidated financial statements.
Related Party Loans
In 2019, existing shareholders, which included members of the board of directors and members of management purchased the convertible promissory notes as disclosed in Note 7 “Debt”. In 2020, these convertible promissory notes with an aggregate original principal balance of $5.7 million and accrued interest of $0.1 million converted into 19,001,815 shares of Series
P-2
convertible preferred stock.
In May 2021, the Company issued the Secured Promissory Note with an aggregate principal balance of $15.0 million and an interest at a rate of 7.5% per annum, payable monthly and on the maturity date. On July 14, 2021, the Company repaid all amounts outstanding under the Secured Promissory Note, which totaled $15.2 million in principal and interest. See Note 7 “Debt” for more detailed discussion.

Employment Relationship
The Company employs a family member of the Company’s Chief Executive Officer as an equipment engineer in Fremont.
Note 15. Subsequent Events
Public Warrant Redemptions
During the period from January 3, 2022 through January 7, 2022, there were 4,126,466 shares of the Public Warrants exercised with gross proceeds of $47.5 million. As of January 7, 2022 after 5:00 pm New York City time, there were 195,640 warrant remained unexercised, which were voided and were no longer exercisable. Pursuant to the warrant agreement, the holders of the Public Warrants were entitled to receive $0.01 per warrant from the Company. On January 19, 2022, the Company received net proceeds of $52.8 million from the warrant exercises, including the $5.3 million of other receivable included in Prepaids and other current assets on the Consolidated Balance Sheet as of January 2, 2022.

F-5
4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$133,445
Accountants’ fees and expenses	100,000
Legal fees and expenses	150,000
Printing fees	30,000
Miscellaneous fees and expenses	36,555

Total expenses	$450,000

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the Selling Securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.
Item 14. Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our amended and restated certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws or otherwise as a matter of law.
Item 15. Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since January 1, 2019:

(1)
In September 2020, RSVAC issued an aggregate of 5,750,000 of common stock to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, in connection with RSVA’s organization.

(2)
In December 2020, RSVAC issued an aggregate of 6,000,000 warrants to the Sponsor at $1.00 per Warrant (for a total purchase price of $6.0 million), with each Warrant exercisable for one share of common stock at an exercise price of $11.50 per share.

(3)
In July 2021, concurrently with the closing of the Business Combination, the PIPE Investors purchased from us an aggregate of 12,500,000 shares of our Common Stock at a price of $14.00 per share, for an aggregate purchase price equal to $175.0 million.

(4)
Legacy Enovix granted to certain employees, directors and consultants of it and its subsidiaries, options to purchase an aggregate of 86,098,800 shares of common stock at exercise prices of $0.0092 to $1.87 per share under its 2016 Plan. Of these, options to purchase an aggregate of 29,958,779 shares of Legacy Enovix common stock were outstanding immediately prior to the closing of the Business Combination. Upon the closing of the Business Combination, such options were, automatically and without any required action on the part of any holder or beneficiary thereof, assumed by us and converted into options to purchase an aggregate of 5,530,624 shares of Common Stock at exercise prices of $0.049834 to $10.129291 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.
The exhibits listed below are filed as part of this registration statement

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

2.1+	Agreement and Plan of Merger, dated February 22, 2021	8-K	001-39753	2.1	February 22, 2021

3.1	Amended and Restated Certificate of Incorporation	8-K	001-39753	3.1	July 19, 2021

3.2	Amended and Restated Bylaws	8-K	001-39753	3.2	July 19, 2021

4.1	Specimen Common Stock Certificate	S-4/A	333-253976	4.5	June 21, 2021

4.2	Specimen Warrant Certificate	S-1/A	333-250042	4.3	November 25, 2020

4.3	Warrant Agreement, dated July 13, 2021, between Computershare Inc. and the Registrant	8-K	001-39753	4.3	July 19, 2021

5.1**	Opinion of Cooley LLP

10.1	Form of PIPE Subscription Agreements	8-K	001-39753	10.1	February 22, 2021

10.2#	2021 Equity Incentive Plan	8-K	001-39753	10.2	July 19, 2021

10.3#	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2021 Equity Incentive Plan	S-4/A	333-253976	10.11	May 10, 2021

10.4#	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Equity Incentive Plan	S-4/A	333-253976	10.12	May 10, 2021

10.5#	2021 Employee Stock Purchase Plan	8-K	001-39753	10.5	July 19, 2021

10.6#	Enovix Corporation 2006 Equity Incentive Plan	S-4/A	333-253976	10.6	May 10, 2021

10.7#	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2006 Stock Plan	S-4/A	333-253976	10.7	May 10, 2021

10.8#	Enovix Corporation 2016 Equity Incentive Plan	S-4/A	333-253976	10.8	May 10, 2021

10.9#	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2016 Equity Incentive Plan	S-4/A	333-253976	10.9	May 10, 2021

10.10	Amended and Restated Registration Rights Agreement, dated July 14, 2021, by and among the Registrant and certain other stockholders of the Registrant party thereto	8-K	001-39753	10.10	July 19, 2021

10.11	Letter Agreement, dated December 1, 2020, by and among the Registrant and its officers, directors and Initial Stockholders	8-K	001-39753	10.1	December 7, 2020

10.12	Amendment to Letter Agreement, dated July 14, 2021 by and among the Registrant and its officers, directors and Initial Stockholders	8-K	001-39753	10.12	July 19, 2021

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.13	Investment Management Trust Agreement, dated December 1, 2020, by and between Continental Stock Transfer & Trust Company and Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	10.2	December 7, 2020

10.14†	Office Lease by and between M West Propco XX, LLC and Enovix Corporation	S-4/A	333-253976	10.21	May 10, 2021

10.15†	Amendment No. 1 to Office Lease	S-4/A	333-253976	10.22	May 10, 2021

10.16†	Amendment No. 2 to Office Lease	S-4/A	333-253976	10.23	May 10, 2021

10.17	Form of Lock-Up Agreement	8-K	001-39753	10.5	February 22, 2021

10.18	Form of Stockholder Lock-Up Agreement	8-K	001-39753	10.6	February 22, 2021

10.19	Form of Additional Lock-Up Agreement	8-K	001-39753	10.7	February 22, 2021

10.20#	Form of Indemnification Agreement	8-K	001-39753	10.19	July 19, 2021

10.21#	Amended and Restated Employment Agreement, dated May 28, 2021, by and between Enovix Corporation and Harrold Rust	8-K	001-39753	10.20	July 19, 2021

10.22#	Amended and Restated Employment Agreement, dated June 17, 2021, by and between Enovix Corporation and Gardner Cameron Dales	8-K	001-39753	10.21	July 19, 2021

10.23#	Amended and Restated Employment Agreement, dated June 11, 2021, by and between Enovix Corporation and Ashok Lahiri	8-K	001-39753	10.22	July 19, 2021

10.24#	Amended and Restated Employment Agreement, dated May 28, 2021, by and between Enovix Corporation and Steffen Pietzke	8-K	001-39753	10.23	July 19, 2021

10.25#	Amended and Restated Employment Agreement, dated June 11, 2021, by and between Enovix Corporation and Edward Hejlek	8-K	001-39753	10.24	July 19, 2021

10.26	Secured Promissory Note, dated May 24, 2021, by and between Enovix Corporation and Rodgers Massey Revocable Living Trust dtd 4/4/11	S-4/A	333-253976	10.25	June 21, 2021

10.27	Form of Company Support Agreement by and among Rodgers Silicon Valley Acquisition Corp., certain stockholders of Enovix Corporation and Enovix Corporation.	8-K	001-39753	10.2	February 22, 2021

10.28	Form of Parent Support Agreement by and between Enovix Corporation, certain stockholders of Rodgers Silicon Valley Acquisition Corp. and Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	10.3	February 22, 2021

10.29	Private Placement Warrants Subscription Agreement, dated December 1, 2020, by and between Rodgers Silicon Valley Acquisition Corp. and the Sponsor	8-K	001-39753	10.6	December 7, 2020

Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.30	Administrative Support Agreement, dated December 1, 2020	8-K	001-39753	10.4	December 7, 2020

21.1*	List of Subsidiaries

23.1*	Consent of Deloitte and Touche LLP, independent registered public accounting firm

23.2**	Consent of Cooley LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

*	Filed herewith.
**	Previously filed.
+
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation
S-K
Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates a management contract or compensatory plan, contract or arrangement.
†	Portions of this exhibit, as marked by asterisks, have been omitted in accordance with Regulation S-K Item 601.
(b) Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, State of California, on this 14th day of June, 2022.

ENOVIX CORPORATION

By:

/s/ Harrold Rust
Harrold Rust
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harrold Rust Harrold Rust	President and Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2022

/s/ Steffen Pietzke Steffen Pietzke	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 14, 2022

* Thurman J. Rodgers	Chairman of the Board	June 14, 2022

* Betsy Atkins	Director	June 14, 2022

Pegah Ebrahimi	Director	June 14, 2022

* Emmanuel T. Hernandez	Director	June 14, 2022

* John D. McCranie	Director	June 14, 2022

* Gregory Reichow	Director	June 14, 2022

* By:	/s/ Harrold Rust
Harrold Rust
Attorney-in-fact